Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MATTRESS FIRM, INC.,

MATTRESS FIRM HOLDING CORP.,

THE SLEEP TRAIN, INC.,

THE SHAREHOLDERS OF THE SLEEP TRAIN, INC.,

DALE R. CARLSEN, INDIVIDUALLY, SOLELY FOR PURPOSES OF SECTIONS 3.6 AND 6.5,

ROBERT D. KILLGORE, INDIVIDUALLY, SOLELY FOR PURPOSES OF SECTIONS 3.7 AND 6.5

AND

DALE R. CARLSEN, AS SHAREHOLDER REPRESENTATIVE

SEPTEMBER 3, 2014

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Table of Contents

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Table of Contents

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Annexes, Exhibits and Schedules to Purchase and Sale Agreement

Annex 1	Stock Ownership and Allocation Percentage
Annex 2	Key Shareholders
Annex 3	Working Capital Methodology

Exhibit A-1	Restrictive Legend
Exhibit A-2	Restrictive Legend
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Release and Waiver
Exhibit D	Form of Joinder to Registration Rights Agreement
Exhibit E	Form of Landlord Consent
Exhibit F	Form of Carlsen Employment Agreement
Exhibit G	Form of Killgore Employment Agreement

Non-Disclosure Schedules

Schedule 2.4	Vendor Payments
Schedule 2.5	Extra Tax Cost; Extra Tax Benefit
Schedule 2.7(d)	Encumbrances to be Released at Closing
Schedule 2.10	Allocation Principles
Schedule 6.5(a)	Covenant Not to Compete
Schedule 7.3(d)	Required Third Party Consents

Article 3 Disclosure Schedules
Article 4 Disclosure Schedules

Buyer Schedule
Schedule 5.3	Buyer Conflicts

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 3, 2014, is entered into by and among Mattress Firm, Inc., a Delaware corporation (the “Buyer”), Mattress Firm Holding Corp., a Delaware corporation (“MFRM”), The Sleep Train, Inc., a California corporation (the “Company”), the undersigned shareholders of the Company (individually a “Seller” and collectively the “Sellers”), Dale R. Carlsen, individually, solely for the purposes of Sections 3.6 and 6.5, Robert D. Killgore, individually, solely for the purposes of Sections 3.7 and 6.5, and Dale R. Carlsen, solely in his capacity as the representative of the Sellers (the “Shareholder Representative”).

WHEREAS, the Sellers collectively own one hundred percent (100%) of the outstanding shares of capital stock (the “Stock”) of the Company, as set forth on Annex 1 attached hereto;

WHEREAS, the Sellers desire to sell, and the Buyer desires to acquire, the Stock;

WHEREAS, the Company and its Subsidiaries are engaged in the retail sale of mattresses, bedding and related products (the “Business”), selling both through retail locations and over the internet throughout the continental United States; and

WHEREAS, the Business will be transferred to the Buyer pursuant hereto by means of a sale and purchase of the Stock.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      GENERAL.

1.1                               Definitions.  The capitalized terms defined in this ARTICLE 1, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“Action” means any action, appeal, petition, plea, complaint, suit, proceeding, demand, claim, litigation, arbitration, mediation, hearing or known investigation before a Governmental Body.

“Affiliate”, when used with respect to a Person, means any other Person that, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.  The term “control” when used above means the ownership, directly or indirectly, of 50% or more of the voting securities of a Person or possessing the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” shall have the meaning given to such term in the introductory paragraph.

“Allocation Percentage” means, for any Seller, the “Allocation Percentage” set forth opposite such Seller’s name in Annex 1.

“Allocation Statement” shall have the meaning given to such term in Section 2.10.

“Antitrust Division” shall have the meaning given to such term in Section 6.6(b).

“Assets” means all of the assets whether real, personal, tangible or intangible used or held for use in connection with the Business, all of which are owned, leased or licensed by the

Company or one of the Company Subsidiaries.  It is specifically understood that the term “Assets” includes all of the Company’s and its Affiliates’ right, title and interest in and to the assets reflected on the Financial Statements, other than inventory disposed of in the ordinary course of business.

“Base Amount” means $6,357,511.

“Benefit Plans” shall have the meaning given to such term in Section 4.20(a).

“Business” shall have the meaning given to such term in the recitals.

“Business Day” means a day other than a day on which commercial banks in New York, New York are required or authorized to close.

“Business Employees” shall have the meaning given to such term in Section 4.18.

“Buyer” shall have the meaning given to such term in the introductory paragraph.

“Buyer Antitrust Termination Fee” shall have the meaning given to such term in Section 8.3.

“Buyer Damages” shall have the meaning given to such term in Section 10.

“Buyer Funding Termination Fee” shall have the meaning given to such term in Section 8.3(b).

“Buyer Indemnified Persons” shall have the meaning given to such term in Section 10.

“Buyer Liability Limitation” shall have the meaning given to such term in Section 8.3(c).

“Buyer Material Adverse Effect” means any event, change, circumstance or effect that is reasonably expected to have an effect materially adverse to (a) the business of MFRM and its Affiliates, taken as a whole, or the condition (financial or otherwise) or results of operations of MFRM and its Affiliates, taken as a whole, or (ii) (b) the ability of the Buyer or MFRM to consummate the transactions contemplated hereby; provided, however, that any event, change, circumstance or effect that arises out of or relates to any of the following shall not be taken into account in determining whether there has been or may be a Buyer Material Adverse Effect:  (i) a general deterioration in the United States economy or in the regional economies or industries in which MFRM and its Affiliates operate (so long as MFRM and its Affiliates are not disproportionately affected by such conditions as compared with other businesses in the same industry as MFRM and its Affiliates); (ii) the engagement by the United States in hostilities, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (so long as MFRM and its Affiliates are not disproportionately affected by such conditions as compared with other businesses in the same industry as MFRM and its Affiliates); (iii) the announcement or pendency of the transactions contemplated hereby, (iv) any change in any Laws applicable to MFRM or its Affiliates or to the operation of the business of MFRM and its Affiliates, or any change in the interpretation or enforcement of such Laws (so long as MFRM and its Affiliates are not disproportionately affected by such conditions as compared with other businesses in the same industry as the MFRM and its Affiliates); (v) any change in accounting requirements or principles, including changes in GAAP, or the interpretation thereof; or (vi) compliance with the terms of, or the taking of any action required by, this Agreement.

“Buyer Vendor Payments” shall have the meaning given to such term in Section 2.4.

“Carlsen” means Dale R. Carlsen, individually.

“Carlsen Affiliates” means Sellers who are Affiliates of Carlsen and who are designated prior to the Closing Date by Carlsen to become parties to the Registration Rights Agreement.

“Carlsen Designee” shall have the meaning given to such term in Section 6.22.

“Carlsen Employment Agreement” means the Employment Agreement in substantially the form attached hereto as Exhibit F to be entered into at Closing by and between the Buyer and Carlsen.

“Carlsen Indemnification Agreement” shall have the meaning given to such term in Section 2.7(w).

“Carlsen Trust” means Dale R. Carlsen Stock Trust U.D.T. August 5, 1997.

“Cash and Cash Equivalents” means (a) the “cash in bank” of the Company reflected on the bank statements of the Company and online reports published by the financial institutions where such bank deposits are held and (b) “deposits-in-transit”; provided, however, that Cash and Cash Equivalents shall be reduced by the amount of any outstanding checks.  For the avoidance of doubt, cash deposits maintained as collateral for the Company’s workers’ compensation insurance plan or any other obligation are long-term assets and do not constitute Cash and Cash Equivalents of the Company.

“Cash Closing Payment” shall have the meaning given to such term in Section 2.2(a).

“Cash Closing Price” shall have the meaning given to such term in Section 2.2(a).

“Cause” means, in addition to any matter that would constitute cause for termination by the Buyer under the employment agreement between the Buyer and Carlsen or Killgore, as applicable, the failure, after a 30 day opportunity to cure, by Carlsen or Killgore, as applicable, to satisfactorily perform his job duties and responsibilities or otherwise satisfy reasonable, objective expectations that have been communicated to him in writing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” shall have the meaning given to such term in Section 2.6.

“Closing Date” shall have the meaning given to such term in Section 2.6.

“Closing Price” means (A) the Purchase Price less (B) the aggregate Payoff Amounts, less (C) Debt to the extent not included in the Payoff Amounts less (D) the Transaction Bonuses plus the employer portion of any Taxes applicable thereto less (E) the amounts payable in respect of Stock Appreciation Rights plus the employer portion of any Taxes applicable thereto less (F)

the Transaction Expenses plus (G) the Cash and Cash Equivalents of the Company as determined at 11:59 p.m. on the Sunday immediately preceding the Closing Date plus (H) the Hawaiian Lease Deposit Amount plus (I) the amount (not less than zero) by which the Estimated Net Working Capital exceeds the Base Amount less (J) the amount (not less than zero) by which the Base Amount exceeds the Estimated Net Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Closing Date, includes or has included the Company or any predecessor of the Company, or any other group of Persons that, at any time at or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor to the Company.

“Company” shall have the meaning given to such terms in the recitals.

“Company 401(k) Plan” shall have the meaning given to such term in Section 2.7(q).

“Company Facilities” shall have the meaning given to such term in Section 4.10(b).

“Company Facility Leases” shall have the meaning given to such term in Section 4.10(b).

“Company Mattress Vendors” shall have the meaning given to such term in Section 2.4.

“Company Owned Real Property” shall have the meaning given to such term in Section 4.10(a).

“Company Subsidiary” means any of the Company’s Subsidiaries.

“Company Vendor Payments” shall have the meaning given to such term in Section 2.4.

“Condominium Documents” shall have the meaning given to such term in Section 4.10(a).

“Confidential Information” means (i) any proprietary information concerning the Company, the Business or the Assets, (ii) the terms, conditions and Purchase Price set forth in this Agreement and its Schedules, Exhibits, and Annexes, and any ancillary agreements contemplated herein and (iii) any business, financial, operational or other information, data, documents or knowledge exchanged by the parties hereto, or on behalf of such party, whether in writing or orally, in connection with any matter arising under this Agreement other than information that (a) was publicly known on the Closing Date or becomes publicly known other than through the fault or negligence of the utilizing or receiving party, (b) was lawfully obtained by the utilizing or receiving party from a third party, but only to the extent that such source was not known by the utilizing or receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information, (c) was known to the utilizing or receiving party at the time of disclosure of such Confidential Information to the utilizing or receiving party, provided that the utilizing or receiving party was not, at such time, subject to any confidentiality obligation to the disclosing party with respect thereto, (d) was independently developed by the utilizing or receiving party without making use of any Confidential Information or (e) is required, in the reasonable opinion of the utilizing or receiving party, to be disclosed by applicable Law, including securities Laws, or by applicable stock exchange rules.

“Confidential Information Memorandum” means that certain Confidential Information Memorandum prepared by MFRM and the Buyer dated September 1, 2014.

“Confidentiality Agreements” means (i) that certain Confidentiality Agreement, dated as of October 7, 2013, between the Company and the Buyer, and (ii) that certain Non-Disclosure and Confidentiality Agreement, dated as of June 26, 2014, between ESOP Trustee and the Buyer.

“Contracts” means all contracts, arrangements, licenses, Leases, understandings, guarantees, purchase orders, invoices and other agreements, whether written or oral, to which the Company is a party or by which the Company, the Business or any of its Assets is subject or bound.

“Current Assets” means the consolidated current assets of the Company and the Company Subsidiaries as of the relevant date of determination, determined in accordance with GAAP, and, to the extent consistent therewith, past practices of the Company, excluding (i) Cash and Cash Equivalents and (iii) deferred Tax assets.

“Current Liabilities” means the consolidated current liabilities of the Company and the Company Subsidiaries as of the relevant date of determination, determined in accordance with GAAP, and, to the extent consistent therewith, past practices of the Company, and any recorded or unrecorded Company liabilities for any unpaid Transaction Bonuses plus the employer portion of any Taxes applicable thereto, amounts payable in respect of Stock Appreciation Rights plus the employer portion of any Taxes applicable thereto or Transaction Expenses, in each case to the extent not deducted from the Purchase Price to determine the Closing Price.  Notwithstanding the foregoing sentence, “Current Liabilities” shall exclude (x) Section 1374 Taxes and deferred Tax liabilities and (y) Debt (including the current and non-current portions thereof).

“Damages” shall have the meaning given to such term in Section 10.2.

“Debt” means, with respect to any Person, all liabilities:  (i) for money borrowed from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments (including any notes issued in connection with any acquisition undertaken by the Company); (ii) under any capitalized lease; (iii) under any interest rate protection agreements (valued on a market quotation basis); (iv) any indebtedness of the Company owed to any of its shareholders; (v) for any debt-like obligation in respect of the deferred purchase price of property with respect to which such Person is liable as obligor (including contingent purchase price obligations, such as earnouts, resulting from acquisitions) and (vi) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP; provided, however, that the term “Debt” shall exclude (x) any indebtedness relating to the airplane owned by the Company and (y) any Current Liabilities included in the calculation of Net Working Capital.

“Deductible” shall have the meaning given to such term in Section 10.3(a).

“Default Rate” shall have the meaning given to such term in Section 10.7.

“Designee Indemnification Agreement” shall have the meaning given to such term in Section 2.7(x).

“Direct Claim” shall have the meaning given to such term in Section 10.4(b).

“Direct Claim Response Period” shall have the meaning given to such term in Section 10.4(b).

“Director” means any director-level employee of the Company, excluding regional directors, who is employed by the Company as of the Closing Date.

“Disclosure Schedule” or “Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers simultaneously with the execution and delivery of this Agreement.

“Disclosure Schedule Update” shall have the meaning given to such term in Section 6.17.

“Disregarded Entity” shall have the meaning given to such term in Section 4.8(k).

“DOL” means the U.S. Department of Labor.

“ELT Member” means any member of the Company’s Executive Leadership Team who is employed by the Company as of the Closing Date.

“Encumbrance” means any claim, lien, pledge, charge, liability, encumbrance, security interest, easement, servitude, option, right of first refusal, transfer restriction or other interest that materially diminishes the utility of rights in or value of the property encumbered including any restriction on use, voting or exercise of any attribute of ownership.

“End Date” shall have the meaning given to such term in Section 8.1(b).

“Environmental Laws” means all Laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Body relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Body, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Body.  The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder:  the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any person that, together with the Company, as of any date during the six (6)-year period immediately preceding the Closing Date was or is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Account” shall have the meaning given to such term in Section 2.2(c).

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit B to be entered into at Closing by and between the Buyer, the Shareholder Representative and the Escrow Agent, with such additional changes as may be required by the Escrow Agent.

“Escrow Amount” means Fifteen Million Dollars ($15,000,000).

“ESOP” shall have the meaning given to such term in Section 2.7(q).

“ESOP Administrative Committee” shall have the meaning given to such term in Section 6.13(b).

“ESOP Amendment” shall have the meaning given to such term in Section 6.13(b).

“ESOP Termination Date” shall have the meaning given to such term in Section 6.13(b).

“ESOP Trust” shall have the meaning given to such term in Section 4.20(e).

“ESOP Trustee” shall have the meaning given to such term in Section 4.20(e).

“Estimated Net Working Capital” shall have the meaning given to such term in Section 2.3(a).

“Estimated Section 1374 Taxes Statement” shall have the meaning given to such term in Section 6.2(c)(ii)(2).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extra Tax Benefit” shall have the meaning given to such term in Section 2.5(b).

“Extra Tax Cost” shall have the meaning given to such term in Section 2.5(a).

“Extra Tax Cost/Benefit Statement” shall have the meaning given to such term in Section 2.10(a).

“Final Balance Sheet” shall have the meaning given to such term in Section 2.3(b).

“Final Determination Date” shall have the meaning given to such term in Section 10.5.

“Final Net Working Capital” shall have the meaning given to such term in Section 2.3(b).

“Financial Statements” shall have the meaning given to such term in Section 4.7.

“FLSA” shall have the meaning given to such term in Section 4.19(d).

“FTC” shall have the meaning given to such term in Section 6.6(b).

“Funding Deadline” shall have the meaning given to such term in Section 8.1(e).

“Funding Obligations” shall have the meaning given to such term in Section 8.1(e).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Good Reason” means “good reason,” as defined in Carlsen’s or Killgore’s respective employment agreement with the Buyer but only to the extent such “good reason” is due to (i) the Buyer’s reduction of his compensation, (ii) the assignment of duties inappropriate for his position, or (iii)  in the case of Carlsen, his required relocation outside the Sacramento, California area, in each case as defined in greater detail in his employment agreement and in material breach of the applicable employment agreement following the Buyer’s opportunity to cure as specified in such employment agreement.

“Governmental Body” shall have the meaning given to such term in Section 4.15.

“Hawaii Bonuses” means such severance amounts, if any, and stay bonuses payable to certain Business Employees of the Business in Hawaii who were formerly employees of Mattress Team LLC pursuant to the employment agreements dated April 23, 2013 between the Company and such individuals.

“Hawaiian Lease Deposit Amount” means the amount actually paid prior to the Closing Date by the Company to Mattress Team LLC or to the respective landlord in respect of certain lease security deposits transferred to the Company in connection with its acquisition of Mattress Team LLC, but in no event greater than $107,768.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Body under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning given to such term in Section 10.4(a).

“Indemnifying Party” shall have the meaning given to such term in Section 10.4(a).

“Intellectual Property” means any or all of the following, and all Intellectual Property Rights therein, arising therefrom, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, works of authorship, trade secrets, proprietary information, know how, processes and technology; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all domain names and other materials associated with Internet websites and addresses; and (vii) all tangible embodiments of the foregoing, including drawings, schematics, notebooks, instruction manuals and software (including both source code and object code).

“Intellectual Property Rights” means all proprietary or other rights throughout the world and provided under (i) patent law, (ii) trademark law, (iii) copyright law, (iv) semi-conductor chip or mask work law, (v) trade secret law, (vi) database law, (vii) any other statutory provisions, common law principle or principle of law under any jurisdiction in the world that provides protective or other intellectual property rights in Intellectual Property, (viii) domain name law, and (ix) any and all licenses, assignments and other conveyances of rights under any of (i) — (viii).

“IRS” means the United States Internal Revenue Service.

“IRS Approval” shall have the meaning given to such term in Section 6.13(c).

“JWC” shall have the meaning given to such term in Section 6.15.

“Key Shareholders “ means each of the Persons listed on Annex 2.

“Killgore” means Robert D. Killgore, individually.

“Killgore Employment Agreement” means the Employment Agreement in substantially the form attached hereto as Exhibit G to be entered into at Closing by and between the Buyer and Killgore.

“Killgore Trust” means the Killgore Family Trust dtd 10/15/2009.

“Knowledge” means, with respect to any Person, such Person’s actual knowledge; provided that in the case of the Company, “Knowledge” means the actual knowledge of Carlsen, Killgore, Paul Grimm, Bruce Kerr, Peter DiCorti and Tracy Jackson after reasonable inquiry of the Company’s vice presidents.

“Landlord Fees” shall have the meaning given to such term in Section 6.3.

“Laws” shall have the meaning given to such term in Section 4.16.

“Leases” means all leases, subleases, licenses and other use or occupancy agreements with respect to the Business, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which the Company or any Company Subsidiary leases, subleases, licenses, occupies or uses any real or tangible personal property in connection with the operation of its Business, including the Company Facilities.

“Lock-Up Period” shall have the meaning given to such term in Section 6.15.

“Material Contracts” shall have the meaning given to such term in Section 4.14(a).

“MFRM” shall have the meaning given to such term in the introductory paragraph.

“MFRM Affiliate” shall have the meaning given to such term in Section 8.3(c).

“MFRM Financial Statements” shall have the meaning given to such term in Section 5.6.

“MFRM SEC Documents” shall have the meaning given to such term in Section 5.6.

“MFRM Stock” shall have the meaning given to such term in Section 2.2(b).

“MFRM Stock Consideration” shall have the meaning given to such term in Section 2.2(b).

“Minimum Claim Amount” shall have the meaning given to such term in Section 10.3(a).

“Net Working Capital” shall mean, as of any date, Current Assets minus Current Liabilities.

“Non-Obtained Consents” shall have the meaning given to such term in Section 6.3.

“Payoff Amount” or “Payoff Amounts” shall have the meaning given to such term in Section 2.8(a).

“Permits” shall have the meaning given to such term in Section 4.16.

“Permitted Encumbrances” means, collectively, (i) statutory liens for property Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings disclosed on Schedule 4.8(a) and with respect to which adequate reserves have been established on the Financial Statements; and (ii) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable that individually or in the aggregate could not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the Assets affected by such items, or which are being contested in good faith.

“Person” means an individual, firm, corporation, partnership, joint venture, unincorporated association, government agency or political subdivision thereof, or other entity.

“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date.

“Property Tax” shall have the meaning provided in Section 6.2(b)(ii).

“Protest Letter” shall have the meaning given to such term in Section 2.3(b).

“PSP” shall have the meaning given to such term in Section 6.13(d).

“Purchase Price” shall have the meaning given to such term in Section 2.1.

“Purchase Price Review Period” shall have the meaning given to such term in Section 2.3(b).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Registration Rights Agreement” means the Joinder to Registration Rights Agreement in substantially the form attached hereto as Exhibit D to be entered into at Closing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Release and Waiver” shall mean the Release and Waiver in substantially the form attached hereto as Exhibit C.

“Restricted Activity” shall have the meaning given to such term in Section 6.5(a)(i).

“Restricted Territory” shall have the meaning given to such term in Section 6.5(a)(i).

“SEC” means the Securities and Exchange Commission.

“Secondary Escrow Account” shall have the meaning given to such term in Section 2.2(c).

“Secondary Escrow Amount” means Fifteen Million Dollars ($15,000,000).

“Section 338(h)(10) Election” shall have the meaning given to such term in Section 6.2(a)(ii).

“Section 338(h)(10) Election Forms” shall have the meaning given to such term in Section 6.2(a)(ii).

“Section 1374 Taxes” means any Taxes imposed under Section 1374 of the Code (or any analogous provisions of state, local or foreign Tax Law) in connection with the deemed sale of assets caused by or resulting from the Section 338(h)(10) Elections, whether as initially reported or arising on audit or other subsequent adjustment by a Taxing Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” shall have the meanings given to such terms in the introductory paragraph.

“Seller Certificate” shall have the meaning given to such term in Section 3.4.

“Seller Damages” shall have the meaning given to such term in Section 10.2.

“Seller Indemnified Persons” shall have the meaning given to such term in Section 10.2.

“Seller Material Adverse Effect” means any event, change, circumstance or effect that is reasonably expected to have an effect materially adverse to (a) the Business, condition (financial or otherwise), or results of operations of the Business, taken as a whole or (b) the ability of the Company or any Seller to consummate the transactions contemplated hereby; provided, however, that any event, change, circumstance or effect that arises out of or relates to any of the following shall not be taken into account in determining whether there has been or may be a Seller Material Adverse Effect:  (i) a general deterioration in the United States economy or in the regional economies or industries in which the Company operates (so long as the Company is not disproportionately affected by such conditions as compared with other businesses in the same industry as the Company); (ii) the engagement by the United States in hostilities, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (so long as the Company is not disproportionately affected by such conditions as compared with other businesses in the same industry as the Company); (iii) the announcement or pendency of the transactions contemplated hereby, (iv) any change in any Laws applicable to the Company or to the operation of the Business, or any change in the interpretation or enforcement of such Laws (so long as the Company is not disproportionately affected by such conditions as compared with other businesses in the same industry as the Company); (v) any change in accounting requirements or principles, including changes in GAAP, or the interpretation thereof; or (vi) compliance with the terms of, or the taking of any action required by, this Agreement.

“Seller Taxes” means any and all Taxes (a) imposed on the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.2(b)); (b) as a result of having been a member of a Combined Group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Law; (c) resulting from or attributable to (i) a breach of any representation or warranty set forth in Section 4.8 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or (ii) a breach by Sellers of any covenant set forth in Section 6.2; (d) of any other Person for which the Company or any Company Subsidiary is or has been liable as a transferee or successor, by Contract or otherwise; (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement; (f) that are Transfer Taxes for which the Sellers are responsible pursuant to Section 6.2(e); (g) attributable to, or arising or resulting from, the Section 338(h)(10) Elections; or (h) imposed on, or pertaining or attributable to, the Buyer and its Affiliates (including the Company and the Company Subsidiaries) as a result of any of the Section 338(h)(10) Elections being invalid or not applying to the Company, any Company Subsidiary or any of their respective Assets by reason of (A) a breach of any representation or warranty contained in Section 4.8, including Section 4.8(j) or 4.8(k), or (B) any action or inaction on the part of any of the Sellers (or their respective spouses) in connection with the execution and delivery by the Sellers to the Buyer of the Section 338(h)(10) Election Forms or any amendments or supplements thereto, or the preparation thereof; but only to the extent the aggregate amount of the Taxes described in the foregoing clauses (a) through (h) exceeds the Tax Accrual, and provided further that the term “Seller Taxes” shall not include any Section 1374 Taxes or Extra Tax Cost and the Buyer shall be responsible for any Section 1374 Taxes and Extra Tax Cost.

“Sellers/Company Termination Damages” means any loss or damage suffered by any Seller or the Company or any other Person (other than the Buyer or MFRM) in the event of a termination of this Agreement or otherwise in connection with or relating to the failure of the parties to consummate the Closing, including any expenses or other amounts incurred by the Company or the Sellers in connection with the performance of the transactions contemplated hereby or steps taken toward such performance (whether framed in tort, contract or otherwise).

“Share Price” means $53.50 per share of MFRM Stock.

“Statement” shall have the meaning given to such term in Section 6.2(c)(i).

“Stock” shall have the meaning given to such term in the recitals.

“Stock Appreciation Right” means each agreement under which an employee or individual has been granted the right to receive payment, in cash or Stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Stock on the date the right is exercised over a specified base price, or any similar phantom equity right or agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

“Tax” means, however denominated, (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, unclaimed property and escheat obligations, deficiencies and other charges of any kind whatsoever imposed by any Taxing Authority (including, but not limited to, taxes on or with respect to net or gross income, franchise taxes, profits taxes, gross receipts taxes, capital taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, real property transfer taxes, transfer gains taxes, inventory taxes, escheat and unclaimed property obligations, capital stock tax, license fees, payroll taxes, employment taxes, social security taxes, unemployment taxes, severance taxes, occupation taxes, real or personal property taxes, estimated taxes, rent taxes, excise taxes, occupancy taxes, recordation fees, bulk transfer obligations, intangibles taxes, alternative minimum taxes, doing business taxes, withholding taxes and stamp taxes), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, whether disputed or not; or (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Accrual” means the aggregate amount of the accruals for Taxes taken into account in the computation of the Final Net Working Capital that has become final and binding pursuant to Section 2.3.

“Tax Proceeding” shall have the meaning provided in Section 6.2(d)(ii).

“Tax Return” means any report, return, document, declaration, statement, notice or other documents (including any amendments, elections, disclosures, schedules, estimates and information returns) required to be filed with, or required to be maintained by, any Taxing Authority, including, where permitted or required, combined or consolidated returns for any Combined Group, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, statement, notice or other document.

“Taxing Authority” means, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any), including the IRS, charged with the collection of such Tax for such entity or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Claim” shall have the meaning given to such term in Section 10.4(a).

“Transaction Bonuses” means any bonuses paid or payable by the Company to any Business Employee as a result of the transactions contemplated by this Agreement, or any severance amounts paid or payable by the Company to any Business Employee in connection with any termination of the employment of such Business Employee (excluding the Hawaii

Bonuses, for which the Sellers will not be responsible), in each case pursuant to a contractual obligation or written policy of the Company in effect as of the Closing or at the Company’s election made on or before the Closing, but excluding any bonuses, deferred compensation or other payments (including retention bonuses and other similar bonuses or payments) or severance payments paid or payable by the Buyer or the Company after the Closing which were not an obligation of the Company immediately prior to the Closing or as a result of the Company’s election made on or before the Closing.

“Transaction Expenses” means all outstanding fees and expenses (including all legal, accounting, broker, finder and investment banker fees) of the Sellers and the Company incurred by any of them in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, including any obligation or liability, contingent or otherwise, incurred by the Sellers or the Company for brokers’ or finders’ fees, and which have not been paid on or prior to the Closing Date.

“Transfer Taxes” shall have the meaning given to such term in Section 6.2(e).

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time.  Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of any succeeding, similar, substitute, proposed or final Treasury Regulation..

“Updated Disclosure of a Preexisting Matter” shall have the meaning given to such term in Section 6.17.

“WARN” shall have the meaning given to such term in Section 6.19(b).

“Working Capital Deficit” shall have the meaning given to such term in Section 2.3(d).

“Working Capital Methodology” means the methodology and principles set forth in Annex 3 in accordance with which Current Assets, Current Liabilities, Net Working Capital and the Base Amount shall be calculated.

1.2                               Construction.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  If a word or phrase is defined, its other grammatical forms shall have a corresponding meaning.  A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.  A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.  Unless the context otherwise requires, a reference to the Company shall be interpreted as a reference to the Company or any Company Subsidiary.  A reference to a statute, regulation or other law includes any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.  The word “including,” “include,” “includes” and all variations thereof, shall mean “including, without limitation”.  The Schedules, Exhibits and Annexes attached to this Agreement are incorporated herein by reference and made a part of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “or” will have the inclusive meaning represented by the phrase “and/or”.  “Shall” and “will” have equal force and effect.  Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.  References to “$” or to “dollars” shall mean the lawful currency of the United States of America.  No action shall be required of the parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.  All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

1.3                               Headings.  The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.                                      PURCHASE AND SALE; CLOSING.

2.1                               Agreement to Purchase.  In reliance upon the representations, warranties and covenants of the Buyer contained herein, and on the terms and subject to the conditions herein set forth, each Seller agrees to sell and deliver, or cause to be sold and delivered, the Stock owned by such Seller, as set forth in Annex 1, to the Buyer, free and clear of all Encumbrances other than restrictions on transfer under applicable state or federal securities Laws.  In reliance upon the representations, warranties and covenants of the Sellers contained herein, and on the terms and subject to the conditions herein set forth, the Buyer agrees to purchase, or cause to be purchased, such Stock for an aggregate purchase price equal to Four Hundred Twenty Five Million Dollars ($425,000,000) (the “Purchase Price”), subject to certain adjustments as set forth herein, and payable in cash and MFRM Stock as set forth herein.

2.2                               Payment of Purchase Price.

(a)                                 Cash Closing Payment.  At Closing, the Buyer shall pay in accordance with this Section 2.2 an aggregate amount in cash equal to the product of (i) 90%, multiplied by (ii) the Closing Price (such product, the “Cash Closing Price”).  The Buyer shall pay the Escrow Amount and the Secondary Escrow Amount to the Escrow Agent, and the Buyer shall reduce the Cash Closing Price payable to the Sellers by the Escrow Amount and the Secondary Escrow Amount (the Cash Closing Price as reduced by the Escrow Amount and the Secondary Escrow Amount, the “Cash Closing Payment”).  The Buyer shall pay to each Seller an amount equal to the product of (x) such Seller’s Allocation Percentage multiplied by (y) the Cash Closing Payment, such payment to be made by wire transfer of immediately available funds to such Seller’s account specified in writing by the Shareholder Representative not later than three (3) Business Days prior to Closing.  Each Seller hereby agrees that the Buyer shall have no responsibility to see to the payment of such amounts to the appropriate Seller, its sole responsibility being to make payments to such accounts as are specified in writing by the Shareholder Representative.

(b)                                 MFRM Stock.  At Closing, the Buyer shall deliver to the Sellers, in the aggregate, a number of shares of common stock of MFRM (the “MFRM Stock”) equal to the quotient of (i) 10% of the Closing Price, divided by (ii) the Share Price (the “MFRM Stock Consideration”).  Each Seller will be issued a number of shares of MFRM Stock equal to the product of (x) such Seller’s Allocation Percentage multiplied by (y) the MFRM Stock Consideration.  Each share of MFRM Stock issued to the Sellers will reflect the restrictive legends set forth in Exhibit A-1 if and only if the MFRM Stock is issued pursuant to the section 4(2) exemption from registration under the Securities Act.  Each share of MFRM Stock that is issued to Killgore Trust or Carlsen Trust will reflect the restrictive legends set forth in Exhibit A-1, if applicable, and the restrictive legends set forth in Exhibit A-2.  Fractional shares will not be issued and in lieu thereof the Buyer will pay in cash to each Seller in respect of any such fractional share the value thereof, based on the Share Price.  The shares of MFRM Stock issued to any Seller will not bear the restrictive legends set forth in Exhibit A-1 if the MFRM Stock is issued pursuant to the exemption from registration under section 3(a)(10) of the Securities Act.

(c)                                  Escrow Amount and Secondary Escrow Amount.  At Closing, the Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, such Escrow Amount to be held by the Escrow Agent in a segregated account in accordance with the Escrow Agreement (the “Escrow Account”). At Closing, the Buyer shall deposit the Secondary Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, such Secondary Escrow Amount to be held by the Escrow Agent in a segregated account separate and apart from the Escrow Account for the sole and exclusive benefit of and access and recourse by the Shareholder Representative, acting on behalf of the Sellers, in accordance with the Escrow Agreement (the “Secondary Escrow Account”).

2.3                               Purchase Price Adjustment.

(a)                                 Estimated Net Working Capital.  At least five (5) Business Days prior to Closing, the Shareholder Representative shall deliver to the Buyer its good faith estimate of the Net Working Capital as of the Company’s most recent fiscal period end for which the books are closed (such books shall be closed not later than fifteen (15) days after the end of the applicable period) (the “Estimated Net Working Capital”). The Buyer shall be given access to the books and records and other information of the Company and the opportunity to consult with the Shareholder Representative for purposes of confirming or disputing the Estimated Net Working Capital; provided, however, that if the Shareholder Representative and the Buyer cannot agree on the Estimated Net Working Capital, the Estimated Net Working Capital shall be deemed to be equal to the arithmetic mean of the Shareholder Representative’s and the Buyer’s respective good faith determinations thereof.  For the avoidance of doubt, no adjustments to the Closing Price, including any calculations of Estimated Net Working Capital or Final Net Working Capital, will double count any amounts used in determining the Closing Price or any adjustments thereto.

(b)                                 Final Net Working Capital.  Within ninety (90) days after the Closing Date, the Buyer shall submit to the Shareholder Representative its written calculations,

prepared in accordance with GAAP and the Working Capital Methodology (with the addition of new line items thereto as may be required by changes in Current Assets or Current Liabilities) of the Net Working Capital as of the Sunday immediately preceding the Closing Date (the “Final Net Working Capital”), accompanied by the Buyer’s work papers supporting such calculations and Company’s balance sheet as of 11:59 p.m. on the Sunday immediately preceding the Closing Date (the “Final Balance Sheet”).  The Shareholder Representative and his representatives shall be provided access, during normal business hours following reasonable advance notice and in a manner that does not unreasonably interfere with the operations of the Buyer or the Company, to all materials, records (including work papers, schedules, memoranda and other documents) and personnel of the Buyer or the Company reasonably necessary for the Shareholder Representative to verify the amount of the Final Net Working Capital.  The Final Net Working Capital and the Final Balance Sheet submitted by the Buyer to the Shareholder Representative shall become final and binding upon the Buyer and the Sellers thirty (30) days after delivery thereof to the Shareholder Representative (the “Purchase Price Review Period”), unless the Shareholder Representative, within the Purchase Price Review Period, provides written notice to the Buyer disputing the amount of the Final Net Working Capital or the Final Balance Sheet, specifying in reasonable detail the amount, nature and basis of all disputed items (the “Protest Letter”), in which case the Final Net Working Capital and the Final Balance Sheet of the Company shall not be binding upon the parties and such dispute shall be resolved pursuant to Section 2.3(c).

(c)                                  Dispute.  If the Shareholder Representative delivers to the Buyer a Protest Letter in accordance with Section 2.3(b), the Buyer and the Shareholder Representative shall attempt to resolve the matter(s) in dispute in good faith.  If any such dispute cannot be resolved by the Buyer and the Shareholder Representative within thirty (30) days after the delivery of the Protest Letter, then the specific matter(s) in dispute shall be submitted to an independent accounting firm as may be mutually agreed upon by the parties, which firm shall render its opinion as to such matter(s).  Based on such opinion, such independent accounting firm will then send to the Buyer and the Shareholder Representative its determination on the specific matter(s) in dispute, which determination shall be final and binding on the Buyer and the Sellers.  If, after taking into account the independent accounting firm’s determination, the Final Net Working Capital is less than the sum of (i) the Final Net Working Capital proposed by the Buyer plus (ii) 10% of the absolute value of the Final Net Working Capital proposed by the Buyer, then the fees and other costs charged by such independent accounting firm shall be borne by the Sellers.  If, after taking into account the independent accounting firm’s determination, the Final Net Working Capital is greater than or equal to the sum of (i) the Final Net Working Capital proposed by the Buyer plus (ii) 10% of the absolute value of the Final Net Working Capital proposed by the Buyer, then the fees and other costs charged by such independent accounting firm shall be borne by the Buyer.

(d)                                 Final Adjustment.  Not later than five (5) Business Days after the final determination of the Final Net Working Capital in accordance with this Section 2.3, (i) if the amount of the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay to each Seller, by wire transfer of immediately available funds, an amount equal to the product of (A) such Seller’s Allocation Percentage multiplied by (B) the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital, and (ii) if the amount of the Final Net Working Capital is less than the Estimated Net Working Capital, the Sellers shall pay to the Buyer by wire transfer of immediately available funds an amount equal to the excess of the Estimated

Net Working Capital over the Final Net Working Capital (“Working Capital Deficit”).  In the event a Party that is obligated to make a payment or cause a payment to be made pursuant to this Section 2.3(d) fails to make or cause to be made such payment in full on or before the date due, the unpaid amount shall bear interest at the Default Rate from (and including) the date due to (but excluding) the date on which such unpaid amount is paid.

(e)                                  Closing Price Adjustment.  Within ninety (90) days after the Closing Date, if the Buyer or the Shareholder Representative determines that the amount of any item used to determine the Closing Price (other than the amounts used with respect to items (A), (I), and (J) within the definition of Closing Price) was inaccurate and the actual Closing Price differs from the Closing Price on which the payments at the Closing were based, then the Buyer or the Shareholder Representative shall submit to the Shareholder Representative or the Buyer, as applicable, its determination of the correct amount of any such item, accompanied by such party’s work papers supporting such determination.  The procedures for the Shareholder Representative or the Buyer to protest any such determination, for the parties to resolve any disputes related thereto, and for final adjustment of the Closing Price shall be the same as the procedures set forth in subsections (b) - (d) above with respect to Final Net Working Capital as modified as appropriate to reflect the party making the initial determination that the Closing Price is inaccurate.

2.4                               Vendor Payments.  Schedule 2.4 sets forth all Contracts between the Company or any Company Subsidiary and vendors of mattresses or bedding products (the “Company Mattress Vendors”) or any third party consumer finance provider, including amounts payable under such Contracts to any such Company Mattress Vendor or third party consumer finance provider (i) for forfeiture or refund of new store funds, (ii) relating to the financing pursuant to that certain Amended and Restated Retailer Program Agreement, dated as of December 22, 2010, by and between GE Capital Retail Bank, formerly known as GE Money Bank, the Company, and Sleep Country USA, LLC, as amended by that certain First Amendment to Retailer Program Agreement, dated as of September 1, 2013, as a result of (A) the transactions contemplated under this Agreement or (B) the termination of the applicable Contracts with any Company Mattress Vendor or (iii) relating to any termination of Contracts between the Company or any Company Subsidiary and any Company Mattress Vendor.  The Buyer shall be liable for and pay if and when due all amounts referred to in clauses (i) and (ii) of this Section 2.4 (the “Buyer Vendor Payments”), and the Sellers shall be liable for and pay if and when due any amounts referred to in clause (iii) of this Section 2.4 (the “Company Vendor Payments”).

2.5                               Extra Tax Cost; Extra Tax Benefit.

(a)                                 For purposes of this Agreement, “Extra Tax Cost” means the net incremental increase in the income Tax liabilities imposed on the Sellers other than the ESOP, if any, (i) as a result of (A) the Company being required to pay the Section 1374 Taxes, including the Section 1374 Taxes being included in the Aggregate Deemed Sales Price (as such term is defined under applicable Treasury Regulations under Section 338 of the Code) as an assumed liability, and (B) the Section 1374 Taxes being treated as a loss and/or deduction sustained by the Company or any Company Subsidiary under Section 1366(f)(2) and/or other applicable Tax Law in any income Tax Returns of the Company or any Company Subsidiary for the period ending on and including the Closing Date, and (ii) taking into account the Tax effect on such liabilities of the receipt of the payment of the Extra Tax Cost.  In computing any Extra Tax Cost, such computations shall be made (w) using the highest applicable marginal income Tax rate or rates applicable to a resident of Rocklin, California, with respect to each category of gain, income,  loss or deduction taken into account under clauses (i) and (ii)  of this Section 2.5(a) (for example, capital gain, ordinary income, capital loss, ordinary loss or ordinary deduction), (x) assuming any such loss and/or deduction taken into account is deductible in full in the tax period or periods of each of the Sellers that includes the Closing Date, (y) on a stand-alone basis that ignores any items not attributable to the items described in clauses (i) and (ii) of this Section 2.5(a) and (z) otherwise in a manner consistent with the principles reflected in the illustrative calculation set forth in Schedule 2.5.  The amount of any Extra Tax Cost shall in no event be less than zero.  For the avoidance of doubt, (I) the ESOP shall not be considered a Seller for purposes of the determination of the Extra Tax Cost and the calculation of the Extra Tax Cost shall not reflect or otherwise take into account any amount attributable to the ESOP, and (II) any loss and/or deduction attributable to the Section 1374 Taxes under Section 1366(f)(2) and/or other applicable Tax Law shall be claimed in the applicable income Tax Returns of the Company and the Company Subsidiaries for the period ending on and including the Closing Date.

(b)                                 For purposes of this Agreement, “Extra Tax Benefit” means the net incremental reduction in the income Tax liabilities imposed on the Sellers other than the ESOP, if any, (i) as a result of (A) the Company being required to pay the Section 1374 Taxes, including the Section 1374 Taxes being included in the Aggregate Deemed Sales Price (as such term is defined under applicable Treasury Regulations under Section 338 of the Code) as an assumed liability, and (B) the Section 1374 Taxes being treated as a loss and/or deduction sustained by the Company or any Company Subsidiary under Section 1366(f)(2) and/or other applicable Tax Law in any income Tax Returns of the Company or any Company Subsidiary for the period ending on and including the Closing Date, and (ii) taking into account the Tax effect on such liabilities of the payment of the Extra Tax Benefit.  In computing any Extra Tax Benefit, such computations shall be made (w) using the highest applicable marginal income Tax rate or rates applicable to a resident of Rocklin, California, with respect to each category of gain, income,  loss or deduction taken into account under clauses (i) and (ii) of this Section 2.5(b) (for example, capital gain, ordinary income, capital loss, ordinary loss or ordinary deduction), (x) assuming any such loss and/or deduction taken into account is deductible in full in the tax period or periods of each of the Sellers that includes the Closing Date, (y) on a stand-alone basis that ignores any items not attributable to the items described in clauses (i) and (ii) of this Section 2.5(b) and (z) otherwise in a manner consistent with the principles reflected in the illustrative calculation set forth in Schedule 2.5.  The amount of any Extra Tax Benefit shall in no event be less than zero.  For the avoidance of doubt, (I) the ESOP shall not be considered a Seller for purposes of the determination of the Extra Tax Benefit and the calculation of the Extra Tax Benefit shall not reflect or otherwise take into account any amount attributable to the ESOP, and (II) any loss and/or deduction attributable to the Section 1374 Taxes under Section 1366(f)(2) and/or other applicable Tax Law shall be claimed in the applicable income Tax Returns of the Company and the Company Subsidiaries for the period ending on and including the Closing Date.

(c)                                  On or before the later of March 15, 2015 and five (5) Business Days after the final determination of the Extra Tax Cost or Extra Tax Benefit (as the case may be), as reflected on the Extra Tax Cost/Benefit Statement that has become final and binding under Section 2.10, (i) if such Extra Tax Cost/Benefit Statement reflects an Extra Tax Cost, then the Buyer shall pay to each Seller (other than the ESOP), by wire transfer of immediately available funds, an amount equal to the product of (A) such Seller’s Allocation Percentage (for the purposes of this Section 2.5, the Allocation Percentage of the ESOP is deemed to equal 0%) multiplied by (B) the amount of such Extra Tax Cost, and (ii) if such Extra Tax Cost/Benefit Statement reflects an Extra Tax Benefit, then the Sellers shall have no obligation to pay any portion of such Extra Tax Benefit to the Buyer.

(d)                                 In the event that any Section 338(h)(10) Election is disallowed as a result of a “determination” (as defined in Section 1313(a) of the Code), each of the Sellers shall repay to the Buyer any Extra Tax Cost received by such Seller relating to the applicable jurisdiction(s), but only to the extent, if any, that such Extra Tax Cost, as recalculated after taking into account such disallowance, is reduced to an amount below the amount paid by the Buyer to such Seller under this Section 2.5.

(e)                                  If:

(i) as a result of an audit, examination, or administrative, judicial or other proceeding the amount of the Section 1374 Taxes are adjusted pursuant to a “determination” (as defined in Section 1313(a) of the Code and including any comparable determination under applicable state or local Tax law), or due to a proposed adjustment otherwise becoming final, and such adjustment results in an increase or decrease in the Extra Tax Cost and/or the Extra Tax Benefit, as the case may be, theretofore determined or redetermined under this Agreement, including under this Section 2.5 and Section 2.10, or

(ii) as a result in a change in applicable Tax law (including the enactment of an amendment to the Code that eliminates the Section 1374 Taxes by decreasing the “recognition period” (as defined in Section 1374 of the Code) to a 5-year period) or otherwise the Buyer determines that any previously filed Tax Return of the Company or any Company Subsidiary covering a taxable period for which a determination of Section 1374 Taxes is applicable should be amended to reflect one or more changes affecting or otherwise relating to the determination of the Section 1374 Taxes, and the filing of such amended Tax Return results in an increase or decrease in the Extra Tax Cost and/or the Extra Tax Benefit, as the case may be, theretofore determined or redetermined under this Agreement, including under this Section 2.5 and Section 2.10, then within thirty (30) days after such “determination” (as defined in Section 1313(a) of the Code and including any comparable determination under applicable state or local Tax law) becomes final or such proposed adjustment otherwise becoming final, or such amended Tax Return is filed, as the case may be, the Seller Representative and the Buyer shall recalculate the amount of such Extra Tax Cost or the Extra Tax Benefit, as the case may be, and compute the appropriate adjustments, if any, to any payment or payments with respect to the Extra Tax Cost theretofore made between the Buyer and each of the Sellers to reflect such recalculation.  If within such thirty (30) day time period, the Buyer and the Seller Representative are unable to resolve any differences with respect to such recalculation or computation, or if at any time the Buyer and the Seller Representative are unable to agree on whether any change reflected in such an amended Tax Return is appropriate under applicable Tax law (such appropriateness to be determined by applying the standard of whether such change is more likely than not to be sustained if challenged by the applicable Taxing Authority), then such unresolved differences or disagreements will be submitted to an independent accounting firm mutually agreed upon by the parties for resolution.  Promptly, but not later than fifteen (15) days after such matters are submitted to the independent accounting firm for resolution, such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding on the parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by the Buyer and one-half by the Sellers.  Within five (5) Business Days after any such recalculation and computation becomes final and binding under this Section 2.5(e), any payment or payments with respect to the Extra Tax Cost theretofore made between the Buyer and each of the Sellers shall be appropriately adjusted by means of a payment from the Buyer to such Seller or such Seller to the Buyer, as the case may be, in accordance with such recalculation and computation. The Buyer shall control, at its expense and in its sole discretion, (i) the defense, prosecution, conduct and handling of any matter relating to any such audit, examination, or administrative, judicial or other proceeding, including any settlement or compromise thereof and the retention of counsel and experts with respect thereto, to the extent such matter relates to the Section 1374 Taxes or the determination of the amount thereof, and (ii) the preparation and filing of any such amended Tax Return.

(f)                                   Notwithstanding anything contained in this Agreement to the contrary, in the event of the breach of a Seller’s covenant to make any payment required to be made to the Buyer under this Section 2.5, only the Seller breaching such covenant shall be liable to the Buyer Indemnified Persons for Buyer Damages resulting from such breach.

2.6                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through an exchange of consideration and documents using overnight courier service or electronic transmission, or in such other manner as agreed to in writing by the Buyer and the Shareholder Representative, on the first Business Day following the Sunday immediately following the date on which all conditions to closing in ARTICLE 7 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.  For financial reporting purposes, the Closing shall be deemed to have occurred at 11:59 p.m., California time, on the Sunday immediately preceding the Closing Date.

2.7                               Deliveries and Actions by the Sellers.  At the Closing, the Company or the Sellers shall deliver, or cause to be delivered, to the Buyer:

(a)                                 a payoff letter from each lender or other creditor holding Debt of the Company indicating the amount of Debt to be discharged at the Closing;

(b)                                 a certificate or certificates representing the Stock owned by each Seller together with stock powers or other documents of transfer sufficient to validly convey such Seller’s ownership interest in such Stock to the Buyer, free and clear of all Encumbrances other than restrictions on transfer under any applicable state or federal securities Law;

(c)                                  the minute books and stock transfer records of the Company;

(d)                                 evidence, in form reasonably satisfactory to the Buyer, of the release of all Encumbrances, including those listed on Schedule 2.7(d), other than Permitted Encumbrances;

(e)                                  a secretary’s certificate from the Company, which certifies as true, accurate, and complete, as of the Closing Date, (i) the Company’s articles of incorporation, as amended, and (ii) the Company’s bylaws, as amended and (iii) a copy of the resolutions of the Company’s board of directors authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described herein, and the consummation by the Company of the transactions contemplated hereby and thereby, and (iv) the incumbency of the officer or officers authorized to execute on behalf of the Company this Agreement and any ancillary agreements;

(f)                                   a secretary’s certificate from each Company Subsidiary, which certifies as true, accurate, and complete, as of the Closing Date, (i) such Company Subsidiary’s certificate of formation or other organizational documents, and (ii) such Company Subsidiary’s limited liability company agreement or other governing documents;

(g)                                  certificates issued by the Secretary of State of the State of California or Delaware, as applicable, evidencing the existence and good standing of the Company and each Company Subsidiary, each as of a recent date;

(h)                                 certificates of good standing issued with respect to the Company and each Company Subsidiary by the Secretary of State or other appropriate Governmental Body for each jurisdiction in which the Company or such Company Subsidiary is qualified to do business;

(i)                                     a certificate from each Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date and in form and substance satisfactory to the Buyer;

(j)                                    a certificate, dated as of the Closing Date and duly executed by or on behalf of the Company and each Seller, certifying the matters set forth in Section 7.3;

(k)                                 a certificate, dated as of the Closing Date and duly executed by the Shareholder Representative that no Seller has advised the Shareholder Representative that such Seller’s Seller Certificate is not true, correct and complete in all respects;

(l)                                     a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Company, setting forth (a) the aggregate amount of the Transaction Bonuses and (b) the amounts payable in respect of Stock Appreciation Rights;

(m)                             evidence, in form reasonably satisfactory to the Buyer, of the consents specified in Schedule 7.3(d);

(n)                                 resignations of all officers, directors or limited liability company managers of the Company and the Company Subsidiaries effective as of the Closing Date, in form satisfactory to the Buyer;

(o)                                 a Release and Waiver executed by each Seller in favor of the Company;

(p)                                 a counterpart of the Escrow Agreement, duly executed by the Shareholder Representative and the Escrow Agent;

(q)                                 evidence, in form satisfactory to the Buyer, of the freeze and terminations of the Sleep Train Employee Stock Ownership Plan (the “ESOP”) and The Sleep Train, Inc. 401(k)/Profit Sharing Plan (the “Company 401(k) Plan”);

(r)                                    evidence, in form satisfactory to the Buyer, of the termination of any Contract, whether written or oral, existing between the Company or any Company Subsidiary and any of its or their Affiliates or any Seller, including any voting trust, voting agreement, shareholder agreement or buy-sell agreement or similar agreement;

(s)                                   any documentation or consents necessary to change the authorized signatories with respect to any bank accounts of the Company;

(t)                                    any documentation or consents necessary to terminate the powers of attorney listed on Schedule 4.26;

(u)                                 the Section 338(h)(10) Election Forms duly executed by or on behalf of each Seller (and his or her spouse, if any);

(v)                                 a counterpart of the Registration Rights Agreement, duly executed by Carlsen Trust, Killgore Trust and any Carlsen Affiliates;

(w)                               a counterpart of the indemnification agreement, in the form attached as an exhibit to MFRM’s SEC filings or in such other form as may be agreed to by Carlsen and MFRM, between Carlsen and MFRM (the “Carlsen Indemnification Agreement”), duly executed by Carlsen;

(x)                                 a counterpart of the indemnification agreement, in the form attached as an exhibit to MFRM’s SEC filings or in such other form as may be agreed to by the Carlsen Designee and MFRM, between the Carlsen Designee and MFRM (the “Designee Indemnification Agreement”), duly executed by the Carlsen Designee;

(y)                                 a counterpart of the Carlsen Employment Agreement, duly executed by Carlsen;

(z)                                  a counterpart of the Killgore Employment Agreement, duly executed by Killgore; and

(aa)                          evidence reasonably satisfactory to the Buyer of payment of the Hawaiian Lease Deposit Amount.

2.8                               Deliveries and Actions by the Buyer and MFRM.  At the Closing, the Buyer or MFRM shall deliver, or cause to be delivered:

(a)                                 to each lender or other creditor of the Company, the amount of Debt specified in the applicable payoff letter (each, a “Payoff Amount” and collectively, the “Payoff Amounts”);

(b)                                 to each Seller, the applicable Cash Closing Payment;

(c)                                  to each Seller, such instruments of transfer as the Buyer may deem reasonably necessary or desirable to reflect the issuance of the MFRM Stock to the Sellers;

(d)                                 to the Shareholder Representative, a counterpart of the Escrow Agreement, duly executed by the Buyer;

(e)                                  to the Sellers, a secretary’s certificate from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date:  (i) the Buyer’s certificate of incorporation, as amended; (ii) the Buyer’s bylaws, as amended; (iii) a copy of the resolutions of the Buyer’s board of directors authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby; and (iv) the incumbency of the officer or officers authorized to execute on behalf of the Buyer this Agreement and any ancillary agreements;

(f)                                   to the Sellers, a secretary’s certificate from MFRM, which certifies as true, accurate, and complete, as of the Closing Date:  (i) MFRM’s certificate of incorporation, as amended; (ii) MFRM’s bylaws, as amended; (iii) a copy of the resolutions of MFRM’s board of directors authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described herein, the consummation by MFRM of the transactions contemplated hereby and thereby, and the appointment to MFRM’s board of directors of Carlsen as a Class III director, with an initial term expiring at the 2017 annual meeting of stockholders of MFRM, and the Carlsen Designee, as a Class II director, with an initial term expiring at the 2016 annual meeting of stockholders of MFRM, and the election of Carlsen as Vice Chairman of MFRM, in each case conditioned solely upon and effective immediately following the Closing; and (v) the incumbency of the officer or officers authorized to execute on behalf of MFRM this Agreement and any ancillary agreements;

(g)                                  to the Sellers, certificates issued by the Secretary of State of the State of Delaware evidencing the existence and good standing of the Buyer and MFRM, as of a recent date;

(h)                                 to the Sellers, a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying the matters set forth in Section 7.2;

(i)                                     to Carlsen Trust, Killgore Trust and any Carlsen Affiliates, a counterpart of the Registration Rights Agreement duly executed by MFRM;

(j)                                    to Carlsen, a counterpart of the Carlsen Indemnification Agreement duly executed by MFRM;

(k)                                 to the Carlsen Designee, a counterpart of the Designee Indemnification Agreement duly executed by MFRM;

(l)                                     to Carlsen, a counterpart of the Carlsen Employment Agreement duly executed by the Company; and

(m)                             to Killgore, a counterpart of the Killgore Employment Agreement duly executed by the Company.

2.9                               Further Assurances.  At the Closing and at any time or from time to time thereafter, each of the Sellers shall at the request of the Buyer also take such reasonable action necessary to put the Buyer in actual possession and operating control of the Company, and shall execute, acknowledge and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as the Buyer may reasonably request to more effectively convey, sell, transfer and assign to the Buyer, or put the Buyer in operating control of, the Business, including the assignment or transfer of the Contracts or obtaining consents related thereto, and to assist the Buyer in exercising rights with respect thereto.

2.10                        Purchase Price Allocation.

(a)                                 Not later than thirty (30) days following the date on which the Final Net Working Capital is finally determined, the Buyer shall prepare and provide to the Shareholder Representative a statement allocating the Aggregate Deemed Sales Price and Adjusted Grossed-up Basis (as each such term is defined under applicable Treasury Regulations under Section 338 of the Code) among the Assets, which allocation shall be consistent with Section 338 and the Treasury Regulations thereunder and the principles set forth in Schedule 2.10 (the “Allocation Statement”), and (ii) a statement (the “Extra Tax Cost/Benefit Statement”) setting forth the determination of the Extra Tax Cost or the Extra Tax Benefit, as the case may be.

(b)                                 Within twenty (20) days after receipt of such Allocation Statement and Extra Tax Cost/Benefit Statement, the Shareholder Representative will propose to the Buyer in writing any reasonable changes to such Allocation Statement and Extra Tax Cost/Benefit Statement together with reasonable documentation supporting such changes (and in the event that no such changes are proposed in writing to the Buyer within such time period, the Shareholder Representative and the Sellers will be deemed to have agreed to, and accepted, the Allocation Statement and the Extra Tax Cost/Benefit Statement).  The Buyer and the Shareholder Representative will attempt in good faith to resolve any differences with respect to the Allocation Statement and the Extra Tax Cost/Benefit Statement, in accordance with the requirements of Section 338 of the Code and the Treasury Regulations thereunder, the principles set forth in Schedule 2.10 and the provisions of Section 2.5, within fifteen (15) days after the Buyer’s receipt of a timely written notice of objection from the Shareholder Representative.

(c)                                  If the Buyer and the Shareholder Representative are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to an independent accounting firm mutually agreed upon by the parties for resolution.  Promptly, but not later than fifteen (15) days after such matters are submitted to the independent accounting firm for resolution, such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting Allocation Statement and Extra Tax Cost/Benefit Statement, which report and resulting Allocation Statement and Extra Tax Cost/Benefit Statement shall be conclusive and binding on the parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by the Buyer and one-half by the Sellers.

(d)                                 The Buyer, the Company, the Sellers, the Shareholder Representative, and their respective Affiliates shall report, act and file all Tax Returns in all respects and for all purposes consistent with such Allocation Statement and Extra Tax Cost/Benefit Statement as so finalized (including IRS Form 8883, Asset Allocation Statement Under Section 338).  Further, neither the Buyer, the Company, the Shareholder Representative nor the Sellers shall take any position that is inconsistent with such final Allocation Statement unless required to do so by applicable Law.

(e)                                  In the event that any adjustment is required to be made to the Allocation Statement as a result of the payment of any additional purchase price for the Stock or otherwise, the Buyer shall prepare, and shall provide to the Shareholder Representative, a revised Allocation Statement reflecting such adjustment.  Such revised Allocation Statement shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Statement.  Each of the Buyer, the Shareholder Representative and the Sellers shall file or cause to be filed a revised IRS Form 8883 reflecting such adjustment as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised Allocation Statements) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Statement.

2.11                        Withholding.  The Buyer may deduct and withhold from any consideration deliverable pursuant to this Agreement to any Seller such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of any Tax-related Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and the Buyer shall remit any such amounts to the applicable Taxing Authority in a timely manner in accordance with applicable Law.

3.                                      REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS.  Each of the Sellers, as to himself, herself or itself only, severally and not jointly, represents and warrants to MFRM and the Buyer that, except as set forth on the Disclosure Schedule that corresponds to the representation or warranty in question, the following representations and warranties set forth in this ARTICLE 3 are true and correct as of the date hereof:

3.1                               Authority; Capacity.  Such Seller has the requisite competence, capacity, power and authority and in the case of the ESOP has obtained all necessary Company, ESOP Trustee and participant approvals, to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement and to consummate the transactions contemplated herein.  Such Seller has duly executed and delivered this Agreement and in the case of a Seller which is not an individual, the execution, delivery and performance of this Agreement by such Seller has been duly authorized or approved by all necessary Persons.  This Agreement and all ancillary agreements to which such Seller is a party are or will be legal, valid and binding upon and enforceable against such Seller in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

3.2                               Title to Stock.  Such Seller owns beneficially and of record the number of shares of Stock listed on Annex 1 opposite such Seller’s name under the heading “Shares Owned” free and clear of any Encumbrances, other than restrictions on transfer under applicable state or federal securities Laws.  There are no restrictions on or agreements with respect to the voting rights of such Seller’s Company Shares that would impair the Buyer’s rights under this Agreement, including any proxies or voting trusts.  Upon the delivery of and payment for the Stock at the Closing as provided for in this Agreement, the Buyer will receive good and valid title to such Seller’s Stock, free and clear of any Encumbrance other than restrictions on transfer under applicable state or federal securities Laws.

3.3                               No Conflicts; No Consents or Approvals.  The execution and delivery of this Agreement by such Seller and the performance of such Seller’s obligations hereunder will not (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Body or court to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s Stock is subject, including any trust agreement or other governing instrument of such Seller, or (iii) result in the creation or imposition of any Encumbrance on any of such Seller’s Stock.  With the exception of any applicable filings required under the HSR Act, such Seller is not required to give any notice to, make any filing with or obtain any authorization, consent, waiver, order or approval of, any Governmental Body or other third party in connection with such Seller’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.4                               Seller Certificate.  The certification containing investment representations delivered to the Buyer by such Seller on or prior to the date hereof (the “Seller Certificate”) is true, correct and complete in all respects.

3.5                               Brokers’ Fees.  Such Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement.

3.6                               Carlsen Trust.  Carlsen represents and warrants that (i) the Carlsen Trust is revocable by Carlsen at any time, and (ii) Carlsen is the sole trustee, and Carlsen and his wife are the primary beneficiaries, of the Carlsen Trust.

3.7                               Killgore Trust.  Killgore represents and warrants that (i) the Killgore Trust is revocable by Killgore at any time, and (ii) Killgore and his wife are the sole trustees and the primary beneficiaries of the Killgore Trust.

4.                                      REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY.  The Sellers, jointly and severally, represent and warrant to MFRM and the Buyer that, except as set forth on the Disclosure Schedule that corresponds to the representation or warranty in question, the following representations and warranties set forth in this ARTICLE 4 are true and correct as of the date hereof:

4.1                               Organization and Qualifications.  The Company is duly organized, validly existing and in good standing under the Laws of the State of California and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business being conducted requires such entity to be so licensed and qualified except where the failure to be so licensed or qualified is not material.  The Company has the requisite power and authority to own or lease its properties and carry on its business as currently owned or conducted.

4.2                               Company Subsidiaries.  Schedule 4.2 sets forth a complete list of all Company Subsidiaries.  The Company, directly or indirectly, owns all of the equity interests in each of the Company Subsidiaries.  Such equity interests have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.  Each Company Subsidiary is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business being conducted requires such entity to be so licensed and qualified.  Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any equity interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for, any equity interest in, any Person.

4.3                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 500,000 shares of capital stock, all of which are designated common stock.  The total number of shares of Stock that are issued and outstanding, and the number of those outstanding shares of Stock owned of record by each of the Sellers, are as set forth in Annex 1.  Other than the Sellers, no Person owns any capital stock or other equity interest of the Company.

(b)                                 There are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for any capital stock or other equity interests or securities of the Company; (ii) preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary; (iii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating the Company or any Company Subsidiary to issue, sell, purchase or redeem, or cause to be issued, sold, purchased or redeemed, any shares of capital stock of the Company or equity interests of any Company Subsidiary or any securities convertible into or exchangeable for any such shares or equity interests; (iv) other than this Agreement, stockholder agreements, buy-sell agreements, voting agreements, voting trusts or other agreements or understandings relating to the voting, purchase, transfer, redemption or other acquisition of any shares of the capital stock of the Company or equity interests of any Company Subsidiary; or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the capital stock of the Company or equity interests of any Company Subsidiary other than for income Tax purposes.

(c)                                  All of the Stock has been duly authorized and validly issued, is fully paid, non-assessable and free of preemptive rights.

(d)                                 All of the Stock was issued in compliance with applicable state and federal securities Laws.

(e)                                  The Company is not obligated to redeem or otherwise acquire any of its outstanding Stock, and the consummation of the transactions contemplated herein will not trigger any such obligation.

4.4                               Charter Documents and Minute Books.  The Company has furnished the Buyer with copies of the Company’s and each Company Subsidiary’s articles of incorporation or formation, bylaws, minute books, limited liability company agreement and all other organizational or governance documents, and all resolutions evidencing actions taken by the board of directors or shareholders of the Company or members or managers of such Company Subsidiary.  Those copies are true and correct and contain all amendments through the date hereof.

4.5                               Authority.  The Company has the relevant corporate power and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement, and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and any other agreement or document necessary to perform this Agreement by the Company have been duly authorized by all necessary action on its part.  The Company has duly executed and delivered this Agreement.  This Agreement and each of the other agreements contemplated hereby to which the Company is a party are legal, valid and binding upon and enforceable against the Company in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

4.6                               No Conflict; No Consents or Approvals.  Neither the execution and the delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Body or court to which the Company is subject or any provision of the articles of incorporation, bylaws or other organizational or governance document of the Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Material Contract to which the Company is a party or by which the Company is bound or to which any of the Stock, the Company or the Business is subject, or (iii) result in the creation or imposition of any Encumbrance upon any Stock or the Business.  With the exception of any applicable filings required under the HSR Act, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, waiver or approval of, any Governmental Body or other third party in connection with the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to give any such notice, make any such filing or obtain any such authorization, consent, waiver or approval is not material.

4.7                               Financial Statements.  Set forth in Schedule 4.7 are the Company’s (i) audited consolidated balance sheets and the related audited consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended on or about December 31, 2011, 2012 and 2013 and (ii) unaudited consolidated balance sheets and the related unaudited consolidated statements of income, stockholders’ equity and cash flows as of and for each of the full fiscal months ending after December 29, 2013, including all such fiscal month periods ending more than twenty (20) days prior to the date hereof (collectively the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, and, to the extent consistent therewith, the Company’s past practices, during the respective periods and present fairly, in all material respects, the financial condition and the results of operations and cash flows of the Company as of and for the periods ended on the dates thereof, are correct and complete in all material respects, and are consistent with the books and records of the Company.

4.8                               Tax Matters.

(a)                                 All Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may be liable which are or have become due have been paid in full (whether or not shown as due and payable on any Tax Return).  All Tax withholding and remitting requirements imposed on or with respect to the Company or any Company Subsidiary have been satisfied.  Each of the Company and the Company Subsidiaries has properly received and maintained any and all certificates, forms and other documents required by Law for any exemption from withholding and remitting any Taxes, or has withheld such Taxes.  There are no Encumbrances (other than statutory liens for current period property Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings disclosed on Schedule 4.8(a) and with respect to which adequate reserves have been established on the Financial Statements) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 Neither the Company nor any Company Subsidiary has any liability for Taxes (whether due or to become due), except for Tax liabilities (i) included in the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the unaudited balance sheet as of June 29, 2014, or (ii) that have arisen after the date of such unaudited balance sheet in the ordinary course of business and in a manner and at a level consistent with prior periods.

(c)                                  There is no claim against the Company or any Company Subsidiary for any Taxes, and no deficiency, adjustment or assessment has been asserted, proposed, or, to the Knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.  No Tax audits or administrative or judicial proceedings are being conducted, pending, or to the Knowledge of the Company, threatened with respect to the Company or any Company Subsidiary.  No claim has ever been made by a Taxing Authority in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d)                                 There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any Company Subsidiary or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any Company Subsidiary.

(e)                                  Schedule 4.8(e) lists all state, local and foreign income, franchise and similar Tax Returns filed or required to be filed with respect to the Company or any Company Subsidiary for the three taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.  The Company has made available to the Buyer true and complete copies of all income, franchise, and other Tax Returns filed by the Company or any Company Subsidiary during the past three (3) years and all correspondence to the Company or any Company Subsidiary from, or from the Company or any Company Subsidiary to, a Taxing Authority related thereto.

(f)                                   Other than the Company’s direct or indirect ownership of 100% of the equity interests of each Company Subsidiary as described in Schedule 4.2, none of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests of any other Person, and none of such Assets is held in an arrangement that is a partnership for U.S. federal Tax purposes.  Neither the Company nor any Company Subsidiary currently has or has ever had, a permanent establishment (as defined by applicable Tax treaty) or other taxable presence in any foreign country.

(g)                                  Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:  (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, except with respect to sales from inventory in the ordinary course of business; (v) a prepaid amount received on or prior to the Closing Date; or (vi) an election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h)                                 Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement.  Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise.  Neither the Company nor any Company Subsidiary has ever been a member of a Combined Group.

(i)                                     Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement with any Taxing Authority that required or requires the Company or any Company Subsidiary to take any action or refrain from taking any action.  Neither the Company nor any Company Subsidiary is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(j)                                    The Company has at all times since October 1, 2009, had in effect a valid election under Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code and has also had in effect a valid, corresponding election for each state during the periods in which the Company has engaged or does engage in business in such state and was required or is required to file Tax Returns with respect to its income.  The Company has not made any filing, has not taken or failed to take any action, nor has any event occurred, that would, either alone or in combination with other events, result in the revocation or termination of the “S corporation” status of the Company prior to the beginning of the day immediately after the Closing Date.  No Taxing Authority has challenged or is challenging the Company’s qualification as an “S corporation” for any federal, state or local Tax purpose.  The Company has not made any non-pro rata distributions to its shareholders on or after October 1, 2009.

(k)                                 Each of the Company Subsidiaries is, and at all times since the respective dates set forth on Schedule 4.8(k) has been, and immediately prior to the Closing will be, disregarded as an entity separate from the Company for U.S. federal income Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign income Tax purposes where applicable) (a “Disregarded Entity”), and no election has been or will be filed, no action has been or will be taken, and no failure to act has occurred or will occur, in each case prior to the beginning of the day immediately after the Closing Date, that would result in any of the Company Subsidiaries being classified at the Closing as an entity that is not a Disregarded Entity for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable) and, therefore, the purchase of the Stock pursuant to this Agreement will, by reason of the Section 338(h)(10) Elections, be treated for U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) as the purchase by the Buyer of all the Assets owned by each of the Company Subsidiaries.

(l)                                     Neither the Company nor any Company Subsidiary has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations).  Each of the Company and the Company Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).

(m)                             All of the Company’s and the Company Subsidiaries’ material property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Taxing Authority for all periods prior to Closing and no portion of the Company’s or any Company Subsidiary’s property constitutes omitted property for property Tax purposes.

(n)                                 No Seller is a foreign person within the meaning of Section 1445 of the Code.

(o)                                 Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that, individually or in the aggregate, has resulted, or could result as a consequence of the transactions contemplated by this Agreement or otherwise (either alone or in conjunction with any other event, including termination of employment) in (A) the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (B) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(p)                                 Neither the Company nor any Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code.

(q)                                 Neither the Company nor any Company Subsidiary owns any direct interest in real estate that as a result of the consummation of the transactions contemplated by this Agreement would result in the imposition of any realty transfer Tax or similar Tax.

(r)                                    There is no property or obligation of the Company or any Company Subsidiary, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other Governmental Body or Taxing Authority under any applicable escheatment or unclaimed property Laws.

4.9                               Title to and Condition of Assets.  The Company has good and marketable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties necessary for the conduct of the Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances.  No Assets, licenses or other rights that are used in the Business are held by any Seller or any Affiliate of any Seller (other than the Company or a Company Subsidiary).  The Assets and leasehold improvements of the Company are in good operating condition, reasonable wear and tear excepted, and are adequate for the purposes for which they are being used.  No inventory is held for consignment.

4.10                        Real Estate.

(a)                                 Schedule 4.10(a) sets forth the address and correct and accurate description of the condominium unit owned in fee simple by ST San Diego, LLC (“Company Owned Real Property”).  Other than as provided in Schedule 4.10(a), neither the Company nor any Company Subsidiary owns any real property in fee nor does the Company or any Company Subsidiary have any such real property under contract or option to purchase.  ST San Diego, LLC has good and marketable fee simple title to the Company Owned Real Property free and clear of all Encumbrances except for the Permitted Encumbrances.  ST San Diego, LLC has not leased or otherwise granted to any Person the right to use or occupy the Company Owned Real Property or any portion thereof; and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof.  ST San Diego, LLC is in material compliance with all condominium association documents, including any and all declarations, bylaws and other applicable condominium rules and regulations (collectively, the “Condominium Documents”).  The Company has made available to Buyer true, correct and complete copies of all Condominium Documents.  ST San Diego, LLC has paid all fees and assessments due and payable under the Condominium Documents and has not received any notice of default under the Condominium Documents.

(b)                                 The Company or a Company Subsidiary has a valid, binding and enforceable leasehold interest in each of the leased real properties (collectively with the Company Owned Real Property, the “Company Facilities”) listed in Schedule 4.10(b), free and clear of any Encumbrances, except for the Company Facility Leases and Permitted Encumbrances.  Each Lease, including all amendments thereto (excluding subordination and non-disturbance agreements, which will be delivered to the Buyer on or before Closing), evidencing such leased real property (the “Company Facility Leases”) is also listed on Schedule 4.10(b).  Schedule 4.10(b) sets forth, in respect of each Company Facility Lease, the date and name of the parties to such Company Facility Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the date hereof.  The Company or a Company Subsidiary presently occupies each of the Company Facilities free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties (other than the Company, a Company Subsidiary or the applicable landlord) a right of use or occupancy of any portion of any Company Facility.  The Company’s or Company Subsidiary’s possession and quiet enjoyment of the Company Facilities under each of the Company Facility Leases has not been disturbed and there are no material disputes with respect to any of the Company Facility Leases.  Each Company Facility Lease is valid and in full force and effect, and, to the Company’s Knowledge, no default or event which with the giving of notice or the passage of time, or both, will constitute default has occurred under any Company Facility Lease or been claimed to have occurred by either the landlord or the tenant thereunder.  All Company Facilities and tenant improvements located on or within such leased real property are adequate and suitable for the purposes for which they are currently being used and there are no deferred maintenance or repair items at any Company Facility (other than any Company Facility located in Hawaii) in excess of $20,000.  Neither the Company nor any Company Subsidiary has received any written notice that its occupancy, use or the condition of any leased premises is in violation of any applicable Laws, zoning ordinances or land use restrictions.  No security deposit or portion thereof deposited with respect to any Company Facility Lease has been applied in respect of a breach of or default under any of the Company Facility Leases that has not been re-deposited in full.  The Company does not owe and will not in the future owe any brokerage commissions or finder’s fees with respect to any of the Company Facility Leases.  There are no material unsatisfied capital expenditure requirements or remodeling obligations of the Company or any Company Subsidiary under any of the Company Facility Leases, other than ordinary maintenance and repair obligations.  Neither the Company nor any Company Subsidiary has assigned, transferred, sublet, or granted any person the right to use or occupy any of the Company Facilities arising under the Company Facility Leases or granted any other security interest in any Company Facility Lease or any interest therein.  Neither the Company nor any Company Subsidiary has made any material modifications to the Company Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Company Facility Lease.

(c)                                  Neither the Company nor any Company Subsidiary has a leasehold interest in any leased real property other than the Company Facilities.  Prior to the date hereof, the Company has provided the Buyer with true, correct and complete copies of all Company Facility Leases, including all amendments and supplements thereto.  The Company Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which the Company or any Company Subsidiary is a party.  The Company Facility Leases are the result of bona fide arm’s length negotiations between the parties thereto.  No delivery date of any of the Company Facilities under any of the Company Facility Leases has been accelerated and the premises not yet delivered.

4.11                        Accounts Receivable.  All of the Company’s accounts receivable represent bona fide claims against the debtors thereunder and arose in the ordinary and usual course of business in accordance with past practices of the Business.

4.12                        Intellectual Property.

(a)                                 Schedule 4.12 sets forth a complete and correct list of all patents and patent applications, all registered and common law trademarks, service marks and trade names; and all registered copyrights included in the Intellectual Property and of all Intellectual Property licensed from a third party (other than shrink-wrapped software that is generally available in the commercial markets such as word processing programs), and, to the extent licensed from a third party, Schedule 4.12 so indicates and identifies the licensor and the agreement pursuant to which such Intellectual Property is licensed.  The Intellectual Property constitutes all of the Intellectual Property Rights necessary and sufficient for the lawful operation of the Business as presently conducted and the Company will enjoy the same rights to such Intellectual Property following the consummation of the transactions contemplated herein.  All of the Intellectual Property is owned by the Company free and clear of all Encumbrances or the Company has a valid license from a non-Affiliate third party to use the same.

(b)                                 (i) To the Company’s Knowledge, the conduct of the Business does not infringe the Intellectual Property Rights of any Person, and (ii) no claims have been made in writing to the Company by any Person or entity that the Company does not own or have the right to use any Intellectual Property, or that the use of any Intellectual Property by the Company infringes the Intellectual Property Rights of any third party, and to the Company’s Knowledge there is no valid basis for any such claim.

4.13                        Insurance Policies.  Schedule 4.13 contains an accurate list of all policies of insurance maintained by any Seller, the Company or any Company Subsidiary (indicating in each case which Seller or entity holds such policy) covering or affecting the Company, the Business or any of the Assets for the past three (3) years.  The Company has made available to the Buyer true and correct copies of all such insurance policies.  All such policies are valid, outstanding and enforceable and neither any Seller nor the Company nor any Company Subsidiary has agreed to modify or cancel any of such insurance policies prior to the date hereof, nor has the Company or any Company Subsidiary received written notice of any actual or threatened modification or cancellation of any such insurance.  All premiums due and payable on or prior to the date hereof for the insurance policies listed in Schedule 4.13 have been duly paid.

4.14                        Contracts.

(a)                                 Schedule 4.14(a) lists each of the following Contracts (the “Material Contracts”):

(i)                                     each Contract that evidences any loan, credit or security arrangement and all notes, bonds, mortgages, indentures and other Contracts for indebtedness and any Contract providing for the guarantee by the Company or any Company Subsidiary of the obligations of any party or the guarantee by any Seller or Affiliate of the Company for any of the Company’s or any Company Subsidiary’s obligations;

(ii)                                  each Contract (other than Leases), whether in the ordinary course of business or not, involving a present or future obligation to purchase or deliver property, goods or services of an amount or value in excess of $100,000 each, and is not terminable by the Company or any Company Subsidiary upon less than one (1) year’s notice;

(iii)                               all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contracts with a value in excess of $100,000 each, and is not terminable by the Company or any Company Subsidiary upon less than one (1) year’s notice;

(iv)                              agreements or commitments to make capital expenditures with respect to the Business;

(v)                                 agreements to sell, lease or otherwise dispose of any assets or properties of the Company other than in the ordinary course of business;

(vi)                              all Leases;

(vii)                           all Contracts with any Seller or any Affiliate of a Seller (other than the Company or a Company Subsidiary);

(viii)                        all non-compete or similar Contracts restricting the scope of the conduct of the Business or prohibiting the Company or any Seller from engaging in any other type of business or operating in any geographic area;

(ix)                              all employment Contracts with employees that are not terminable at-will and any Contract with any employee that provides for the payment of severance upon a “change of control” of the Company or the termination of such employee’s employment or which is in the nature of a stay bonus or retention bonus;

(x)                                 all other Contracts entered into outside of the ordinary course of business with a value in excess of $100,000 each, or is not terminable by the Company or any Company Subsidiary upon less than one (1) year’s notice;

(xi)                              all franchise agreements and all amendments thereto;

(xii)                           all Contracts creating or governing any joint venture or partnership; and

(xiii)                        all Contracts with Company Mattress Vendors or any third party consumer finance provider.

(b)                                 The Company has provided the Buyer complete and accurate copies of each of the Material Contracts including all amendments and addenda thereto.  Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  No default, violation or breach by the Company under any Material Contract has occurred or will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby which affects or will affect the enforceability of such Material Contract or any party’s rights thereunder, or which might give rise to any damages.  To the Knowledge of the Company, none of the counterparties to any Material Contract is in breach thereof or default thereunder.  There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to or by the Company or any Company Subsidiary under any Material Contract, and no Person has made written demand for such renegotiation.

4.15                        Litigation.  There is no Action pending, or, to the Knowledge of the Company, threatened against the Company in any court or before any arbitration panel of any kind or before or by any federal, provincial, state, local, foreign or other governmental agency, department, commission, board, bureau, instrumentality or body (each, including any court or arbitration panel, a “Governmental Body”).  There is no outstanding order, writ, injunction, decree, penalty, judgment or award by any court, arbitration panel or Governmental Body to which the Business, the Company or the Stock is subject that would result in a Seller Material Adverse Effect.

4.16                        Compliance with Law.  The Company has materially complied with all federal, state, local and foreign laws, statutes, rules, decrees, regulations, codes (including the Code), ordinances and orders (collectively, the “Laws”) applicable to the business and operations of the Business and has filed with the proper authorities all statements and reports required by all applicable Laws.  The Company has not received written notice of any violation of any Laws applicable to the business or operations of the Business.  The Company has secured all material licenses, certificates, registrations or permits (collectively “Permits”) required in the operation of the Business.

4.17                        Subsequent Events.  Since June 29, 2014, (i) there has occurred no material adverse change in the Business, operations, properties, Assets or condition of the Company, and (ii) the Company has not:

(a)                                 discharged or satisfied any claim with respect to borrowed money, or paid any obligation or liability (fixed or contingent) for money borrowed other than current liabilities shown on the Financial Statements and current liabilities incurred since June 29, 2014 in the ordinary course of business;

(b)                                 changed its fiscal year end from the Sunday falling closest to December 31;

(c)                                  permitted any Encumbrance to be imposed upon any of the Assets, except in the ordinary course of business not involving Debt;

(d)                                 canceled any debts or settled or compromised any claims, in whole or in part, except in each case in the ordinary course of business;

(e)                                  sold, leased, transferred or assigned any of the Assets, other than inventory sold or leases of real property entered into or terminated for a fair consideration in the ordinary course of business;

(f)                                   sold, assigned, licensed, sublicensed or transferred any material Intellectual Property or sold, assigned, licensed, sublicensed or transferred any other Intellectual Property outside the normal course of business;

(g)                                  made any material capital expenditure or commitment therefor other than those listed on Schedule 4.17;

(h)                                 suffered any material damage, destruction, or loss (whether or not covered by insurance) of the Assets or the Company Facilities;

(i)                                     made or agreed to make any charitable contributions or pledges therefor, or incurred any other non-business expense;

(j)                                    changed in any material respect its credit policy as to sale of inventories or collection of receivables;

(k)                                 changed its customer warranty policies in any material respect;

(l)                                     decreased in any material respect expenditures with respect to promotion and advertising or maintenance and repairs;

(m)                             entered into any joint venture, partnership or similar arrangement;

(n)                                 amended, modified or terminated any Material Contract in any material respect other than in the ordinary course of business;

(o)                                 made any non-cash distributions or redeemed the Stock or other equity interests;

(p)                                 made any material changes in its accounting policies or practices;

(q)                                 entered into any other material transaction (except for the transactions contemplated by this Agreement) other than in the ordinary course of business;

(r)                                    entered into, terminated or amended any Benefit Plan (other than as contemplated by this Agreement) except for such amendments required by applicable Law or the effect of which could reasonably be expected to be advantageous to the Business;

(s)                                   increased the rate of compensation of, or paid or agreed to pay any benefit to any current or former employee, contractor, consultant, leased employee, officer or partner of the Business, except normal salary increases in the ordinary course of the Business or as may be required by the terms of any existing Benefit Plan; or

(t)                                    agreed to do any of the things listed in clauses (a) through (s) of this Section 4.17.

4.18                        Business Employees.  The Sellers have provided to the Buyer a complete and accurate list of the names of all employees, leased employees and contractors engaged in the Business (determined as of the date set forth on the list) (the “Business Employees”), which list indicates for each Business Employee (i) the current compensation levels (including annualized salary or base hourly wage rate and bonus opportunity for the 2014 calendar year and any and all commission, payment in kind or other compensation arrangements between the Company and such Business Employee), (ii) work location, (iii) title or job description, (iv) current work or leave status, (v) the date such employee first became employed in the Business, and, if applicable, the date rehired, and (vi) whether such employee is a party to an employment or severance agreement or is otherwise entitled to any employee benefits that are not available generally to all employees.

4.19                        Labor Matters.

(a)                                 The Company is not and has never been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and currently, to the Knowledge of the Company, there are no known organizational campaigns, petitions or other unionization activities seeking recognition of any other collective bargaining unit.

(b)                                 There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such strike, slowdown, work stoppage or material controversy related to labor relations within the past three (3) years.

(c)                                  The Company is in material compliance with all applicable Laws relating to employment practices and the employment of labor or use of contract workers, including those related to immigration, wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body, and has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)                                 Since January 1, 2011, for purposes of the Fair Labor Standards Act of 1938, as amended (the “FLSA”) and all other applicable Laws, (i) to the Company’s Knowledge, all individuals characterized and treated by the Company or any Company Subsidiary as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and applicable Laws are or have been properly classified.

(e)                                  The Company has paid in full to all its respective employees, retired employees, leased employees and contractors or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, overtime pay, reimbursements, allowances, payments in kind, benefits and other compensation due to or on behalf of such employees, retired employees, leased employees and contractors.

(f)                                   There is no charge or Action against the Company with respect to immigration, occupational safety or health standards, payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Body or otherwise with respect to any persons currently or formerly hired or employed by the Company, or with respect to any current or former applicant, consultant, leased employee, volunteer, intern, or contractor, nor any basis for any such claim.

(g)                                  The Company does not knowingly utilize or continue to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration Laws.

(h)                                 Since January 1, 2011, the Company has not received any written notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(i)                                     The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(j)                                    There is no charge or Action pending against the Company for discrimination in employment or employment practices, for any reason, including age, gender, race, national origin, disability, religion or other legally protected category, which is now pending or, to the Knowledge of the Company, threatened before any Governmental Body in any jurisdiction in which any Person has performed work for the Company.

(k)                                 All active wage garnishments are properly set up, and the Company has withheld and remitted all of such garnishments as specified by the applicable Governmental Body.

(l)                                     There are no employment agreements, severance agreements or change of control agreements with any of the Company’s employees, except for agreements terminable at will by the Company or any Company Subsidiary without the payment of any compensation to the employee.

4.20                        Employee Benefit Plans.

(a)                                 Plans and Material Documents.  Schedule 4.20(a) is a complete and accurate list of the Benefit Plans.  For purposes of this Agreement, the term “Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA, whether written or unwritten, or whether funded or unfunded), and any other benefit agreement, program, plan or arrangement, including any bonus plan, deferred compensation plan, incentive compensation or retention plan, equity purchase plan, equity incentive or option plan, equity award plan, phantom unit plan, golden parachute agreement or arrangement, severance pay plan, cafeteria plan, employee assistance program, vacation policy or plan, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, severance agreement or plan, and other plan, program, agreement, arrangement or understanding that is sponsored, maintained, administered or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability, contingent or otherwise, or have been approved before this date but are not yet effective.  Schedule 4.20(a) sets forth a complete description of each Benefit Plan that is not in writing and, with respect to each Benefit Plan that is in writing, the Company has furnished the Buyer with a complete and accurate copy of each Benefit Plan (and all amendments thereto) and a complete and accurate copy of each material document prepared in connection with each such Benefit Plan including, where applicable, (i) a copy of each trust or other funding arrangement, (ii) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared since the last summary plan description, (iii) the three most recently filed annual IRS Forms 5500, 990 and 1041 reports, (iv) the most recent financial statement, (v) the most recent IRS determination or opinion letter and all rulings or determinations requested from the IRS after the date of that determination or opinion letter, (vi) the most recent statement filed with the DOL pursuant to 29 U.S.C. Section 2520.104-23, and (vii) all other correspondence from the IRS or the DOL received that relate to one or more of the Benefit Plans with respect to any matter, audit or inquiry that is still pending.  Neither the Company nor any ERISA Affiliate has any express or implied commitment (i) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Benefit Plan, other than any modification required to comply with ERISA or the Code.

(b)                                 Absence of Certain Types of Plans.  Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (i) a multiemployer plan, as such term is defined in sections 3(37) or 4001(a)(3) of ERISA or (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  Neither the Company nor any ERISA Affiliate has ever participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.  Neither the Company nor any ERISA Affiliate has ever maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.  Each of the Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.  No Benefit Plan provides for the deferral of compensation (other than any Benefit Plan intended to be qualified under Section 401(a) of the Code) or for the grant of options, restricted equity, equity appreciation rights, phantom equity or other equity-based awards or contingent compensation.

(c)                                  Compliance with Applicable Law.  Each Benefit Plan is now and always has been maintained, operated and administered materially in accordance with its terms and with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, and all “fiduciaries” of such Benefit Plans (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code.  The terms of each Benefit Plan comply in all material respects with applicable Law.  The Company has performed all material obligations required to be performed by it under any Benefit Plan and is not in any material respect in default under or in violation thereof.  The Company has not Knowledge of any default or violation by any other party to, any Benefit Plan.  There is no litigation, action, proceeding, known investigation, or claim asserted, or, to the Knowledge of the Company, threatened or contemplated, with respect to any Benefit Plan (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company that may subject the Company to the payment of a penalty, interest, Tax or other amount.  There exists no condition that would subject the Company or any ERISA Affiliate to any liability under the terms of the Benefit Plans or applicable Laws other than any payment of benefits in the normal course of plan operation.  Each asset held under any Benefit Plan may be liquidated or terminated without the imposition of any material redemption fee or surrender charge.

(d)                                 Qualification of Certain Plans.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is identified in Schedule 4.20(d).  Each such plan either (i) has been determined by the IRS to be qualified under Section 401(a) of the Code or (ii) has an applicable remedial amendment period that will not have ended before the Closing.  No facts or events have occurred that if known by the IRS could adversely affect the qualified status of any such plan or the exempt status of any such trust funding such plan.

(e)                                  ESOP.  The ESOP was validly established under applicable Law and is, and at all times has been maintained as, a plan qualified under Section 401(a) of the Code and an employee stock ownership plan as described in Section 4975(e)(7) of the Code.  The trust maintained to fund the ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state Law and is, and at all times has been, a trust described in Section 501(a) of the Code.  The ESOP and the ESOP Trust have been duly authorized, organized and established by all necessary corporate action on behalf of the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.  The shares of Stock held by the ESOP Trust constitute “employer securities,” as defined in Section 409(l) of the Code and “qualifying employer securities,” as defined in Section 407(d)(5) of ERISA.  The Company has provided or made available any documents that provide for indemnification of the fiduciaries of the ESOP within the preceding six (6) years.  The Trustee of the ESOP (the “ESOP Trustee”) possesses the full power and authority to execute, deliver, and perform the ESOP’s obligations under and ancillary to this Agreement.  To the Knowledge of the Company, the ESOP Trustee has complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustee under the ESOP in connection with the transactions contemplated by this Agreement.  The performance of the ESOP Trustee’s duties hereunder, will not violate any provision of the ESOP or ERISA, including any of the ESOP Trustee’s fiduciary obligations under ERISA.  The ESOP Trustee has obtained from an independent third party a written opinion that the Purchase Price represents “adequate consideration,” as that term is defined under Section 3(18) of ERISA, and that the transactions contemplated by this Agreement are fair to the ESOP and its participants and beneficiaries from a financial perspective, a true and correct copy of which has been provided to the Buyer.  The ESOP Trustee has made an independent determination that the Purchase Price represents “adequate consideration” as that term is defined under Section 3(18) of ERISA, and that the transactions contemplated by this Agreement are fair to the ESOP and its participants and beneficiaries from a financial perspective.  The Company shall ensure, and direct the ESOP Trustee if necessary, that the Purchase Price will, immediately upon Closing, be applied, pursuant to the terms of the ESOP, first for the payment of any then-outstanding principal balance of all “exempt loans” (as defined in the ESOP), plus any accrued interest, and then for allocation to the accounts of all individuals who, immediately prior to the Closing Date, were participants in, or beneficiaries under, the ESOP.

(f)                                   Absence of Certain Liabilities and Events.  Neither the Company nor any of its ERISA Affiliates, partners, officers, employees or agents, or any “party in interest” or “disqualified person,” as such terms are defined in Section 3 of ERISA, and Section 4975 of the Code has, with respect to any Benefit Plan, engaged in or been a party to any nonexempt “prohibited transaction,” as such term is defined, respectively, in Section 4975(e)(2) of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Subsidiaries, Affiliates, directors or employees or any Benefit Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.  The Company has not engaged in, and to the Knowledge of the Company, no ERISA Affiliate or other Person has engaged in, any transaction or acted or failed to act in any manner that would subject the Company to any liability for a breach of fiduciary duty under section 409 of ERISA, a civil penalty assessed pursuant to section 502 of ERISA, a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code or a penalty assessed pursuant to Section 6652 of the Code, and no fact or event exists which could give rise to any such liability.  The Company does not have and has never had any liability for any (i) supplemental retirement benefits or other non-qualified deferred compensation, (ii) severance pay relating to any termination of employment which occurs on or prior to the Closing Date, (iii) for non-qualified deferred compensation or incentive or contingent compensation relating to any Benefit Plan as in effect, or commitment made, prior to the date hereof (to the extent related to periods prior to the date hereof), (iv) for uninsured health, medical, disability or worker’s compensation claims incurred prior to the date hereof, regardless of whether such claims are reported prior to the date hereof or are not so reported, or (v) the payment of accrued bonuses to the extent related to periods prior to the date hereof and not accrued or reflected in the Financial Statements.

(g)                                  Plan Contributions and Funding.  All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates.  All such contributions for years prior to tax year 2014 have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Body and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.  All premiums required to be paid for each insurance policy funding all or any portion of the benefits under any Benefit Plan have been timely paid in full.

(h)                                 Plan Reporting and Disclosures.  All reports and disclosures relating to the Benefit Plans required to be filed with or furnished to a Governmental Body or plan participants or beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner.

(i)                                     Retiree Medical Benefits.  No Benefit Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured) for employees, former employees, partners or any other Person for periods extending beyond their retirements or other terminations of service or relationship with the Company, other than coverage mandated by Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and other similar applicable Law, and neither the Company nor any ERISA Affiliate has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employee or partner of the Company or other Person (except as required by COBRA and other similar applicable Law).  To the extent applicable, all Benefit Plans have been operated in compliance with COBRA and other similar applicable Laws.

(j)                                    No Implied Rights.  Nothing contained herein, express or implied, is intended to or shall confer upon any employee or former employee or partner of the Company any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including any rights of continued employment for any period.

(k)                                 No Severance, Accelerated Vesting or Parachute Payments.  There is no contract, agreement, plan, or arrangement covering any Person that, individually or in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise (either alone or in conjunction with any other event, such as termination of employment) could give rise to the payment of any amount that would be either subject to an excise Tax under Section 4999 of the Code or not be deductible by reason of Section 280G of the Code.  The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) entitle any current or former employee, consultant, independent contractor, director or partner of the Company or any Company Subsidiary to severance pay or any other payment, or the forgiveness of indebtedness, (B) accelerate the time of payment, funding or vesting of benefits under a Benefit Plan or other employment arrangement, (C) increase the amount of compensation due any current or former employee, consultant, independent contractor, director or partner of the Company or any Company Subsidiary, or (D) result in any violation or breach of or default under, or limit the ability of the Company or any Company Subsidiary to amend, modify or terminate, any Benefit Plan or other employee benefit arrangement.

(l)                                     Stock Appreciation Rights.  There are no outstanding Stock Appreciation Rights other than those listed on Schedule 4.20(l).

4.21                        Environmental Matters.

(a)                                 The Company and the operations of the Business are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Body, except where the failure to be in compliance is not material.

(b)                                 All licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the Business have been obtained and are in full force and effect, except where the failure to have obtained or have in force such licenses, permits, consents or other approvals is not material.

(c)                                  There are not any existing, pending, or, to the Knowledge of the Company, threatened Actions directed against the Company that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials by the Company, or (iv) response, removal or remedial costs under the CERCLA or any similar state Law necessitated by any acts of the Company.

(d)                                 There has been no Release by the Company of any Hazardous Materials at any real property, improvements or related assets that form a part of the Assets currently or formerly owned, leased or operated by the Company.

(e)                                  Neither the Company nor, to the Knowledge of the Company, any prior owner or operator of the Assets or the Company Facilities, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Company in the operation of the Business except in accordance in all material respects with all applicable Environmental Laws.

(f)                                   All Hazardous Materials, or potentially hazardous materials, used in the ordinary course of the Business, including any sealants, fabric protectors or other similar materials have been stored, used and disposed of in accordance in all material respects with manufacturer instructions and in compliance with Environmental Laws.

(g)                                  To the Knowledge of the Company, no portion of any real property, currently or formerly, owned, leased or operated by the Company is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

4.22                        Absence of Undisclosed Liabilities; Debt.  None of the Company or the Company Subsidiaries has any liability of any nature (absolute, accrued, contingent or otherwise) related to the Business, the Stock or the Assets of a type which is required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) as expressly set forth in this Agreement or the Disclosure Schedules, including liabilities or obligations included in Debt, Current Liabilities, Transaction Expenses or Transaction Bonuses; (ii) liabilities or obligations reflected or reserved against in the Financial Statements; (iii) liabilities or obligations incurred in the ordinary course of business since December 29, 2013; or (iv) obligations under Material Contracts or under Contracts entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on the Disclosure Schedule (but not liabilities for any breach of any such Contracts occurring on or prior to the Closing Date).  Schedule 4.22 sets forth as of the date hereof a true and complete list of (x) all Debt of the Company or any Company Subsidiary and (y) all guarantees by the Company or any Company Subsidiary of the Debt of any other Person.

4.23                        Intercompany Relationships.  There are no contractual or supply or service relationships (whether or not reduced to writing) relating to the Business between (i) the Company or any Company Subsidiary and (ii) any Seller or any Affiliate of a Seller (other than the Company or any Company Subsidiary).  There are no intercompany accounts between (x) the Company or any Company Subsidiary and (y) any Seller or any Affiliate of the Company or a Seller.

4.24                        Customers and Suppliers.  During the twelve (12)-month period immediately preceding the date hereof, no material distributor or supplier has terminated or substantially curtailed, or provided written notice to the Company of any threatened termination or of its intention to terminate or substantially curtail all or any material portion of its relationship with the Business.

4.25                        Bank Accounts.  Schedule 4.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

4.26                        Powers of Attorney.  Schedule 4.26 sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from the Company or a Company Subsidiary and a summary of the terms thereof.

4.27                        Brokers’ Fees.  Neither the Company nor any Company Subsidiary has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement.

4.28                        Document Retention.  Schedule 4.28 sets forth the document retention policy of the Company.  The Company is, and has at all times been, in compliance with such document retention policy in all material respects.

4.29                        Data Breaches.  The Company has not issued, and the Company has not been notified by any Governmental Body and does not otherwise have any Knowledge that it is required to issue, any notifications under any Law relating to the actual or suspected unauthorized access or acquisition of personally identifiable information, or other protected data or information as required by applicable Laws, and the Company has no Knowledge of any such actual or suspected unauthorized access or acquisition of such information.  To the Knowledge of the Company, the Company has not undergone any audit or regulatory inquiry from any Governmental Body with respect to privacy or data security of personally identifiable information or other protected data and is not subject to any current inquiry from any Governmental Body (including complaints from any individuals provided to such Governmental Body) regarding the same.  The Company is in material compliance with all applicable requirements under Law and industry standards (including but not limited to payment card industry standards), as well as regulatory guidance relating to personally identifiable information, other data protected by applicable Laws and data security.  To the Company’s Knowledge, the Company has obtained the requisite consents from providers of individually identifiable information and other protected data.

4.30                        Confidential Information Memorandum.  As of the date of the Confidential Information Memorandum, none of the information in the Confidential Information Memorandum regarding the Company, any Company Subsidiary, the Business or the Assets contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.31                        Accuracy of Documents Furnished.  The Company has provided the Buyer with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

4.32                        No Other Representations and Warranties.  Except for the representations and warranties contained in ARTICLE 3 and this ARTICLE 4 (each as modified by the Disclosure Schedules, as supplemented or amended) and any certificates, agreements or other documents to be delivered by any Seller or the Company pursuant to this Agreement, neither the Company, any Seller nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Sellers, any Company Subsidiary, the Assets, the Business or the transactions contemplated by this Agreement, and the Company and the Sellers disclaim any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates, officers, directors, managers, employees, agents or representatives.  The Buyer and MFRM specifically acknowledge and agree that, except for the representations and warranties contained in ARTICLE 3 and this ARTICLE 4 (each as modified by the Disclosure Schedules, as supplemented or amended) and any certificates, agreements or other documents to be delivered by any Seller or the Company pursuant to this Agreement, the Company and the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, MFRM or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer or MFRM by any director, officer, manager, employee, agent, consultant, or representative of the Company, the Sellers or any of their respective Affiliates).  Neither the Company nor any of the Sellers

make any representations or warranties to the Buyer or MFRM regarding the probable success or profitability of the Company, the Business or the Assets.

5.                                      REPRESENTATIONS AND WARRANTIES BY MFRM AND THE BUYER.  Each of MFRM and the Buyer, jointly and severally, represents and warrants to the Sellers that the following representations and warranties set forth in this ARTICLE 5 are true and correct as of the date hereof:

5.1                               Organization and Good Standing.  Each of MFRM and the Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business being conducted requires it to be so qualified.

5.2                               Authority.  Each of MFRM and the Buyer has the necessary power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by MFRM and the Buyer, the performance by MFRM and the Buyer of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on its part.  This Agreement and all ancillary agreements to which MFRM or the Buyer is or will be a party are legal, valid and binding upon and enforceable against MFRM and the Buyer in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

5.3                               No Conflict; No Consents or Approvals.  Except as set forth in Schedule 5.3, neither the execution and the delivery of this Agreement by MFRM or the Buyer, nor the consummation by MFRM or the Buyer of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Body or court to which MFRM or the Buyer is subject or any provision of the certificate of incorporation or bylaws (or other organizational documents) of MFRM or the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which the Buyer is bound.  With the exception of any applicable filings required under the HSR Act, neither MFRM nor the Buyer needs to give any notice to, make any filing with or obtain any authorization, consent, waiver or approval of, any Governmental Body or other third party in connection with MFRM’s or the Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby

5.4                               Absence of Undisclosed Liabilities.  MFRM does not have any liability of any nature (absolute, accrued, contingent or otherwise) which is required to be reflected on a balance sheet under GAAP, except (i) liabilities or obligations reflected or reserved against in the MFRM Financial Statements; or (ii) liabilities or obligations incurred in the ordinary course of business since April 29, 2014.

5.5                               MFRM Stock Consideration.  The issuance of the shares of MFRM Stock pursuant to this Agreement has been duly authorized by MFRM and, when issued and delivered to the Sellers in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any and all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws.  Assuming the accuracy of the representations of the Sellers in Section 3.4 and in each Seller Certificate, the MFRM Stock will be issued in compliance with all applicable federal and state securities Laws.

5.6                               SEC Documents.  MFRM has filed timely with the SEC all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act (all such documents, collectively, the “MFRM SEC Documents”).  The MFRM SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “MFRM Financial Statements”), at the time filed, except to the extent corrected by a subsequently filed MFRM SEC Document filed prior to the date hereof, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act, (iii) in the case of the MFRM Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the MFRM Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) and (v) in the case of the MFRM Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of MFRM and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

5.7                               Investment.  The Buyer is acquiring the Stock for investment for its own account and not with a view to sell or otherwise distribute such equity.  The Buyer acknowledges that the Stock has not been and will not be registered under the Securities Act or under any state securities Laws and, therefore, cannot be resold or otherwise transferred unless (i) registered under the Securities Act and applicable state securities Laws or (ii) an exemption from registration is available.  As a result, the Buyer must bear the risk of investment in the Stock for an indefinite period of time.  The financial condition of the Buyer is currently adequate to bear the economic risk of an investment in the Stock.  The Buyer has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment.  The Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

5.8                               Brokers’ Fees.  Neither MFRM nor the Buyer has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Sellers could become liable.

5.9                               Confidential Information Memorandum.  As of the date of the Confidential Information Memorandum, none of the information in the Confidential Information Memorandum regarding the Buyer, MFRM or their respective businesses or assets contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading,

5.10                        Investigation.  Each of the Buyer and MFRM acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Each of the Buyer and MFRM is knowledgeable about the industry in which the Company and the Company Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

5.11                        No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 5 and any certificates, agreements or other documents to be delivered by the Buyer or MFRM pursuant to this Agreement, neither the Buyer, MFRM nor any other Person makes any other express or implied representation or warranty with respect to the Buyer, MFRM or their respective business and assets or the transactions contemplated by this Agreement, and the Buyer and MFRM disclaim any other representations or warranties, whether made by the Buyer, MFRM or any of their respective Affiliates, officers, directors, managers, employees, agents or representatives.  The Company and the Sellers specifically acknowledge and agree that, except for the representations and warranties contained in this ARTICLE 5 and any certificates, agreements or other documents to be delivered by the Buyer or MFRM pursuant to this Agreement, the Buyer and MFRM hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Sellers or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or the Sellers by any director, officer, manager, employee, agent, consultant, or representative of the Buyer, MFRM or any of their respective Affiliates).  Neither the Buyer or MFRM make any representations or warranties to the Company or the Sellers regarding the probable success or profitability of the Buyer, MFRM or their respective business or assets.

6.                                      OTHER AGREEMENTS.

6.1                               Confidentiality.  After the Closing, the Sellers will treat and hold as confidential all of the Confidential Information, and deliver promptly to the Buyer or destroy or cause to be destroyed, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information (other than this Agreement, any ancillary agreements described herein and the Confidential Information Memorandum) which are in the possession of any Seller, any Affiliate of a Seller (other than the Company or the Company Subsidiaries) or any of their respective agents or representatives.  If any Seller is requested or required (by oral question or request for information or documents in any action or proceeding) to disclose any of the Confidential Information, such Seller will, to the extent legally permissible, notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this Section 6.1.  Each Seller shall (i) enforce the terms of this Section 6.1 as to its representatives, advisors and agents, (ii) take action to the extent necessary to cause its representatives, advisors and agents to comply with the terms and conditions of this Section 6.1, and (iii) be responsible and liable for any breach of the provisions of this Section 6.1 by it or its representatives, advisors or agents.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Body, court, arbitrator, or mediator or else stand liable for contempt, such Seller may disclose the Confidential Information to the Governmental Body, court, arbitrator, or mediator; provided, however, that such Seller shall use its best efforts to obtain, at the reasonable request and sole expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

6.2                               Tax Matters.

(a)                                 Income Tax Treatment of the Purchase and Sale Transaction; Section 338(h)(10) Elections.

(i)                                     The Buyer and the Sellers intend the purchase and sale of the Stock contemplated in this Agreement to be treated, and agree to treat the purchase and sale of the Stock contemplated in this Agreement, for U.S. federal income Tax purposes (and for all applicable foreign, state and local income Tax purposes), (A) as a fully taxable sale of the Stock by the Sellers to the Buyer, (b) as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code, and (c) in accordance with the provisions of Section 6.2(a)(ii).  The Buyer and the Sellers agree to prepare and file all Tax Returns to be filed with any Taxing Authority in a manner consistent with the foregoing and further agree to not take any position inconsistent therewith.

(ii)                                  The Buyer and the Sellers shall timely make a joint election under Section 338(h)(10) of the Code (and any corresponding election available under applicable state or local Law) with respect to the purchase and sale of the Stock pursuant to this Agreement (each, a “Section 338(h)(10) Election”).  At or before the Closing, the Buyer and the Sellers shall cause to be prepared IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, any corresponding forms under comparable provisions of applicable state or local Law, and any required schedules thereto (collectively, the “Section 338(h)(10) Election Forms”), and at or before the Closing, the Buyer and the Sellers (and their respective spouses, if any) shall execute all of the Section 338(h)(10) Election Forms, which shall be delivered to the Buyer at or before the Closing.  The Buyer shall timely file executed copies of the Section 338(h)(10) Election Forms with the appropriate Taxing Authorities as required by applicable Law.  If, after filing any of such Section 338(h)(10) Election Forms form, any changes or supplements are required thereto, the Buyer shall complete any required amendments or supplements thereto, and the Sellers and the Buyer shall promptly execute such amended form and the Buyer shall timely file such amended form, and any required supplements thereto, with the appropriate Taxing Authority or Authorities.  The Sellers shall provide the Buyer with such information as the Buyer may reasonably request in order to prepare any required amendments or supplements to such forms.

(b)                                 Straddle Periods and Apportionment.  Whenever it is necessary to determine the liability for Taxes of the Company or any Company Subsidiary for a Straddle Period, the determination of such Taxes of the Company or Company Subsidiary for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined as follows:

(i)                                     In the case of any Tax of the Company or any Company Subsidiary that is based on income, sales, revenue, production or similar items, or any other Taxes not described in Section 6.2(b)(ii), the amount of such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any and all Taxes (including Section 1374 Taxes) attributable to, or arising or resulting from, the

Section 338(h)(10) Elections shall be allocable to Pre-Closing Tax Periods; provided further, however, that notwithstanding the Section 1374 Taxes being allocable to Pre-Closing Tax Periods, the Buyer shall be responsible for the payment of the Section 1374 Taxes; and

(ii)                                  In the case of any liability for any real property, personal property and ad valorem Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(c)                                  Preparation of Tax Returns.

(i)                                     In General.  Except as otherwise provided in Section 6.2(c)(ii), and with respect to each Tax Return covering either a Straddle Period or a Pre-Closing Tax Period that is required to be filed for, by, on behalf of or with respect to the Company or any Company Subsidiary after the Closing Date, the Buyer shall prepare or cause to be prepared, at the Buyer’s sole cost and expense, and in a manner consistent with past practice, applicable Law and this Agreement, each such Tax Return and shall determine the portion of the Taxes shown as due on such Tax Return that is (A) allocable to a Pre-Closing Tax Period and the amount thereof, if any, for which the Sellers are responsible under this Agreement (which amount, if any, shall be paid by the Sellers to the Buyer prior to the due date (including any extensions thereof) for filing such Tax Return), and (B) allocable to the Tax period (or portion thereof) beginning after the Closing Date, which determination shall be set forth in a statement (“Statement”) prepared by the Buyer.  The Buyer shall deliver a copy of such Tax Return and the Statement related thereto (including related work papers) to the Shareholder Representative for his review and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least thirty (30) calendar days prior to the due date (including any extensions thereof) for filing such Tax Return; provided, however, that notwithstanding the foregoing, the Buyer shall not be required to make such delivery earlier than ten (10) calendar days following the close of the applicable taxable period covered by such Tax Return.  Within five (5) calendar days of such delivery, the Shareholder Representative shall deliver to the Buyer a written statement describing any objections to such Tax Return or the Statement.  If the Buyer and the Shareholder Representative are unable to resolve any such objection within the five (5) calendar day period after the delivery of such objections, such Tax Return shall be filed as prepared by the Buyer, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by the Buyer and the Shareholder Representative.  Any remaining objections with respect to such Tax Return or the Statement shall be submitted to an independent accounting firm mutually agreed upon by the parties for resolution and such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding on the parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by the Buyer and one-half by the Sellers.  If necessary to reflect such resolution, the Buyer and the Shareholder

Representative shall cause such Tax Return to be amended and filed with the appropriate Taxing Authority.  With respect to each Tax Return described in this Section 6.2(c)(i) and in Section 6.2(c)(ii), the Buyer and each Seller, as applicable, will join in the execution and filing of such Tax Return and other documentation as required by applicable Law.

(ii)                                  Pre-Closing Income and Franchise Tax Returns.

(1)                                 Notwithstanding the foregoing provisions of Section 6.2(c)(i), the Shareholder Representative shall cause to be timely prepared, at the Sellers’ sole cost and expense, and in a manner consistent with past practice, applicable Law and this Agreement all Tax Returns for income and franchise Taxes with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the Closing Date that are due after the Closing Date, including for those jurisdictions and Taxing Authorities that permit or require a short period Tax Return for income or franchise Taxes for the period ending on and including the Closing Date (including an IRS Form 1120S, U.S. Income Tax Return for an S Corporation, for the Company covering the taxable period beginning on January 1, 2014, and ending on and including the Closing Date).  The Shareholder Representative shall provide the Buyer with copies of completed drafts of each such Tax Return at least forty-five (45) days prior to the due date (including extensions) for filing thereof, along with supporting workpapers, for the Buyer’s review and approval.  Within twenty-five (25) days of such delivery, the Buyer shall deliver to the Shareholder Representative a written statement describing any objections to such Tax Return.  If the Shareholder Representative and the Buyer are unable to resolve any such objection within the twenty (20) day period after the delivery of such objections, such Tax Return shall be filed as prepared by the Shareholder Representative, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by the Shareholder Representative and the Buyer and to conform such Tax Return in all respects with the Allocation Statement and the Extra Tax Cost/Benefit Statement (including the calculation of the Section 1374 Taxes reflected thereon) that have become final and binding pursuant to Section 2.10 and the agreement of the Buyer and the Sellers contained in Section 2.5(a) and Section 2.5(b) that any loss and/or deduction attributable to the Section 1374 Taxes under Section 1366(f)(2) and/or other applicable Tax Law shall be claimed in the applicable income Tax Returns of the Company and the Company Subsidiaries for the period ending on and including the Closing Date.  Any remaining objections with respect to such Tax Return shall be submitted to an independent accounting firm mutually agreed upon by the parties for resolution and such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding on the parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by the Buyer and one-half by the Sellers.  If necessary to reflect such resolution, the Buyer and the Shareholder Representative shall cause such Tax Return to be amended and filed with the appropriate Taxing Authority.  For the avoidance of doubt, the Buyer shall be responsible for the payment of any Section 1374 Taxes due with respect to any Tax Return described in this Section 6.2(c)(ii)(1).

(2)                                 In addition to the provisions of Section 6.2(c)(ii)(1), if the Shareholder Representative or the Buyer expects that the original due date of any Tax Return described in Section 6.2(c)(ii)(1) will be extended and that such Tax Return will reflect a liability for Section 1374 Taxes, then the Shareholder Representative shall provide the Buyer with a statement (each, an “Estimated Section 1374 Taxes Statement”) setting forth the Shareholder Representative’s calculation of the estimate of such liability for Section 1374 Taxes, along with supporting workpapers, at least thirty (30 days) prior to such original due date.  Such Estimated Section 1374 Taxes Statement shall be prepared in a manner consistent with the principles reflected in the illustrative calculation set forth in Schedule 2.5.  Within fifteen (15) days of such delivery, the Buyer shall deliver to the Shareholder Representative a written statement describing any objections to such Estimated Section 1374 Taxes Statement.  If the Shareholder Representative and the Buyer are unable to resolve any such objection within the ten (10) day period after the delivery of such objections, the amount of Section 1374 Taxes to be paid to the appropriate Taxing Authority in connection with the filing of the extension of the original due date for such Tax Return shall be as determined by the Buyer, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by the Shareholder Representative and the Buyer.

(d)                                 Assistance and Cooperation.  From and after the Closing Date, the Sellers and the Buyer shall:

(i)                                     assist (and cause their respective Affiliates to assist), to the extent reasonably requested by the other party, in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)                                  cooperate fully as and to the extent reasonably requested by the other party in preparing for any audit, litigation, contest, dispute, negotiation, or other proceeding (each a “Tax Proceeding”) regarding Taxes of the Company or any Company Subsidiary;

(iii)                               make available to the other party and to any Taxing Authority, as reasonably requested, all relevant information, records, and documents relating to Taxes or Tax Returns of the Company or any Company Subsidiary (including information necessary to file Tax Return extensions and make estimated Tax payments); and

(iv)                              furnish the other party, upon such party’s reasonable request, with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding with respect to any Taxes imposed on the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period.

(e)                                  Transfer Taxes.  The parties do not anticipate that any transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes will arise as a result of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”).  Notwithstanding the foregoing, if any Transfer Taxes arise as a result of the consummation of the transactions contemplated by this Agreement, the payment of any and all such Transfer Taxes shall be borne equally by the Sellers, on the one hand, and the Buyer, on the other hand.  The parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.

(f)                                   Tax Refunds.  Except as otherwise provided in Section 6.2(h), the amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax received by the Buyer, the Company, any Company Subsidiary or any of their respective Affiliates and attributable to any Pre-Closing Tax Period of the Company or any Company Subsidiary or the portion of any Straddle Period of the Company or any Company Subsidiary ending on and including the Closing Date shall be for the account of the Sellers to the extent such refund was not reflected in the computation of the Final Net Working Capital that has become final and binding pursuant to Section 2.3.  Except as otherwise provided in Section 6.2(h), in the case of a Straddle Period, the amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) received by the Buyer, the Company, any Company Subsidiary or any of their respective Affiliates shall be apportioned between the Sellers and the Buyer in accordance with Section 6.2(b).  The amount of any such refund (including any interest thereon) owing to the Sellers as provided in this Section 6.2(f)  shall be paid by the Buyer to the Shareholder Representative within thirty (30) days after such refund is received, credited or applied as an offset.  Notwithstanding anything contained herein to the contrary, the amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Section 1374 Taxes (including any interest thereon) shall be for the account of the Buyer and shall be paid to the Buyer within thirty (30) days after such refund is received, credited or applied as an offset by, to or with respect to any Seller.

(g)                                  Termination of Tax Sharing Agreements.  The Sellers shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements among the Company or any Company Subsidiary and any other Person(s) relating to any Tax matters to be terminated with respect to the Company or any Company Subsidiary, as the case may be, as of the day before the Closing Date, and from and after the Closing Date, neither the Company nor any Company Subsidiary shall be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).

(h)                                 Certain Tax Refund Matters.  If for any reason (including a breach of any representation or warranty contained in Section 4.8(j) or Section 4.8(k)) there is a “determination” (as defined in Section 1313(a) of the Code and including any comparable determination under applicable state or local Tax law), or other determination that becomes final, that (i) the Company has not, at any time during the period from and including October 1, 2009, through and including the Closing Date, had in effect a valid election under Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code or had in effect a valid, corresponding election for each state during the periods in which the Company has engaged or does engage in business in such state and was required or is required to file Tax Returns with respect to its income, or (ii) any of the Company Subsidiaries has not, at any time during such period, been treated as a Disregarded Entity, then each of the Sellers shall pay to Buyer the amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax (including any interest thereon) received by such Seller resulting or arising from any such “determination” (as defined in Section 1313(a) of the Code and including any comparable determination under applicable state or local Tax law), or other proposed determination that becomes final, as reduced by any reasonable expenses of obtaining such refund.  Any such refund shall be paid by a Seller to Buyer within thirty (30) days after such refund is received, credited or applied as an offset by such Seller.  Each of the Sellers shall take all actions reasonably necessary or advisable to claim and obtain any such refund, including causing the appropriate Tax Returns to be amended and filed with the appropriate Taxing Authorities with respect to all applicable taxable periods affected by any such determination; provided, however, that, at the request of any Seller or the Buyer, the Buyer shall prepare such amended Tax Returns of such Seller at the Buyer’s sole cost and expense.

(i)                                     Survival.  Notwithstanding any provision of this Agreement to the contrary, the representations, warranties, covenants, agreements, rights and obligations of the Buyer and each of the Sellers with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until sixty (60) days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter.

(j)                                    Conflict.  In the event of a conflict between the provisions of this Section 6.2 and any other provision of this Agreement, the provisions of this Section 6.2 shall control.

6.3                               Obtaining of Consents, Waivers and Releases.  Each party will use its reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all terms of this Agreement and the transactions contemplated hereby and to obtain the consents and waivers necessary if any asset, property, contract, license, lease, sales order, permit, right or other agreement or commitment of the Company is impaired due to the sale of the Stock to the Buyer, and the parties hereto will use their commercially reasonable efforts to bring about the satisfaction as soon as possible of all of the conditions contained in ARTICLE 7 and to close the transactions contemplated by this Agreement.  The Sellers shall use commercially reasonable efforts to (i) deliver to the Buyer those consents and approvals that are expressly required under the terms of any Company Facility Lease to consummate the transactions contemplated herein, in each case in form reasonably satisfactory to the Buyer and (ii) provide estoppel certificates with respect to each such Company Facility Lease for which such consent is required, executed by the landlord under such Company Facility Lease and confirming the validity and completeness of such Company Facility Lease, the current rental costs, the existing security deposits and that no defaults are existing.  In no event shall any Seller be required to modify or personally guaranty any Company Facility Lease in connection with obtaining the landlord’s consent to the transactions contemplated herein.  Unless otherwise agreed by the Buyer and the Company, the Sellers shall seek required landlord consents using the form attached hereto as Exhibit E.  The Sellers shall pay, or prior to the Closing Date cause the Company to pay, all landlord fees or expenses, including any transfer premiums, that are expressly required under any Company Facility Lease in connection with obtaining the consents and approvals of such landlords to the transactions contemplated herein, whether incurred before or after the Closing Date (the “Landlord Fees”), and shall reimburse, or prior to the Closing Date cause the Company to reimburse, the Buyer for any such Landlord Fees paid by the Buyer.  Any Landlord Fees not paid or reimbursed in accordance herewith prior to the Closing Date shall be deemed to be Current Liabilities of the Company.  The Buyer and MFRM acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to certain contracts, leases, licenses, other agreements or permits to which the Company or a Company Subsidiary is a party or subject and have not been obtained as of the date hereof and may not be obtained as of the Closing (collectively, “Non-Obtained Consents”). Each of the Buyer and MFRM agrees that after the Closing neither the Company nor any Seller shall have any liability whatsoever to the Buyer or MFRM (and neither the Buyer nor MFRM shall be entitled to assert any claims) arising out of or relating to the failure to obtain any Non-Obtained Consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license, other agreement or permit as a result thereof.

6.4                               Notices to Suppliers, Vendors and Customers.  To the extent not satisfied prior to the Closing Date, each of the Sellers shall cooperate with the Buyer in notifying suppliers, vendors, customers and other third parties having a business relationship with the Company of the transactions contemplated hereby.

6.5                               Restrictive Covenants.  The Key Shareholders, Carlsen, and Killgore agree that the Company transacts and carries on its Business in areas in which there are no Company Facilities, and in addition to retail sales and carrying on its Business through the Company Facilities located in the states of California, Hawaii, Idaho, Nevada, Oregon, and Washington, the Company also maintains a website through which it advertises, makes internet sales, and delivers mattresses, bedding, and related products throughout the continental United States.  The parties acknowledge the highly competitive nature of the Business of the Company.  Since each of Carlsen and Killgore, through the Carlsen Trust and the Killgore Trust, respectively, is personally benefitting from the sale to the same extent as if he were a Seller, the Buyer requires that each of Carlsen and Killgore be bound, and each of Carlsen and Killgore agrees to be bound by the provisions of this Section 6.5 as a Key Shareholder to the same extent as if he were a Seller that was a Key Shareholder.  The Key Shareholders further acknowledge that absent the agreement to the terms of this Section 6.5, the Buyer would either have not purchased the Stock or would have paid a substantially lower purchase price for such Stock. Accordingly, for the consideration in this Agreement and the transactions contemplated hereby, including the acquisition of the Company’s goodwill:

(a)                                 Non-Competition.

(i)                                     For a period commencing on the Closing Date and ending on the earlier of (A) five (5) years after the Closing Date or (B) two (2) years after the date of termination of Carlsen’s employment with the Buyer, if Carlsen’s employment is terminated by the Buyer without Cause or Carlsen terminates his employment by the Buyer for Good Reason, neither Carlsen nor the Carlsen Trust shall, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), own, maintain, engage in, or participate or have any interest in the operation of, any retail or internet business engaged in selling mattresses, bedding or related products, including over the internet, (collectively, the “Restricted Activities,” and each individually, a “Restricted Activity”) within the geographic area set forth in Schedule 6.5(a), listing (A) any county in which a

Company Facility is located as of the Closing Date and (B) any state in which the Company has made sales through the internet as of the Closing Date, including California.  Further, the Key Shareholders agree that the Company carries on and transacts Business on the internet, including marketing, advertising, and providing delivery services to anywhere in the continental U.S.  As such, Carlsen and the Carlsen Trust further agree not to engage in any Restricted Activities within any state in the continental U.S. whether or not listed in Schedule 6.5(a) (collectively with Schedule 6.5(a), the “Restricted Territory”).

(ii)                                  For a period commencing on the Closing Date and ending on the earlier of (A) five (5) years after the Closing Date or (B) two (2) years after the date of termination of Killgore’s employment with the Buyer, if Killgore’s employment is terminated by the Buyer without Cause or Killgore terminates his employment by the Buyer for Good Reason, neither Killgore nor the Killgore Trust shall, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), own, maintain, engage in, or participate or have any interest in any Restricted Activity within the Restricted Territory.

(iii)                               For a period of two (2) years after the Closing Date, no Key Shareholder other the Carlsen Trust or the Killgore Trust shall, either directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), for himself or on behalf of or in conjunction with any other Person, own, maintain, engage in, or participate or have any interest in any Restricted Activity within the Restricted Territory.

(iv)                              The running of any time period referred to in Section 6.5(a)(i), (ii), (iii) or 6.5(c) with respect to any Key Shareholder, Carlsen, or Killgore, shall be tolled during any period of time during which such Key Shareholder violates this Section 6.5.

(v)                                 This Section 6.5(a) does not, in any way, restrict or impede any Key Shareholder, Carlsen or Killgore from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law.

(vi)                              Notwithstanding the foregoing provisions of this Section 6.5(a), a Key Shareholder, Carlsen and Killgore may (x) participate in the above activities as an employee of the Buyer or the Company, (y) own, maintain, engage in, or participate or have any interest in any Person as to which no more than 5% of its aggregate annual revenues are derived from bedding sales and (z) own securities in any publicly held Person that is covered by the restrictions set forth in this Section 6.5(a), but only to the extent that such Key Shareholder, Carlsen or Killgore does not own, of record or beneficially, more than five percent (5%) of the outstanding beneficial ownership of such Person.

(b)                                 Reasonableness.  The Key Shareholders, Carlsen, and Killgore acknowledge that the Company transacts and carries on Business in the Restricted Territory and further acknowledge and agree that the limitations imposed by Section 6.5(a) as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Buyer.

(c)                                  Non-Solicitation.  For a period of five (5) years from and after the Closing Date, the Key Shareholders, Carlsen, and Killgore shall not, directly or indirectly, for itself, himself, herself, or on behalf of or in conjunction with any other Person, hire, solicit, or engage the services of any employee, independent contractor, or consultant of the Company or its Affiliates as of the Closing Date, induce or cause any such individual to leave such employment or engagement, or interfere with any such relationship of the Company and its Affiliates; provided, however, the running of such time period shall be tolled during any period of time during which any Key Shareholder, Carlsen or Killgore violates this Section 6.5(c).

(d)                                 Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.5 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.6                               Governmental Approvals.

(a)                                 In addition to their obligations under Section 6.3, each party shall use its best efforts to obtain all consents of any Governmental Body required to be obtained to consummate the transactions contemplated by this Agreement and to allow the Company and the Company Subsidiaries to continue to conduct the Business after the Closing as currently conducted.

(b)                                 Within ten (10) Business Days after the execution of this Agreement, each party shall file with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) the pre-merger notification and report form required pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period under the HSR Act.  The parties hereto covenant and agree with each other that with respect to such filing each shall:  (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act; (ii) after any request by the FTC or the Antitrust Division, promptly file any information or documents requested by the FTC or the Antitrust Division and (iii) subject to applicable Laws regarding confidentiality, furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or the Antitrust Division that relates to the transactions contemplated hereunder, and to the extent practicable, permit the other to participate in any conferences with the FTC or the Antitrust Division.

(c)                                  From the date hereof through the date of termination of the required waiting period under the HSR Act or any other applicable antitrust Law, no party shall take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable antitrust Law.  Each party shall use its respective commercially reasonable efforts to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby.  The Company and the Sellers shall on the request of the Buyer take all reasonable steps necessary to avoid or eliminate impediments under any antitrust, competition or trade regulation Law that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible.

6.7                               Cooperation.

(a)                                 Following execution of this Agreement, the Company shall cooperate with the Buyer and its independent public accountant as and when reasonably requested by the Buyer from time to time.  Such cooperation shall include providing the necessary information to complete an audit of the Company and providing appropriate responses, requested information and representation letters to the auditors and otherwise facilitating the ability of the auditors to issue their audit opinion without qualification in connection with the preparation of such audited balance sheets, income statements and statements of cash flows with respect to the Company, all to the extent necessary to provide any necessary audited financial statements with respect to the Company as may be determined and requested by the Buyer, to be (i) useful in the business of the Buyer or its Affiliates; (ii) necessary to assist the Buyer or any of its Affiliates in complying with certain covenants contained in agreements or contracts by which the Buyer or any of its Affiliates is bound; or (iii) required by state or federal Law, rules or regulations.  The Company and the Sellers expressly acknowledge and agree that if the Buyer’s independent public accountant requests that the Company or the Sellers provide financial data and supporting documentation related to the Company in order to successfully perform or facilitate its audit and review procedures applicable to the Company, the Sellers shall reasonably cooperate with such accountant and shall provide such financial data and supporting documentation to such accountant.  The Company and the Sellers hereby agree to use their commercially reasonable efforts (without any obligation to pay any additional fees or other amounts not reimbursed by Buyer) to cause the Company’s accountant (x) to permit its audit opinion on the consolidated financial statements of the Company for fiscal years 2011, 2012 and 2013 to be included in a Current Report on Form 8-K that is required to be filed by MFRM in connection with the consummation of the transactions contemplated by this Agreement or other filing by MFRM with the SEC or (y) to perform reviews of the Company’s quarterly financial statements and issue comfort letters as may be required in connection with any filing by MFRM with the SEC. In the event the Company’s accountant refuses to permit the inclusion of its audit opinion in any filing by MFRM with the SEC, the Buyer shall bear the costs of any re-audit of such financial statements by a public accounting firm of Buyer’s choice, and the Company and the Sellers shall use their best efforts to provide all information and assistance required to complete the re-audit as is reasonably requested.

(b)                                 Following execution of this Agreement, the Company and the Sellers shall cooperate with the Buyer as and to the extent reasonably requested by the Buyer in connection with obtaining insurance for the Buyer against any risks associated with the transactions contemplated by this Agreement, including risks related to Taxes; provided that the Company and the Sellers shall not be required to make any payment or expenditure in providing any cooperation in accordance with this Section 6.7(b).

6.8                               Operation in Ordinary Course.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates, the Company shall (i) conduct the Business only in the ordinary course, in substantially the same manner in which it has been previously conducted and not to undertake any business activities outside the ordinary course without the Buyer’s consent, which shall not be unreasonably withheld; (ii) use its commercially reasonable efforts to preserve intact its business organization and goodwill and keep available the services of its officers and employees as a group; (iii) confer on a regular and frequent basis, at the Buyer’s reasonable request, with representatives of the Buyer to report operational matters and the general status of ongoing operations; (iv) notify the Buyer of any change in its Business or in the operation of its properties which could reasonably be expected to result in a Seller Material Adverse Effect; (v) not modify, increase or expand in any manner any of its compensation arrangements or Benefit Plans, other than compensation increases in the ordinary course for any employee not party to an employment agreement; (vi) not change any express or deemed election relating to Taxes, settle any claim or controversy relating to Taxes, agree to any adjustment of any Tax attribute, surrender any right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, amend any Tax Return, enter into any closing agreement with respect to Taxes, fail to file any Tax Return when due, or make any change to any of its policies, procedures, principles or methods of financial or Tax accounting other than as required by a change of GAAP or applicable Tax Law, respectively; and (vii) not take any action described in Section 4.17(a) - (t).  From the Sunday immediately preceding the Closing Date until the Closing, the Company shall not make any cash distributions.  The Buyer acknowledges that except as provided in this Agreement it has no rights to control, direct or approve the operations of the Company prior to the Closing.

6.9                               No Sale.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates, no Seller shall sell, assign, transfer, pledge or otherwise encumber any of such Seller’s Stock.

6.10                        Exclusivity.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates, the Company and the Sellers agree that they shall not, directly or indirectly through any of their respective officers, directors, partners, employees, stockholders, Affiliates, agents or representatives, (i) discuss or pursue a possible sale, recapitalization, merger or other disposition of the Company, any of the Stock, any other securities or substantial portion of the assets of the Company or any interest therein with any Person other than the Buyer or its representatives or provide any information to any Person other than the Buyer or its representatives in connection therewith or (ii) except in connection with the performance of this Agreement, disclose the terms of this Agreement to any Person other than the Buyer or its representatives.  The Company and the Sellers shall promptly notify the Buyer of the receipt by any Seller or the Company of any contract, proposal or offer regarding the direct or indirect acquisition of some or all of the Stock or assets of the Company.

6.11                        Access; Financial Statements.  From and after the date hereof until the earlier of the Closing or the date on which this Agreement terminates, the Company will provide the Buyer and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice and in a manner that will not unduly disrupt the Company’s business activities) to the books, records, employees, vendors and facilities of the Company.  Nothing herein shall require the Company or any Seller to provide access to, or to disclose any information to, the Buyer, MFRM or their respective agents and representatives if such access or disclosure (i) would cause significant competitive harm to the Company if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable

Laws of any Governmental Entity (including the HSR Act or other anti-trust Laws); provided, however, that the Company shall provide the Buyer with a general description of any information that is being withheld and the reason for any such withholding.  The Company shall provide the monthly consolidated financial statements of the Company and the Company Subsidiaries until the Closing as soon as such financial statements are available after the end of the applicable month, but in no event later than twenty (20) days after the end of the applicable month.  The Company and the Sellers shall also provide any other documents, financial or otherwise, reasonably requested by the Buyer.  Each of the Buyer and MFRM agrees that all information provided to any them, their Affiliates or their respective agents and representatives is subject to the provisions of the Confidentiality Agreements, the terms of which are hereby incorporated by this reference.

6.12                        Public Announcement.  Upon the execution and delivery of this Agreement, MFRM and the Company shall issue a joint press release in form and substance mutually agreed by the parties; provided that such press release shall contain any information required by applicable Law, GAAP, or securities exchange regulation.  Thereafter, until the Closing, except as may be required by applicable Law or securities exchange regulation, none of the parties will make or issue any public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which shall not be unreasonably conditioned or delayed.  Notwithstanding the foregoing, the Buyer and its Affiliates shall have the right to discuss the information disclosed in any such announcement with its investors and lenders.

6.13                        ESOP Matters.

(a)                                 Until the Closing or the earlier termination of this Agreement, neither the Company nor the ESOP Trustee shall make or agree to make any distributions or other payments to or from the ESOP or purchase any capital stock from the ESOP or from participants or former participants or beneficiaries, other than (i) such distributions from, or other payments to or from, the ESOP, (ii) purchases of capital stock from participants or former participants or beneficiaries, as are required by the terms of the ESOP or (iii) ratable distributions to the ESOP made concurrently with distributions to the Company’s shareholders in order to pay estimated income Taxes.

(b)                                 The Company shall, immediately prior to the Closing, cause the ESOP to be amended, effective as of, and contingent upon, the occurrence of, the Closing Date, in a form reasonably acceptable to Buyer (the “ESOP Amendment”), which ESOP Amendment, from and after the Closing Date, shall provide that (i) the ESOP shall be “frozen” as of the Closing such that no new participants shall enter the plan, no further vesting credit shall accrue, and no additional contributions shall be made to the ESOP; (ii) all ESOP participants shall become immediately and 100% vested in their accounts, (iii) all proceeds from the sale of the ESOP’s suspense account shares shall be properly allocated in a manner permissible by the IRS and for the exclusive benefit of participants in the ESOP, (iv) the ESOP shall be terminated and the entire balance of an ESOP participant’s account shall be distributable in cash or securities as soon as administratively feasible after receipt of the IRS Approval or such earlier date as the Buyer may determine, (v) a committee as determined or appointed by the Buyer (the “ESOP Administrative Committee”) shall be responsible for administering the ESOP during the period following the Closing until all of its assets are fully distributed in complete termination of the ESOP (the “ESOP Termination Date”), and (vi) all costs of the administration of the ESOP during such period which may be permissibly paid from the ESOP’s trust assets shall be borne by the ESOP, and shall include such special allocation, valuation and accounting provisions necessary to prudently address administrative issues related to benefit accrual activity for periods preceding the Closing.  The ESOP Trust agreement shall, immediately prior to the Closing, be amended, effective as of the Closing Date, to reflect the planned termination of the ESOP upon the ESOP Termination Date.

(c)                                  Promptly following the Closing Date, the ESOP Administrative Committee shall submit an application to the IRS requesting a favorable determination with respect to the ESOP Amendment and proposed termination of the ESOP (the “IRS Approval”).  If IRS Approval cannot be obtained without modification of the ESOP Amendment, no distribution shall be made from the ESOP until such modifications are made to the ESOP Amendment as may be required by the IRS in order to obtain the IRS Approval.

(d)                                 Effective as of the Closing Date, or at such time as the Buyer may determine, the cash accounts held in the ESOP (net of any administrative expense funds or such other amounts that the fiduciaries deem to be prudent to retain in the ESOP pending its termination) and all rights that the ESOP shall have to proceeds from the Transaction that may be payable from the Escrow Amount or the Secondary Escrow Amount in accordance with the Escrow Agreement or the agreement governing any successor account holding any portion of the Escrow Amount or the Secondary Escrow Amount, may be transferred in a “spin off” from the ESOP, pursuant to Section 414(l) of the Code and Treasury Regulation Section 1.414(l)-1 and ERISA Section 208 into a new profit sharing plan (the “PSP”), which, if established, shall be a frozen plan, shall contain such distribution restrictions as maintained under the ESOP and which shall remain in place until the Escrow Amount and the Secondary Escrow Amount are completely disbursed to the ESOP or PSP, as may be applicable, and the other Sellers in accordance with the Escrow Agreement or the agreement governing any successor account holding any portion of the Escrow Amount or the Secondary Escrow Amount, or until such earlier or later time as the Buyer determines.

(e)                                  The Buyer may determine, in which event Shareholder Representative shall cooperate and assist the Buyer, to cause the ESOP and PSP, if established, to make available a diverse menu of investments for participants in one or both plans, following the Closing and prior to the termination of the ESOP and the termination or other disposition of the PSP.

(f)                                   All of the assets of the ESOP received in connection with the Closing (including an amount that is reasonably necessary to pay for the administrative expenses of the ESOP), net of the assets which may be transferred to the PSP, will be allocated to the accounts of the ESOP participants, beneficiaries and alternate payees no later than one hundred and twenty (120) days following the Closing Date, and, with respect to any Escrow Amount or Secondary Escrow Amount, to the accounts of the ESOP or PSP participants, beneficiaries and alternate payees, as may be applicable, within thirty (30) days following the receipt by the plan of any portion of the Escrow Amount or the Secondary Escrow Amount paid in accordance with the Escrow Agreement or the agreement governing any successor account holding any portion of the Escrow Amount or the Secondary Escrow Amount.  As soon as administratively feasible following the final distribution to the ESOP or PSP, as may be applicable, and the other Sellers of the entire remaining balance of the Escrow Amount or Secondary Escrow Amount in accordance with the Escrow Agreement or the agreement governing any successor account holding any portion of the Escrow Amount or the Secondary Escrow Amount, the ESOP or PSP, as may be applicable, will make a final allocation to all affected participants, beneficiaries and alternate payees.

(g)                                  The ESOP Administrative Committee will direct the ESOP Trustee as to the ESOP Trustee’s position regarding claims by the Buyer against the Escrow Amount.  The ESOP Trustee will follow such instructions unless contrary to Law.

6.14                        Termination of Company 401(k) Plan.  Prior to the Closing Date, the Company and the Sellers will take all actions and to do all things necessary, proper or advisable to freeze and terminate the Company 401(k) Plan, with the actual effective date of such freezing and termination of the plan to be effective no later than immediately prior to the Closing, and will have contributed to the trust funding the Company 401(k) Plan sufficient cash to satisfy all benefits payable under the Company 401(k) Plan as a result of such termination.  Following the Closing, Buyer shall cause the Buyer’s or one of its Affiliate’s 401(k) or other defined contribution retirement plan that is, or is intended to be, qualified within the meaning of Section 401(a) of the Code to accept as rollovers any distributions made to participants under the Company 401(k) Plan that satisfy the requirements of an eligible rollover distribution as defined under the Code and the terms of such 401(k) or other defined contribution retirement plan.

6.15                        Lock-Up Period.  Each of Carlsen Trust and Killgore Trust hereby agrees that during the one (1)-year period immediately following the Closing Date (the “Lock-Up Period”), such Seller will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any MFRM Stock or securities convertible into or exchangeable or exercisable for any MFRM Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the MFRM Stock, whether any such aforementioned transaction is to be settled by delivery of the MFRM Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided that, if during the Lock-Up Period and after the six (6)-month anniversary of the Closing Date, MFRM’s stockholder, J.W. Childs Associates, L.P. (“JWC”) proposes to sell shares of MFRM Stock in connection with any registered underwritten offering, Carlsen Trust, Killgore Trust and any Carlsen Affiliate shall be promptly notified thereof and permitted to participate in such registered underwritten offering and sell shares of MFRM Stock pursuant to the Registration Rights Agreement, and the restrictions set forth in this Section 6.15 shall be waived solely with respect to such offering and sale.  Each Seller agrees and consents to the entry of stop transfer instructions with the Buyer’s transfer agent and registrar against the transfer by any Seller of MFRM Stock except in compliance with this Section 6.15.  So long as either Carlsen or Killgore is a director, officer or otherwise an affiliate (as such term is defined in Rule 144 promulgated under the Securities Act) of the Buyer or its Affiliates, such Person will not, or permit any of his Affiliates to, sell, pledge or otherwise dispose of any shares of MFRM Stock except in accordance with MFRM’s insider trading policy and applicable federal and state securities Laws.

6.16                        Diligence Datasite Control.  After the date hereof, unless this Agreement is terminated in accordance with ARTICLE 8, no Seller will remove, delete or overwrite, or will cause or permit to be removed, deleted or overwritten, any data, document or other information that has been uploaded to the virtual diligence datasite established with Merrill Corporation in connection with the transactions contemplated herein.

6.17                        Supplemental Disclosure. Disclosures made in any part of the Disclosure Schedules shall also be deemed to have been made with respect to each other section of this Agreement to which the relevance of such disclosures is reasonably apparent. From time to time prior to the Closing, the Company or the Sellers may amend or supplement the Disclosure Schedules attached to this Agreement with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such a Disclosure Schedule or that is necessary to complete or correct any information in any representation or warranty contained in ARTICLE 3 or 4 (a “Disclosure Schedule Update”).  Each Disclosure Schedule Update delivered to the Buyer shall be deemed to modify the representations and warranties herein for purposes of Section 7.3(b), to the extent that such Disclosure Schedule Update discloses facts, events or circumstances which occurred after the date of this Agreement.  The Disclosure Schedule Update and the matters disclosed therein shall not be deemed to cure any breaches of representations or warranties existing on the date hereof (an “Updated Disclosure of a Preexisting Matter”), including for purposes of determining the satisfaction of the condition set forth in Section 7.3(b).  If, following receipt of the Updated Disclosure of a Preexisting Matter, the Closing occurs, then the Buyer shall be entitled to make a claim in respect of any Damages that were incurred by any Buyer Indemnified Person arising out of or relating to the Updated Disclosure of a Preexisting Matter under this Agreement pursuant to ARTICLE 10.  Notwithstanding anything in this Agreement to the contrary, the delivery by the Company or the Sellers of any Disclosure Schedule Update shall not affect the satisfaction of the condition set forth in Section 7.3(a).

6.18                        Funding Obligations.  The Buyer and MFRM shall use its commercially reasonable efforts to obtain debt financing on terms satisfactory to the Buyer and MFRM at or before the Funding Deadline in an amount sufficient to satisfy the Buyer’s Funding Obligations, including taking, or causing to be taken, all commercially reasonable actions and doing, or causing to be done, all commercially reasonable things necessary, proper or advisable.  The Buyer and MFRM shall keep the Company and the Sellers informed of all material developments in respect thereof.

6.19                        Post-Closing Employee Matters.

(a)                                 Each employee of the Company and each Company Subsidiary shall receive credit for length of service with the Company and each Company Subsidiary, as applicable, under any qualified retirement plan or other employee benefit plan sponsored by the Buyer or any Affiliate of the Buyer for purposes of eligibility, entry, participation and vesting (but not for purposes of benefit accrual under any defined benefit or pension plan)  under such plans and for purposes of all other compensation, benefits and programs provided by the Buyer and any Affiliate of the Buyer to similarly situated employees, including salary, bonuses, promotions, vacation, sick leave and other paid time off programs, severance and any other terms of employment to the extent such employee’s service was recognized under the Company’s or Company Subsidiary’s corresponding plan or program.  Each employee of the Company and each Company Subsidiary shall be credited under the Buyer’s or any of its Affiliate’s sick leave, vacation and other time off policies with sick leave, vacation or other paid time off that shall have accrued but is unused through the Closing Date and included in Current Liabilities.  Each employee of the Company and each Company Subsidiary shall be given the opportunity to begin participating in any qualified retirement plan or other employee benefit plan sponsored the Buyer or any Affiliate of the Buyer effective on the Closing Date (or as soon thereafter as reasonably practicable) if the employee meets the eligibility requirements for such plans based on the employee’s service, if any, credited under this Section 6.19(a).

(b)                                 The Buyer shall cause the Company and each Company Subsidiary to comply with any and all applicable notice or filing requirements under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, “WARN”) for any terminations, plant closings, or layoffs, or any other such triggering events under the WARN Act occurring after the Closing Date.

(c)                                  Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan or any employee benefit plan, program or arrangement maintained by the Buyer or any of its Affiliates or (ii) obligate the Buyer or any of its Affiliates to (A) maintain any particular benefit plan or compensation arrangement or (B) retain the employment of any particular employee.

6.20                        Continued Accuracy of Seller Certificates.  Each Seller shall provide written notice to the Shareholder Representative and the Buyer and MFRM in the event that any representation or other information in such Seller’s Seller Certificate is or becomes untrue, incorrect or incomplete in any material respect.

6.21                        Funds to Satisfy Buyer Claims.  For thirty (30) months following the Closing Date, the Shareholder Representative agrees that he shall cause at least Thirty Million Dollars ($30,000,000) (including the Escrow Amount and the Secondary Escrow Amount) to be available in the Escrow Account or Secondary Escrow Account or otherwise to satisfy claims made by the Buyer hereunder, as such available amount may be reduced by payments to the Buyer or any Buyer Indemnified Person as contemplated hereby.

6.22                        Carlsen Designee.  From the Closing Date until the 2016 annual meeting of stockholders of MFRM, Carlsen shall have the right to name a designee as a Class II director on the board of directors of MFRM (the “Carlsen Designee”); provided that any such Carlsen Designee must meet the independence standards required by applicable federal securities Laws and the NASDAQ regulations.  The Carlsen Designee will be compensated and entitled to rights and benefits in the same manner as other outside directors of MFRM.

6.23                        Severance Obligations.  If the Buyer terminates any ELT Member’s employment with MFRM and its Subsidiaries, including the Buyer and the Company, due to the consolidation of the Buyer and the Company resulting in an elimination of the position or the position requires relocation to Houston, Texas, during the eighteen (18)-month period immediately following the Closing Date, then the Buyer shall pay such ELT Member two years’ base salary, subject to all applicable withholdings.  If the Buyer terminates any Director’s employment with MFRM and its Subsidiaries, including the Buyer and the Company, due to the consolidation of the Buyer and the Company resulting in an elimination of the position or the position requires relocation to Houston, Texas, during the eighteen (18)-month period immediately following the Closing Date, then the Buyer shall pay such Director one year’s base salary, subject to all applicable withholdings.  No severance shall be payable by the Buyer to any Person as described above unless within 30 days of the Buyer’s termination of such Person’s employment, such Person executes and delivers to the Buyer a release of claims against the Buyer, its Subsidiaries, Affiliates, and any related persons in a form reasonably acceptable to the Buyer.  The severance shall be paid upon the expiration of all applicable revocation periods as related to the release.

7.                                      CLOSING.

7.1                               Closing Conditions.  The respective obligations of the Sellers and the Buyer to consummate the sale and purchase of the Stock at the Closing shall be subject to the following conditions:

(a)                                 All applicable waiting periods (and extensions thereof), if any, have expired or otherwise been terminated and all other necessary consents, permits or approvals of and filings with any Governmental Body relating to the consummation of the transactions contemplated herein shall have been obtained and made; and

(b)                                 There will not be in effect any injunction or other final order issued by a court of competent jurisdiction which prohibits or materially restrains the consummation of the transactions contemplated by this Agreement.

7.2                               Closing Conditions of the Sellers.  The obligations of the Sellers to consummate the sale and purchase of the Stock at the Closing shall be subject to the following conditions:

(a)                                 Since the date hereof, there shall not have occurred a Buyer Material Adverse Effect;

(b)                                 The representations and warranties of Buyer set forth in ARTICLE 5 shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), and the representations and warranties that are qualified as to Buyer Material Adverse Effect shall be true and correct in all respects, except where the failure of any such representation and warranty to be true and correct does not have a Buyer Material Adverse Effect;

(c)                                  Each of the Buyer and MFRM shall have performed and complied with all of its covenants and obligations required by this Agreement to be performed or complied with on or prior to the Closing Date (singularly and in the aggregate), except where the failure to so perform or comply would not have a Buyer Material Adverse Effect; and

(d)                                 All documents, instruments, certificates or other items required to be delivered at the Closing by the Buyer or MFRM pursuant to Section 2.8 of this Agreement shall have been delivered or the Buyer stands ready to deliver all such items at Closing.

7.3                               Closing Conditions of the Buyer.  The obligations of the Buyer to consummate the sale and purchase of the Stock at the Closing shall be subject to the following conditions:

(a)                                 Since the date hereof, there shall not have occurred a Seller Material Adverse Effect;

(b)                                 The representations and warranties of the Sellers set forth in ARTICLE 3 and ARTICLE 4 shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), and the representations and warranties that are qualified as to Seller Material Adverse Effect shall be true and correct in all respects, except where the failure of any such representation and warranty to be true and correct does not have a Seller Material Adverse Effect;

(c)                                  Each of the Sellers or the Company, as applicable, shall have performed and complied with all of its covenants to be performed or complied with on or prior to the Closing Date (singularly and in the aggregate), except where the failure to so perform or comply would not have a Seller Material Adverse Effect;

(d)                                 The Company shall have received all consents, in form satisfactory to the Buyer, from third parties under Contracts identified on Schedule 7.3(d), unless waived by the Buyer; and

(e)                                  All documents, instruments, certificates or other items required to be delivered at the Closing by the Sellers or the Company pursuant to Section 2.7 of this Agreement shall have been delivered or the Sellers or the Company stand ready to deliver all such items at Closing.

8.                                      TERMINATION.

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Buyer and the Sellers;

(b)                                 by either the Sellers or the Buyer in writing, without liability, if (i) (A) the Closing shall not have occurred on or before November 3, 2014 (the “End Date”), (B) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached its obligations under this Agreement in any manner that shall have resulted in a Seller Material Adverse Effect or a Buyer Material Adverse Effect, respectively, or proximately caused the failure to consummate the transactions contemplated hereby on or before such date, (C) the conditions to Closing in Section 7.1(a) shall have been satisfied, and (D) the Buyer is able to satisfy its Funding Obligations, (ii) after the satisfaction of all the conditions to termination described in clause (i) above the party seeking to terminate this Agreement provides three (3) Business Days’ written notice to the other parties of its election to terminate this Agreement at the end of such three (3) Business Day notice period if the Closing has not occurred and (iii) at the end of such notice period the conditions to termination described in clause (i) above remain satisfied and the Closing has not occurred;

(c)                                  by the Sellers in writing, without liability, if the Buyer or MFRM shall (i) fail to perform or comply with their covenants and obligations contained herein and required to be performed by them on or prior to the Closing Date, which failure results in a Buyer Material Adverse Effect and is not cured within ten (10) days after the Sellers have notified the Buyer in writing of the Sellers’ intent to terminate this Agreement pursuant to this Section 8.1(c), or (ii) breach any of its representations or warranties contained herein such that the Sellers’ condition to closing in Section 7.2(b) would not be satisfied;

(d)                                 by the Buyer in writing, without liability, if the Company or the Sellers shall (i) fail to perform or comply with their covenants and obligations contained herein and required to be performed by them on or prior to the Closing Date, which failure results in a Seller Material Adverse Effect and is not cured within ten (10) days after the Buyer has notified the Sellers in writing of the Buyer’s intent to terminate this Agreement pursuant to this Section 8.1(d), or (ii) breach any of their representations or warranties contained herein such that the Buyer’s condition to closing in Section 7.3(b) would not be satisfied;

(e)                                  by the Sellers, if (i) on the later of ninety (90) days after the date hereof or, if the necessary Government Approvals in Section 6.6 have not yet been obtained, two hundred seventy (270) days after the date hereof (the “Funding Deadline”) the conditions to Closing set forth in Sections 7.1 and 7.3 are satisfied and as of the Funding Deadline the Buyer does not have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Cash Closing Payment, the Escrow Amount and all other payment obligations of the Buyer contemplated by this Agreement to be made at the Closing (“Funding Obligations”), (ii) after the Funding Deadline the Sellers provide 30 days’ written notice to the Buyer of the Sellers’ election to terminate this Agreement at the end of such 30-day notice period if the Buyer remains unable to satisfy its Funding Obligations and (iii) at the end of such notice period the conditions to Closing set forth in Sections 7.1 and 7.3 are satisfied and at the end of such notice period the Buyer remains unable to satisfy its Funding Obligations;

(f)                                   by either the Sellers or the Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Body binding on the Buyer, MFRM or the Sellers, which prohibits or restrains the Buyer, MFRM or the Sellers from consummating the transactions contemplated hereby, provided that the Buyer, MFRM and the Sellers shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Body; or

(g)                                  by the Buyer in writing, without liability other than as set forth in Section 8.3(a), if within a reasonable period of time after the End Date (not to exceed sixty (60) days unless the necessary Government Approvals in Section 6.6 have not yet been obtained, in which case not to exceed two hundred ten (210) days) the parties are unable to obtain, using their best efforts, any required approval under the HSR Act or any other applicable antitrust Law or any such required approval is expressly denied in writing.

8.2                               Effect of Termination.  Termination of this Agreement pursuant to this ARTICLE 8 shall terminate all obligations of the parties hereunder, except for the obligations under Section 8.3, Section 11.1, Section 11.3, and Section 11.10; provided, however, that termination pursuant to Section 8.1(c), 8.1(d) or, subject to Section 8.3, 8.1(e) shall not relieve a defaulting or breaching party from any liability to the other parties hereto, in which case the aggrieved party shall, subject to the terms of this Agreement, be entitled to all rights and remedies available at law or in equity.  If this Agreement is terminated pursuant to this ARTICLE 8, (a) the Buyer and MFRM shall return to the Company or destroy, all documents and copies and other materials received from or on behalf of the Company and the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and all such information shall be treated in accordance with the Confidentiality Agreements, which shall remain in full force and effect notwithstanding the termination of this Agreement, and (b) the Sellers and the Company shall return to the Buyer or destroy, all documents and copies and other materials received from or on behalf of the Buyer and MFRM relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and all such information shall be treated in accordance with the Confidentiality Agreements, which shall remain in full force and effect notwithstanding the termination of this Agreement.

8.3                               Termination Fees; Limitation of Buyer Liability.

(a)                                 If this Agreement is terminated by the Buyer pursuant to Section 8.1(g) then, (i) so long as the inability to obtain such required approval was not due to a breach of this Agreement by the Company or any Seller and (ii) as of the End Date and the date of termination, all conditions in Section 7.1(b) and Section 7.3 were satisfied, the Buyer shall be obligated to and shall pay to the Company by wire transfer of immediately available funds Five Million Dollars ($5,000,000) (the “Buyer Antitrust Termination Fee”) no later than five (5) Business Days after such termination.  The Buyer Antitrust Termination Fee shall be the sole and exclusive remedy of the Sellers, the Company and their respective Affiliates in the event of a termination of this Agreement pursuant to Section 8.1(g).

(b)                                 In the event that (i) this Agreement is terminated by the Sellers pursuant to Section 8.1(e) and (ii) contemporaneously with such termination, the Sellers elect to make an irrevocable written demand to receive the Buyer Funding Termination Fee, the Buyer shall be obligated to and shall pay to the Company by wire transfer of immediately available funds Ten Million Dollars ($10,000,000) (the “Buyer Funding Termination Fee”) no later than five (5) Business Days after such termination. If and only if the Sellers elect to provide such contemporaneous irrevocable written demand to receive the Buyer Funding Termination Fee upon a termination of this Agreement pursuant to Section 8.1(e), the Buyer Funding Termination Fee shall be the sole and exclusive remedy of the Sellers, the Company and their respective Affiliates in the event of a termination of this Agreement pursuant to Section 8.1(e).  Subject to the terms of this Agreement, the Sellers shall be entitled to enforce all of their rights under this Agreement (other than their right to demand or cause the Company to receive a Buyer Funding Termination Fee) in the event that the Sellers do not deliver an irrevocable demand to receive the Buyer Funding Termination Fee in connection with a termination of this Agreement pursuant to Section 8.1(e).

(c)                                  Anything in this Agreement to the contrary notwithstanding, (i) in the case of a termination pursuant to Section 8.1(g) and (ii) in the case of a termination pursuant to Section 8.1(e) in which the Sellers elect to provide an irrevocable demand to receive the Buyer Funding Termination Fee, the Buyer Antitrust Termination Fee and the Buyer Funding Termination Fee, respectively (each, a “Buyer Liability Limitation”), shall constitute the maximum aggregate liability of MFRM and the Buyer for any Sellers/Company Termination Damages arising from a termination of this Agreement where a Buyer Liability Limitation applies.  In no event shall the Sellers, the Company or any Company Subsidiaries seek any Sellers/Company Termination Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against MFRM, the Buyer or any of their respective Affiliates in excess of the applicable Buyer Liability Limitation in connection with the termination of this Agreement in which a Buyer Liability Limitation applies, and, in such case, each of the Sellers and the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Sellers/Company Termination Damages, the former, current or future stockholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of MFRM or the Buyer or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each an “MFRM Affiliate”), through MFRM, the Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of MFRM or the Buyer against any MFRM Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.  The Sellers and the Company shall have no right to, and hereby waive any right to, specific performance of this Agreement against MFRM or the Buyer in the case of any termination of this Agreement in which a Buyer Liability Limitation applies pursuant to this Section 8.3.

9.                                      SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION OBLIGATIONS.  The representations and warranties and indemnity and other obligations of the Buyer and MFRM and the Sellers contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties made in Section 3.1 (Authority; Capacity), Section 3.2 (Title to Stock), Section 3.5 (Brokers’ Fees), Section 4.1 (Organization and Qualifications), Section 4.3 (Capitalization), Section 4.5 (Authority), Section 4.27 (Brokers’ Fees), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority), Section 5.5 (MFRM Stock Consideration), or Section 5.8 (Brokers’ Fees), the indemnity and other obligations arising under Section 10.1(b), 10.1(c), 10.1(e), 10.2(b), 10.2(c) or 10.2(e), and the indemnity and other obligations arising under Section 10.1(a), 10.1(g), 10.2(a) or 10.2(g)  to the extent related to any of the foregoing, shall survive the Closing indefinitely; provided further, however, that the representations and warranties made in Section 4.19 (Labor and Employment Matters), and the indemnity and other obligations arising under Section 10.1(a) or 10.1(g) to the extent related to any of the foregoing, shall survive the Closing for a period of thirty (30) months; and provided further, however, that the representations and warranties made in Section 4.8 (Tax Matters) or Section 4.20 (Employee Benefit Plans) and the indemnity and other obligations arising under Section 10.1(d), 10.1(f), 10.2(d) or 10.2(f), and the indemnity and other obligations arising under Section 10.1(a), 10.1(g), 10.2(a) or 10.2(g) to the extent related to any of the foregoing, shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations.  Notwithstanding the immediately preceding sentence, any representation or warranty or indemnity or other obligation in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written (i) notice of the inaccuracy or breach thereof giving rise to such right of indemnity and (ii) demand for indemnification shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty and indemnity or other obligation will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the parties contained in this Agreement shall survive the Closing for the duration of the applicable covenant or agreement or, if no duration is specified in such covenant or agreement, for so long as such covenant or agreement is enforceable under applicable Law.

10.                               INDEMNIFICATION.

10.1                        Indemnification by the Sellers.  Subject to the provisions of ARTICLE 9 and this ARTICLE 10, from and after the Closing the Sellers hereby agree, jointly and severally (except as set forth in the last sentence of this Section 10.1), to indemnify, defend and hold harmless MFRM, the Buyer, the Company and their respective officers, directors, stockholders, partners, members, employees, agents, Subsidiaries and Affiliates (collectively, “Buyer Indemnified Persons”) from and against any losses, Taxes, liabilities, claims, obligations, damages (including diminution in value), strict liability, environmental responsibility, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of Law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Buyer Damages”) arising out of or resulting from:

(a)                                 the breach of any representation or warranty made by the Sellers contained in this Agreement, any Seller Certificate, or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Buyer by the Sellers pursuant to Section 2.7 of this Agreement;

(b)                                 the failure of any Seller or the Company to perform any covenant or agreement under or contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Buyer by such Seller or his or its Affiliates pursuant to Section 2.7 of this Agreement;

(c)                                  any claim by any person for brokers’ or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company, any Company Subsidiary or any Seller in connection with the transactions contemplated by this Agreement;

(d)                                 any claim or liability arising from or relating to the formation, administration, operation or termination of the ESOP, including any acts or omissions of any trustee of the ESOP, and including with respect to any claim or litigation brought by any current or former participants in the ESOP;

(e)                                  any Company Vendor Payments;

(f)                                   Seller Taxes; or

(g)                                  any allegation by a third party of any of the foregoing.

Notwithstanding Sections 10.1(a) and 10.1(b), and Section 10.1(g) to the extent it relates to the breach or nonperformance of the foregoing, in the event of the breach of a representation or warranty made by a Seller in ARTICLE 3 of this Agreement, or the breach of any covenant in Section 6.5, only the Seller breaching such representation or warranty or covenant, as applicable, shall be liable for Buyer Damages in excess of any amounts paid from the Escrow Account.

10.2                        Indemnification by the Buyer and MFRM.  Subject to the provisions of ARTICLE 9 and this ARTICLE 10, from and after the Closing the Buyer and MFRM hereby agree, jointly and severally, to indemnify, defend and hold harmless the Sellers and their respective agents and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of Law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Seller Damages,” and, together with the Buyer Damages, the “Damages”) arising out of or resulting from:

(a)                                 the breach of any representation or warranty made by the Buyer or MFRM contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Sellers by the Buyer or MFRM pursuant to Section 2.8 of this Agreement;

(b)                                 MFRM’s or the Buyer’s failure to perform any of their respective covenants or agreements under or contained in this Agreement or in any certificate, exhibit, annex, schedule or other document furnished or delivered to the Sellers by the Buyer pursuant to Section 2.8 of this Agreement;

(c)                                  any claim by any person for brokers’ or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with MFRM or the Buyer in connection with the transactions contemplated by this Agreement;

(d)                                 Section 1374 Taxes and any Extra Tax Cost, but only to the extent provided in Section 2.5;

(e)                                  any Buyer Vendor Payments;

(f)                                   any claim or liability arising from or relating to any violation of or failure to comply with WARN by the Buyer or MFRM; or

(g)                                  any allegation by a third party of any of the foregoing.

10.3                        Limitations on Indemnification.  A party’s indemnity obligations under this ARTICLE 10 shall be subject to the following limitations:

(a)                                 The maximum aggregate liability of the Sellers for Buyer Damages for any matter described under Section 10.1 shall not exceed in the aggregate (in each case taken together with any other matters under Section 10.1 that may have been subject to indemnification hereunder) Fifteen Million Dollars ($15,000,000); provided, however, that, with respect to Buyer Damages arising out of a breach of the representations and warranties under Section 4.8 or 4.20 or any matter described under Section 10.1(d) or 10.1(f), or, to the extent relating to the breach or non-performance of any of the foregoing, Section 10.1(a) or 10.1(g), the maximum aggregate liability of the Sellers for such Buyer Damages shall not exceed in the aggregate (in each case taken together with any other matters under Section 10.1(a) that may have been subject to indemnification hereunder) Thirty Million Dollars ($30,000,000); provided further, however, that, with respect to Buyer Damages arising out of a breach of the representations and warranties under Section 3.1, 3.2, 3.5, 4.1, 4.3, 4.5, or 4.27, a breach of the covenants under Section 6.5 or any matter described under Section 10.1(b), 10.1(c) or 10.1(e), or, to the extent relating to the breach or non-performance of any of the foregoing, Section 10.1(a) or 10.1(g), the maximum liability of any Seller for such Buyer Damages shall not exceed the portion of the Closing Price actually received by the applicable Seller.  Except with respect to Buyer Damages arising out of fraud or a breach of the representations and warranties under Section 3.1, 3.2, 3.5, 4.1, 4.3, 4.5, 4.8, 4.20, or 4.27, which shall not be subject to the Minimum Claim Amount or the Deductible, the Sellers shall not have any liability to the Buyer Indemnified Persons with respect to Buyer Damages arising out of any of the matters referred to in Section 10.1(a) until such time as the amount of all such liability shall exceed in the aggregate One Million Dollars ($1,000,000) (the “Deductible”), in which case the Sellers shall thereafter, subject to the limits on liability provided in this Section 10.3(a), be liable for all such Buyer Damages in excess of the

Deductible; provided, however, that no claim or series of related claims for Buyer Damages arising out of any of the matters referred to in Section 10.1(a) which are subject to the Deductible shall be applied against the Deductible unless the amount of liability to the Buyer Indemnified Persons arising out of any such claim or series of related claims is in excess of Twenty Five Thousand Dollars ($25,000) (the “Minimum Claim Amount”).  Notwithstanding anything to the contrary in this Agreement, the maximum liability of any Seller for Buyer Damages for any matter described under Section 10.1 shall not exceed the lesser of (i) the respective amounts set forth herein and (ii) the portion of the Closing Price actually received by such Seller.

(b)                                 The maximum liability of the Buyer for Seller Damages for any matter described under Section 10.2 shall not exceed in the aggregate (in each case taken together with any other matters under Section 10.2 that may have been subject to indemnification hereunder) Fifteen Million Dollars ($15,000,000); provided, however, that, with respect to Seller Damages arising out of a breach of the representations and warranties under Section 5.1, 5.2, 5.5 or 5.8, or any matter described under Section 10.2(b), 10.2(c), 10.2(d), 10.2(e) or 10.2(f) or, to the extent relating to the breach or non-performance of any of the foregoing, Section 10.2(a) or 10.2(g), the maximum liability of Buyer for such Seller Damages shall not exceed the Closing Price.  Except with respect to Seller Damages arising out of out of fraud or a breach of the representations under Section 5.1, 5.2, 5.5 or 5.8, which shall not be subject to the Minimum Claim Amount or the Deductible, the Buyer shall have no liability to the Seller Indemnified Persons with respect to Seller Damages arising out of any of the matters referred to in Section 10.2(a) until such time as the amount of all such liability of the Buyer shall collectively exceed the Deductible, in which case the Buyer shall thereafter, subject to the limits on liability provided in this Section 10.3(b), be liable for all such Seller Damages in excess of the Deductible; provided, however, that no claim or series of related claims for Seller Damages arising out of any of the matters referred to in Section 10.2(a) which are subject to the Deductible shall be applied against the Deductible unless the amount of liability to the Seller Indemnified Persons arising out of any such claim or series of related claims is in excess of the Minimum Claim Amount.

(c)                                  Notwithstanding anything to the contrary in this Agreement, neither any Seller or the Buyer or MFRM shall be liable for any breach of the representations and warranties contained in Section 4.30 or 5.9, respectively, except in connection with a claim alleging a violation of federal or state securities Laws.

(d)                                 All materiality qualifications (including Seller Material Adverse Effect and Buyer Material Adverse Effect qualifications) in the representations and warranties will be disregarded for purposes of determining a Person’s right to indemnification or calculating Damages under this ARTICLE 10.

(e)                                  Neither the Buyer Indemnified Persons nor the Seller Indemnified Persons shall be entitled to recover more than once for any Damages that may have resulted from the breach of a representation, warranty, covenant or agreement contained in this Agreement from the occurrence of a single event.

(f)                                   Notwithstanding anything contained herein to the contrary, the foregoing limitations shall not apply in the case of a determination of fraud by a final and non-appealable order or judgment of a court of competent jurisdiction.

(g)                                  Damages in each case shall be net of the amount of any insurance proceeds actually recovered by a party.

10.4                        Indemnification Procedure.

(a)                                 Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any other claim, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 10.1 or 10.2 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim.  The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof.  No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (i) requires solely the payment of money damages by the Indemnifying Party and (ii) does not (A) include injunctive or equitable relief, (B) impose any restrictions or other obligations on any Indemnified Party or (C) contain any factual findings with respect to the Company, the Buyer or MFRM.  If the settlement does not include an unconditional release by the claimant or the plaintiff of the Indemnified Party and the Persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding or claim giving rise to the Third Party Claim, the Indemnifying Party shall continue to diligently pursue the defense of any such Third Party Claim.

(b)                                 Any claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail.  The Indemnifying Party will have a period of sixty (60) days within which to respond in writing to such Direct Claim (the “Direct Claim Response Period”).  If the Indemnifying Party does not so respond within the Direct Claim Response Period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party will be required to pay such amounts in accordance with Section 10.5 hereof.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 10.4 shall not apply to Tax Proceedings, which shall be controlled by the Company; provided that the Company shall not agree to settle or compromise any such Tax Proceeding involving Taxes attributable to a Pre-Closing Tax Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed.

10.5                        Payment.  Payment of any amounts due pursuant to this ARTICLE 10 shall be made within five (5) Business Days after (i) notice of a final, non-appealable judgment is sent by the Indemnified Party, (ii) a mutually agreed upon resolution is reached by the third party and the Indemnified Party, and the Indemnifying Party has approved such resolution, (iii) a mutually agreed upon resolution is reached by the third party and the Indemnifying Party, and the

Indemnified Party has approved in writing such resolution, (iv) the expiration of the Direct Claim Response Period, unless the Indemnified Party has disputed the Direct Claim in a written response in accordance with Section 10.4(b) before the end of the applicable Direct Claim Response Period or (v) a mutually agreed upon written resolution is reached by the Indemnified Party and the Indemnifying Party (each such date, a “Final Determination Date”).  Payment of any amounts due pursuant to this ARTICLE 10 shall be treated as an adjustment to the Purchase Price, including for Tax purposes, unless otherwise required by applicable Law. Notwithstanding anything to the contrary in this Agreement, any amounts owing from the Sellers pursuant to this ARTICLE 10 shall be satisfied first from any insurance proceeds that are actually received by the Buyer or its Affiliates, and then from funds in the Escrow Account until such funds are exhausted and thereafter shall be made directly by the Sellers in accordance with the terms of this Section 10.5.

10.6                        Escrow.  The funds contained in the Escrow Account shall be distributed in accordance with the terms and conditions of the Escrow Agreement. Up to $1,000,000 of funds in the Escrow Account shall be available to pay any amounts due to the Buyer pursuant to Section 2.3(d).  The funds in the Escrow Account shall be the primary source of recovery of the Buyer Indemnified Persons for any amounts owed by the Sellers under ARTICLE 10 unless and until such funds are exhausted.

10.7                        Failure to Pay Indemnification or Instruct Escrow Agent.  Subject to Section 10.5, if and to the extent the Indemnified Party shall make written demand upon the Indemnifying Party for indemnification pursuant to this ARTICLE 10 and the Indemnifying Party shall refuse or fail to pay in full within ten (10) Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnified Party may utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of its Damages.  Interest shall accrue on any amounts owed to an Indemnified Party and not timely paid by the Indemnifying Party at an annual rate of eighteen percent (18%) or, if less, the maximum rate permitted by under applicable Law (the “Default Rate”) and shall constitute additional Damages payable to the Indemnified Party.  If either the Sellers or the Buyer shall fail to deliver joint written instructions with the other party pursuant to Section 10.5 by the date required to do so, such party shall be liable to the other party for interest on the amount not timely distributed to the other party as a result of such failure, which interest shall accrue at the Default Rate from the date of such failure until the date when such joint written instructions are delivered.

10.8                        Exclusive Remedy.  The remedies provided for in this ARTICLE 10 and in Sections 2.3 and 6.2 shall constitute the sole and exclusive remedies from and after the Closing for any claims made for breach of the representations and warranties or covenants contained in this Agreement or any of the Schedules or Exhibits attached hereto or in any of the certificates or other instruments or documents furnished by any party pursuant to this Agreement; provided, however, that this limitation shall not apply in the event of fraud or with respect to claims for specific performance or injunctive or other equitable relief.  NO PARTY NOR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, SHAREHOLDERS, TRUSTEES, EMPLOYEES, AGENTS OR AFFILIATES SHALL BE LIABLE FOR ANY EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE, OR ANY DAMAGES THAT ARE SPECULATIVE OR REMOTE, WHETHER SUCH CLAIMS ARISE IN CONTRACT, TORT OR OTHERWISE, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARE INCLUDED WITHIN A CLAIM AGAINST AN INDEMNIFIED PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS ARTICLE 10.

10.9                        No Double Recovery.  Notwithstanding any provision of this Agreement to the contrary, subject to the limitations set forth in Section 10.3, no Indemnified Party shall be entitled to recover more than its recoverable Damages for any claim even though such Damages may have resulted from the breach of more than one of the representations, warranties, covenants or obligations of the Indemnifying Party in this Agreement.

10.10                 Equitable Relief.  The parties mutually agree that if a violation or threatened violation of any covenant contained in Section 6.1 or 6.5 occurs by the Sellers, such violation or threatened violation may cause irreparable injury to the Buyer and the remedy at law for any such violation may be inadequate.  The parties further agree that if any Seller violates Section 6.1 or 6.5, it would be difficult to determine the entire cost, damage or injury which the Buyer and its Affiliates would sustain.  The parties agree that, upon any breach or anticipated breach by any Seller of any covenant contained in Section 6.1 or 6.5, the Buyer and/or its Affiliates shall have the right, in addition to any other rights that may be available to them, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by any Seller of such Section(s) or to compel specific performance by any Seller of one or more of his obligations under such Section(s) (any requirements for posting of bonds for injunction shall be satisfied by posting bond in the amount of $500.00).  The seeking or obtaining by the Buyer or its Affiliates of such injunctive relief shall not foreclose or in any way limit the right of the Buyer to obtain a money judgment against such Seller for any damage to the Buyer or its Affiliates that may result from any breach by any Seller of Section 6.1 or 6.5.

11.                               MISCELLANEOUS.

11.1                        Amendments.  This Agreement may be amended only by a written agreement signed by the parties hereto.

11.2                        Notices.  All notices, requests, demands and other communications made in connection with this Agreement shall be in writing, with a copy delivered by electronic mail, and shall be deemed to have been duly given on the date delivered, if delivered personally, by overnight delivery service to the persons identified below, or three days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

(a)                                 if to the Buyer:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  Steve Stagner and Alex Weiss

Email:  Steve.Stagner@mattressfirm.com

Email:  Alex.Weiss@mattressfirm.com

with a copy (which shall not constitute notice) to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  General Counsel

Email:  kindel.elam@mattressfirm.com

and with a copy (which shall not constitute notice) to:

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, Texas 77010
Attention:  Gene G. Lewis
Email:  gene.lewis@nortonrosefulbright.com

(b)                                 if to the Company (pre-Closing) or the Sellers:

Dale R. Carlsen,
as Shareholder Representative

4365 Whispering Oak Circle

Granite Bay, CA 95746

Email: daleprivate@sleeptrain.com

with a copy (which shall not constitute notice) to:

Paul Grimm

8475 Winterhawk Lane

Granite Bay, CA 95746

Email:  pgrimm@grimmlaw.com

and with a copy (which shall not constitute notice) to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111

Attention:  Derek H. Wilson

Email:  DWilson@sflaw.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.2.

11.3                        Expenses.  Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and, except as otherwise provided herein, the transactions contemplated by this Agreement.  The Buyer shall pay the statutory filing fees in connection with any filings under the HSR Act related to the transactions contemplated hereby, but shall not be responsible for the fees and expenses of attorneys or other advisors of the Company or the Sellers, including those for preparing any such filings, responding to any inquiries by a Governmental Body related thereto or other actions in connection with such filings.

11.4                        Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.5                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.6                        Entire Agreement.  This Agreement, including the Annexes, Exhibits and the Disclosure Schedules and other Schedules attached hereto, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

11.7                        Shareholder Representative.

(a)                                 The Shareholder Representative will act as the agent of the Sellers in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other documents contemplated hereby, and in connection with the activities to be performed on behalf of the Sellers under this Agreement, and will have the full power and authority to settle and resolve any disputes which may arise hereunder and to agree to or modify the methodology or timeframe by which such disputes are to be resolved.  Each of the Sellers hereby authorizes the Shareholder Representative to take any action on the Sellers’ behalf in connection with the Sellers’ performance or enforcement of this Agreement, including (i) negotiating, settling or compromising any adjustment to the Purchase Price, including under Section 2.3, (ii) performing all covenants to be performed by the Sellers hereunder, (iii) negotiating, asserting, prosecuting, settling or compromising on behalf of the Sellers any claim for indemnification against MFRM or the Buyer, (iv) negotiating, defending, settling or compromising on behalf of the Sellers any claims against any Seller arising under this Agreement or (v) entering into the Escrow Agreement and negotiating, asserting, prosecuting, defending, settling or compromising on behalf of the Sellers any disputes or claims that may arise under the Escrow Agreement.  MFRM and the Buyer shall be entitled to rely exclusively upon the communications of the Shareholder Representative relating to the foregoing matters and such communications shall be deemed to be made on behalf of any or all Sellers and neither MFRM nor the Buyer shall be required to comply with any instructions or communications from a Seller even if such instructions or communications are contrary to the instructions or communications of the Shareholder Representative.

(b)                                 Neither MFRM nor the Buyer (a) need be concerned with the authority of the Shareholder Representative to act on behalf of all Sellers as provided hereunder, or (b) shall be held liable or accountable in any manner for any act or omission of the Shareholder Representative in such capacity.

(c)                                  The Sellers agree to, jointly and severally, indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any losses or damages incurred by the Shareholder Representative (including reasonable fees and expenses of any legal counsel retained by the Shareholder Representative) arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder.  The Shareholder Representative shall not have any liability to any Seller or other Person arising out of or relating to the Shareholder Representative’s actions under this Agreement, the Escrow Agreement or any other certificate, exhibit, annex, schedule or other document or agreement delivered or entered into in connection with this Agreement, or with respect to any other matter in this Agreement, the Escrow Agreement or any other certificate, exhibit, annex, schedule or other document or agreement delivered or entered into in connection with this Agreement, including any of his negligent acts or omissions.

(d)                                 Unless a Seller or other Person entitled to receive payments from or at the direction of the Shareholder Representative hereunder has provided in writing wire transfer instructions to the Shareholder Representative, the Shareholder Representative shall pay any amounts due to such Person from the Shareholder Representative by check payable to the order of such Person and mailed to such Person’s last known address.  The Shareholder Representative may rely on the wire transfer instructions or notice address provided by each Seller in writing until such time as such Seller provides written notice of new wire transfer instructions or notice address to the Shareholder Representative (which shall be effective only upon the receipt thereof by the Shareholder Representative).  The Shareholder Representative shall not be responsible or otherwise liable for any misdirected payments (or to see that any Person receives any such payment) under this Agreement because such Person’s wire transfer instructions or notice address is incorrect, illegible or outdated.

(e)                                  Dale R. Carlsen shall serve as the Shareholder Representative until he resigns or is otherwise unable or unwilling to serve.  In the event that a Shareholder Representative resigns from such position or is otherwise unable or unwilling to serve, the Sellers shall select, by the vote or consent of Sellers whose aggregate Allocation Percentages immediately prior to the Closing exceed 50%, a successor representative to fill such vacancy, shall provide prompt written notice to the Buyer of such change and such substituted representative shall then be deemed to be the Shareholder Representative for all purposes of this Agreement.

11.8                        Assignment.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, the Buyer shall have an absolute right to assign its rights under this Agreement in whole or in part at any time to an Affiliate of the Buyer without the Company’s, any Seller’s or the Shareholder Representative’s prior written approval; provided, however, that such assignment shall not relieve the Buyer of, and the Buyer shall remain jointly and severally liable with the assignee for, all obligations hereunder.

11.9                        Disclosure Schedules.  Notwithstanding the fact that the Disclosure Schedules are arranged by sections corresponding to the section in this Agreement or that a particular section of the Agreement makes reference to a specific Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to a Disclosure Schedule, a disclosure made in the Disclosure Schedules shall be deemed made in any other section of the Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure. The inclusion of information in the Disclosure Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company or any Seller. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

11.10                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to principles of conflicts of laws, as to all matters, including matters of validity, construction, effect, performance and remedies.  In respect of any action, suit or other proceeding relating to this Agreement, each party hereby irrevocably submits to the personal jurisdiction of any state or federal court located in Delaware and waives any objection that such venue is an inconvenient forum.

11.11                 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts (including by means of facsimile signature pages), each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any other document, shall be disregarded in determining any party’s intent or the effectiveness of such signature.

11.12                 No Third Party Beneficiaries or Amendments.  This Agreement shall not confer any rights or remedies upon any Person other than the Indemnified Parties solely in respect of ARTICLE 10, the parties hereto and their respective permitted successors and assigns.  In addition, no provision in this Agreement shall modify or amend any other agreement, plan, program, or document (including, for example, a retirement plan) unless this Agreement explicitly states that the provision ‘amends’ such other agreement, plan, program, or document. The foregoing shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document.  If a party not entitled to enforce this Agreement brings an Action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document and that provision is construed to be such an amendment despite not being explicitly designated as an amendment in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect..

11.13                 Injunction; Specific Performance.  The parties acknowledge and agree that the Buyer, the Company or the Sellers, as applicable, would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, the parties agree that the Buyer, the Company and the Sellers, as applicable, will be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they may be entitled, at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BUYER:

MATTRESS FIRM, INC.

By:	/s/ Steve Stagner
Name:	Steve Stagner
Title:	President and Chief Executive Officer

MFRM:

MATTRESS FIRM HOLDING CORP.

By:	/s/ Steve Stagner
Name:	Steve Stagner
Title:	President and Chief Executive Officer

COMPANY:

THE SLEEP TRAIN, INC.

By:	/s/ Dale R. Carlsen
Name:	Dale R. Carlsen
Title:	President

Signature Page to Purchase Agreement

SELLERS:

DALE R. CARLSEN STOCK TRUST U.D.T. AUGUST 5, 1997

By:	/s/ Dale R. Carlsen
Dale R. Carlsen, Trustee

THE SLEEP TRAIN, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

By:	/s/ Merri E. Ash
Name:	Merri E. Ash
Title:	Vice President/Trustee

/s/ Michael Combest
Michael Combest

/s/ Mike Dunn
Mike Dunn

/s/ Paul Grimm
Paul Grimm

KILLGORE FAMILY TRUST DTD 10/15/2009

By:	/s/ Robert D. Killgore
Robert D. Killgore, Trustee

By:	/s/ Jernee’ V. Killgore
Jernee’ V. Killgore, Trustee

Signature Page to Purchase Agreement

DALE R. CARLSEN IRR. TRUST

By:	/s/ Dale R. Carlsen
Name:	Dale R. Carlsen
Title:	Trustee

KATHRYN W. CARLSEN IRR. TRUST

By:	/s/ Kathryn W. Carlsen
Name:	Kathryn W. Carlsen
Title:	Trustee

JOSEPH P. CARLSEN 2000 TRUST

By:	/s/ Dale R. Carlsen
Dale R. Carlsen, Trustee

MEGHAN E. CARLSEN 2000 TRUST

By:	/s/ Dale R. Carlsen
Dale R. Carlsen, Trustee

/s/ Kevin Moretton
Kevin Moretton

/s/ Scott Carlsen
Scott Carlsen

/s/ Hernani Alves
Hernani Alves

/s/ Matthew Anderson
Matthew Anderson

Signature Page to Purchase Agreement

/s/ Brian Baxter
Brian Baxter

/s/ Peter DiCorti
Peter DiCorti

/s/ John Haitz
John Haitz

/s/ Tracy Jackson
Tracy Jackson

/s/ Matthew Jessell
Matthew Jessell

/s/ Bruce Kerr
Bruce Kerr

/s/ Michael Lavelle
Michael Lavelle

/s/ Marc Tseu
Marc Tseu

/s/ Michael Wilson
Michael Wilson

/s/ Elaine Pardee
Elaine Pardee

Signature Page to Purchase Agreement

CARLSEN:

/s/ Dale R. Carlsen
Dale R. Carlsen, individually, solely for the purposes of Sections 3.6 and 6.5

KILLGORE:

/s/ Robert D. Killgore
Robert D. Killgore, individually, solely for the purposes of Sections 3.7 and 6.5

SHAREHOLDER REPRESENTATIVE:

/s/ Dale R. Carlsen
Dale R. Carlsen, solely in his capacity as the
Shareholder Representative

Signature Page to Purchase Agreement

SCHEDULES

The following schedules and exhibits have been omitted from the copy of this Asset Purchase Agreement filed with the Securities and Exchange Commission. Mattress Firm Holding Corp. hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request therefor.

Annexes, Exhibits and Schedules to Purchase and Sale Agreement

Exhibit F	Form of Carlsen Employment Agreement
Exhibit G	Form of Killgore Employment Agreement

Non-Disclosure Schedules

Schedule 2.4	Vendor Payments
Schedule 2.5	Extra Tax Cost; Extra Tax Benefit
Schedule 2.7(d)	Encumbrances to be Released at Closing
Schedule 2.10	Allocation Principles
Schedule 6.5(a)	Covenant Not to Compete
Schedule 7.3(d)	Required Third Party Consents

Article 3 Disclosure Schedules

Article 4 Disclosure Schedules

Buyer Schedule

Schedule 5.3	Buyer Conflicts

Annex 1 — Stock Ownership and Allocation Percentage

Seller	Shares Owned	Allocation Percentage
Dale R. Carlsen Stock Trust U.D.T. August 5, 1997	67,005.77	52.3089
The Sleep Train, Inc. Employee Stock Ownership Plan and Trust	34,356.52	26.8209
Killgore Family Trust dtd 10/15/2009	3,843.05	3.0001
Combest, Michael	3,404.85	2.6581
Dunn, Mike	3,000.24	2.3422
Grimm, Paul	2,267.93	1.7705
Dale R. Carlsen Irr. Trust	2,000.00	1.5613
Kathryn W. Carlsen Irr. Trust	2,000.00	1.5613
Joseph P. Carlsen 2000 Trust	1,882.93	1.4700
Meghan E. Carlsen 2000 Trust	1,882.93	1.4700
Moretton, Kevin	1,767.99	1.3802
Carlsen, Scott	691.46	0.5398
Alves, Hernani	335.00	0.2615
Anderson, Matthew	335.00	0.2615
Baxter, Brian	335.00	0.2615
DiCorti, Peter	335.00	0.2615
Haitz, John	335.00	0.2615
Jackson, Tracy	335.00	0.2615
Jessell, Matthew	335.00	0.2615
Kerr, Bruce	335.00	0.2615
Lavelle, Michael	335.00	0.2615
Tseu, Marc	335.00	0.2615
Wilson, Michael	335.00	0.2615
Pardee, Elaine	307.70	0.2402
	128,096.37	100.00%

Annex 1 to Purchase and Sale Agreement

Annex 2 — Key Shareholders

Dale R. Carlsen Stock Trust U.D.T. August 5, 1997
Killgore Family Trust U.D.T. October 15, 2009
Combest, Michael
Dunn, Mike
Grimm, Paul
Dale R. Carlsen Irr. Trust
Kathryn W. Carlsen Irr. Trust
Joseph P. Carlsen 2000 Trust
Meghan E. Carlsen 2000 Trust
Moretton, Kevin
Alves, Hernani
Anderson, Matthew
Baxter, Brian
DiCorti, Peter
Haitz, John
Jackson, Tracy
Jessell, Matthew
Kerr, Bruce
Lavelle, Michael
Tseu, Marc
Wilson, Michael

Annex 2 to Purchase and Sale Agreement

Annex 3 — Working Capital Methodology

Sleep Train Enterprise

Net Working Capital Calculation

TTM Avg
May 2014

Current Assets - Books	116,250,022
PSA Adjustments:
Cash & cash equivalents	(13,004,210)
Prepaid TI’s	(4,970,847)
Deferred Taxes-Current	(61,460)

Currrent Assets - PSA	98,213,505

Current Liabilities - Books	99,794,910
PSA Adjustments:
Line of Credit - WFB	(158,333)
CPLTD - WFB	(2,243,551)
CPLTD-ESOP Notes	(941,539)
CPLTD - Shareholders Notes	(1,000,251)
Accrued Interest	(193,358)
CP Cap Lease Obligation	(191,611)
2011 Due to 708 Kanoelehua Partners, LLC	(34,958)
Curent Liabilities - PSA	95,031,309
Net Working Capital	3,182,195

Correct Management’s balances:
Remove balances pasted to incorrect period	1,569,819
Correct balances	(1,406,211)
Corrected Management Adjusted Net Working Capital	3,345,803

Differences in Similar adjustments
Petty Cash - Warehouses	14,321
Current portion of Airplane promissory note	333,336
Aloha Cash	23,893

Adjustments not reflected by Management
Stock appreciation rights accrual	3,058,005
ESOP accrual	37,500
Aloha transaction bonuses	26,672
Aloha contingent payments	225,000
Adjusted TTM NWC - MF	7,064,530

ST Modifications to MF Adjutsments:
Current portion of Airplane promissory note	(333,336)
Adjustment for Aloha Cash	(47,786)
Correction for prepaid tax error	(325,897)
Adjusted TTM NWC - Train	6,357,511

Annex 3 to Purchase and Sale Agreement

EXHIBIT A-1

Restrictive Legend

THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF (I) UNLESS (A) REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES AND ‘BLUE SKY’ LAWS OR (B) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY SUCH LAWS IS AVAILABLE OR (II) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF THE ACT AND APPLICABLE SECURITIES OR ‘BLUE SKY’ LAWS.

Exhibit A-1 to Purchase and Sale Agreement

EXHIBIT A-2

Restrictive Legend

THE HOLDER OF THESE SHARES OF COMMON STOCK IS SUBJECT TO A LOCK-UP AGREEMENT WITH THE ISSUER PURSUANT TO THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED                           , 2014 BY AND BETWEEN MATTRESS FIRM, INC., MATTRESS FIRM HOLDING CORP., THE SLEEP TRAIN, INC., THE SHAREHOLDERS OF THE SLEEP TRAIN, INC. AND DALE R. CARLSEN, AS SHAREHOLDER REPRESENTATIVE.

Exhibit A-2 to Purchase and Sale Agreement

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [                  ], 2014, by and among Mattress Firm, Inc., a Delaware corporation (“Buyer”), Dale R. Carlsen, an individual, not individually, but solely in his capacity as Shareholder Representative pursuant to the Purchase Agreement (as defined below) acting on behalf of the Sellers (as defined below) (“Representative”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).  Buyer and Representative may be referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement (defined below), provided however, for purposes of this Agreement, only the terms defined herein shall be applicable to the Escrow Agent as defined in this Agreement.

W I T N E S S E T H:

WHEREAS, Buyer and Representative are parties to that certain Purchase and Sale Agreement dated as of September 3, 2014, by and among Buyer, Mattress Firm Holding Corp., a Delaware corporation, The Sleep Train, Inc., a California corporation (the “Company”), the shareholders of the Company (each, a “Seller” and collectively, the “Sellers”), Dale R. Carlsen, individually, solely for the purposes of Sections 3.6 and 6.5 therein, Robert D. Killgore, individually, solely for purposes of Sections 3.7 and 6.5 therein, and Representative (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), providing for, among other things, the acquisition by Buyer from Sellers of all of the outstanding shares of capital stock of the Company;

WHEREAS, pursuant to Section 2.2(c) of the Purchase Agreement, at the Closing, Buyer will deposit with Escrow Agent an aggregate amount equal to $15,000,000 (the “Primary Escrow Amount”), which shall provide a source of funds during the time periods set forth in this Agreement for indemnification and other obligations of the Sellers;

WHEREAS, contemporaneously with the execution of the Purchase Agreement, the Sellers and Representative entered into a Contribution Agreement (the “Contribution Agreement”), effective on the date hereof, whereby the Sellers agreed to satisfy any indemnification claims of any Buyer Indemnified Persons in the manner set forth therein;

WHEREAS, the Secondary Escrow Account (as defined below) is being established herein for the sole and exclusive benefit of and access and recourse by Representative, acting on behalf of the Sellers, to help effectuate the Contribution Agreement;

WHEREAS, Representative’s agreement to execute and deliver this Agreement at the Closing insofar as it relates to the Primary Escrow Account (as defined below) and the Primary Escrow Amount is a material inducement to Buyer’s execution and delivery of the Purchase Agreement and its consummation of the transactions contemplated thereby; and

WHEREAS, Buyer and Representative desire to appoint Escrow Agent as the escrow agent, and Escrow Agent desires to accept such appointment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Escrow Agent and the Parties hereby agree as follows:

ARTICLE IAppointment of and Acceptance by Escrow Agent.  Buyer and Representative hereby appoint and designate Escrow Agent to receive the Primary Escrow Amount and the Secondary

Escrow Amount (as defined below), maintain possession of the Deposit (as defined below) and act as escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.

ARTICLE IIEscrow Deposit.

2.1                               Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, the Primary Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement.  The Primary Escrow Amount, together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Primary Escrow Funds.”  Escrow Agent shall not disburse or release the Primary Escrow Funds except in accordance with the express terms and conditions of this Agreement.

2.2                               Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, an aggregate amount equal to $15,000,000 (the “Secondary Escrow Amount”) to be held by Escrow Agent pursuant to the terms of this Agreement for the sole and exclusive benefit of and access and recourse by Representative, acting on behalf of the Sellers, to help effectuate the Contribution Agreement.  The Secondary Escrow Amount, together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Secondary Escrow Funds.”  Escrow Agent shall not disburse or release the Secondary Escrow Funds except in accordance with the express terms and conditions of this Agreement.  For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, neither Buyer nor any Buyer Indemnified Person shall have any right, interest, recourse or claim of whatsoever kind in, to or against the Secondary Escrow Account, the Secondary Escrow Amount or any Secondary Escrow Funds, except pursuant to the direction of the Representative.  The Primary Escrow Funds and the Secondary Escrow Funds shall be known collectively as the “Deposit.”

ARTICLE IIIEscrow Accounts.  The Primary Escrow Funds shall be deposited into a separate escrow account, apart from the Secondary Escrow Account, to be maintained in accordance with the terms of this Agreement (the “Primary Escrow Account”).  The Secondary Escrow Funds shall be deposited into a separate escrow account, apart from the Primary Escrow Account, to be maintained in accordance with the terms of this Agreement (the “Secondary Escrow Account”).

ARTICLE IVInvestment of the Deposit.

4.1                               Investment of Primary Escrow Funds.  During the term of this Agreement, the Primary Escrow Funds in the Primary Escrow Account shall be held in one or more demand deposit accounts and invested and reinvested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. or a successor investment offered by Escrow Agent, unless otherwise jointly instructed in writing by Buyer and Representative.  An interest bearing demand deposit account has rates of interest or compensation that may vary from time to time as determined by Escrow Agent.  Instructions to make any other investment (“Alternative Investment”) must be in writing jointly executed by an Authorized Representative (as defined in Section 26(a) below) of each of the Parties and shall specify the type and identity of the investments to be purchased and/or sold.  Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  Escrow Agent or any of its affiliates may receive

Escrow Agreement

3

reasonable compensation with respect to any Alternative Investment directed hereunder, including charging any applicable reasonable and customary agency fee or transaction fee in connection with each transaction.  The Parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Primary Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.  Market values, exchange rates and other valuation information (including market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.

4.2                               Investment of Secondary Escrow Funds.  During the term of this Agreement, the Secondary Escrow Funds in the Secondary Escrow Account shall be held in one or more demand deposit accounts and invested and reinvested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. or a successor investment offered by Escrow Agent, unless otherwise instructed in writing by Representative.  An interest bearing demand deposit account has rates of interest or compensation that may vary from time to time as determined by Escrow Agent.  Instructions to make an Alternative Investment must be in writing executed by Representative and shall specify the type and identity of the investments to be purchased and/or sold.  Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  Escrow Agent or any of its affiliates may receive reasonable compensation with respect to any Alternative Investment directed hereunder, including charging any applicable reasonable and customary agency fee or transaction fee in connection with each transaction.  Representative recognizes and agrees that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Secondary Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.  Market values, exchange rates and other valuation information (including market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of Representative.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.

4.3                               Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to distribute any of the Deposit pursuant to the terms of this Agreement or as otherwise contemplated in this Agreement.  Escrow Agent shall not be liable for failure to invest or reinvest funds.  Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or, in the case of an Alternative Investment, for the failure of (i) the Parties, with respect to the Primary Escrow Funds, to give Escrow Agent instructions to invest or reinvest the Primary Escrow Funds or (ii) Representative, with respect to the Secondary Escrow Funds, to give Escrow Agent instructions to invest or reinvest the Secondary Escrow Funds.

4.4                               Receipt, investment, reinvestment and disbursement of (i)  the Primary Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to Buyer and

4

Representative and (ii) the Secondary Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to Representative.  Escrow Agent shall prepare no other accounting or special reporting..

ARTICLE VDisbursement of Deposit.  The Parties hereto agree that the provisions of this Section 5 shall apply only to Buyer and Representative, and Escrow Agent shall not be bound by, or liable for, any terms, conditions or obligations set forth in this Section 5.

11.14                 Net Working Capital Payment.  If the amount of the Final Net Working Capital determined pursuant to Section 2.3 of the Purchase Agreement is less than the Estimated Net Working Capital, Representative and Buyer shall jointly instruct Escrow Agent to pay to Buyer, from the Primary Escrow Account, by wire transfer of immediately available funds an amount equal to the lesser of (i) the excess of the Estimated Net Working Capital over the Final Net Working Capital and (ii) One Million Dollars ($1,000,000).

11.15                 Disbursements from Primary Escrow Account. In the event that Buyer Indemnified Persons are entitled to indemnification pursuant to Article 10 of the Purchase Agreement, Representative and Buyer hereby covenant and agree to execute and deliver joint written instructions to Escrow Agent, within five (5) Business Days after (i) notice of a final, binding and non-appealable judgment or order of a court of competent jurisdiction (an “Order”) is sent to Escrow Agent, (ii) a mutually agreed upon resolution is reached by the third party and Buyer, and Representative has approved in writing such resolution, (iii) a mutually agreed upon resolution is reached by the third party and Representative, and Buyer has approved in writing such resolution, (iv) the expiration of the Direct Claim Response Period, unless the Indemnified Party has disputed the Direct Claim in a written response in accordance Section 10.4(b) of the Purchase Agreement before the end of the applicable Direct Claim Response Period or (v) a mutually agreed upon written resolution is reached by Buyer and Representative (each such date, a “Final Determination Date”), directing Escrow Agent to release from the Primary Escrow Account and pay to Buyer or its designee(s) the amount of Buyer Damages, if any, to which the Buyer Indemnified Persons are entitled hereunder as of such Final Determination Date, in each case to the fullest extent of the funds then remaining in the Primary Escrow Account.  Payment of any amounts due pursuant to Article 10 of the Purchase Agreement shall be made within five (5) Business Days after a Final Determination Date.

11.16                 Procedures for Disbursements from Primary Escrow Account.  If any Buyer Indemnified Person makes a claim for indemnification pursuant to Article 10 of the Purchase Agreement, subject to the limitations set forth therein, such Buyer Indemnified Person shall deliver to the Escrow Agent, Buyer (if not the Buyer Indemnified Person making the claim), and Representative a written notice describing the claim for Buyer Damages in reasonable detail.  On or prior to the second Business Day after the first anniversary of the Closing Date (the “Initial Release Date”), Buyer shall quantify and deliver to Representative one or more of its good faith estimates of the maximum aggregate amount of Buyer Damages that Buyer Indemnified Persons may suffer from Direct Claims or Third Party Claims of which Buyer notified the Sellers or Representative on or before the Initial Release Date (the “Initial Damages Amount”).  Buyer hereby covenants and agrees on the written request of Representative to execute and deliver joint written instructions with Representative to Escrow Agent, promptly after its delivery of the Initial Damages Amount, directing Escrow Agent to release from the Primary Escrow Account and deposit into the Secondary Escrow Account an amount equal to (i) Seven Million Five Hundred Thousand Dollars ($7,500,000), less (ii) aggregate amounts previously paid from the Primary Escrow Account to Buyer Indemnified Persons and less (iii) subject to Section 5(d) below, the Initial Damages Amount (the aggregate of (i), (ii), and (iii) being collectively the “Initial Release

5

Amount”).  On or prior to the second Business Day after the eighteen (18) month anniversary after the Closing Date (the “Secondary Release Date”), Buyer shall quantify and deliver to Representative one or more of its good faith estimates of the maximum aggregate amount of Buyer Damages that Buyer Indemnified Persons may suffer from Direct Claims or Third Party Claims of which Buyer notified the Sellers or Representative on or before the Secondary Release Date (the “Secondary Damages Amount”).  Buyer hereby covenants and agrees on the written request of Representative to execute and deliver joint written instructions with Representative to Escrow Agent, promptly after its delivery of the Secondary Damages Amount, directing Escrow Agent to release from the Primary Escrow Account and deposit into the Secondary Escrow Account an amount equal to (x) the amount then held in the Primary Escrow Account, less (y) subject to Section 5(d) below, the Secondary Damages Amount (the aggregate of (x) and (y) being collectively the “Secondary Release Amount”).  The funds remaining in the Primary Escrow Account after the release from escrow and payment of the Secondary Release Amount are referred to as the “Remaining Balance.”  The Parties agree that the Escrow Agent shall continue to hold the Remaining Balance pending the final resolution of the Direct Claims or Third Party Claims until the applicable Final Determination Date with respect to such Direct Claim or Third Party Claim, whereupon, as and when such Direct Claims or Third Party Claims are resolved from time to time, Buyer and Representative shall direct Escrow Agent to release and deposit appropriate amounts of such Remaining Balance to the Secondary Escrow Account, as directed by Representative or Buyer (or its designee(s)), as the case may be.

11.17                 Right to Dispute.  Representative shall have the right to dispute any estimate of Buyer’s determination of the Initial Damges Amount or the Secondary Damages Amount.  Upon the issuance of an Order determining that any portion of Buyer’s determination of the Initial Damages Amount or the Secondary Damages Amount was not made in good faith, Representative may deliver a copy of an Order of such court instructing Escrow Agent to release any amount from the Primary Escrow Account as specified in such Order.

11.18                 Disbursements from the Secondary Escrow Account.

(a)                                 If the amount of the Final Net Working Capital determined pursuant to Section 2.3 of the Purchase Agreement is more than One Million Dollars ($1,000,000) less than the Estimated Net Working Capital (any such amount above $1,000,000, the “Excess Amount”), Representative may instruct Escrow Agent to pay to Buyer, from the Secondary Escrow Account, by wire transfer of immediately available funds an amount equal to such Excess Amount.

(b)                                 If any amount is required to be paid by Sellers to Buyer in connection with any Closing Price adjustment pursuant to Section 2.3(e) of the Purchase Agreement, Representative may instruct Escrow Agent to pay to Buyer, from the Secondary Escrow Account, by wire transfer of immediately available funds such amount due to Buyer.

(c)                                  If any Company Vendor Payments become due pursuant to Section 2.4 of the Purchase Agreement, Representative may instruct Escrow Agent to pay to Buyer, from the Secondary Escrow Account, by wire transfer of immediately available funds an amount equal to such Company Vendor Payment.

(d)                                 If any amount is due and payable by the Sellers to Buyer under Section 2.5 of the Purchase Agreement, Representative may instruct Escrow Agent to pay to Buyer, from the Secondary Escrow Account, by wire transfer of immediately available funds such amount due to Buyer.

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(e)                                  If any other amount is due and payable by the Sellers to Buyer under the Purchase Agreement, Representative may instruct Escrow Agent to pay to Buyer, from the Secondary Escrow Account, by wire transfer of immediately available funds such amount due to Buyer.

(f)                                   The Representative shall have sole control of the disbursements from the Secondary Escrow Account and may elect, in his sole discretion at any time from and after the date hereof, to transfer the funds in the Secondary Escrow Account to a separate account held by the Escrow Agent or by any other banking institution.

(g)                                  The terms of Section 11.7 of the Purchase Agreement regarding the Representative, including but not limited to the liability, indemnification and authority provisions contained therein, are incorporated herein by reference and made a part hereof.  The Shareholder Representative has the authority to negotiate, assert, prosecute, settle or compromise on behalf of the Sellers any claim for indemnification.  The Representative may direct the Escrow Agent to release Secondary Escrow Funds to settle any such claims.

(h)                                 After the thirty-month anniversary of the Closing Date and on or prior to the fifth Business Day after the thirty-month anniversary of the Closing Date, the Representative shall direct the Escrow Agent to release the funds remaining in the Secondary Escrow Account to the Sellers; provided that the Representative may direct the Escrow Agent to retain a portion of the remaining Secondary Escrow Account (the “Secondary Escrow Remaining Balance”) to cover the amount determined by the Representative as necessary or appropriate to satisfy any indemnification claims communicated to the Representative on or prior to the thirty-month anniversary of the Closing Date.  The Parties agree that the Escrow Agent will continue to hold any such Secondary Escrow Remaining Balance pending the final resolution of the indemnification claims, whereupon, as and when such claims are resolved, the Representative will direct the Escrow Agent to release and pay the Secondary Escrow Remaining Balance to the Sellers on a pro rata basis.

(i)                                     In connection with disbursements pursuant to clauses (i)-(vi) of this Section 5(e) or as otherwise required by the Representative pursuant to the Purchase Agreement, upon receipt of the Shareholder Representative Notice (as defined in Section 6(b)), Escrow Agent will release the amount in the Shareholder Representative Notice, without further investigation, inquiry or examination.

ARTICLE VIRelease of Deposit.

6.1                               Release of Primary Escrow Funds.  Upon receipt of (i) joint written instructions executed by both an Authorized Representative of Buyer and an Authorized Representative of Representative setting forth instructions to Escrow Agent as to the payment of all or any portion of the applicable Primary Escrow Funds, or (ii) an Order (with concurrent delivery of a copy thereof to the other Party) accompanied by a written certification from counsel for the instructing Party attesting that such Order is final and not subject to further proceedings or appeal along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such Order and setting forth instructions to Escrow Agent as to the payment of all or any portion of the Primary Escrow Funds.  Escrow Agent shall be entitled to conclusively rely upon any such joint written instructions or Order and shall pay the instructed amount of Primary Escrow Funds (to the extent of the applicable Primary Escrow Funds then held by Escrow Agent) in accordance with such joint written instructions or Order.  Escrow Agent shall not be obligated or liable to confirm the validity of any Order or the final or non-appealable nature thereof to

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which such instruction refers or to make any determination as to whether or not such Order is final, its only obligation being to rely in good faith on such Order delivered to Escrow Agent pursuant to the terms hereof.

6.2                               Release of Secondary Escrow Funds.  Upon receipt of written instructions executed by an Authorized Representative of Representative setting forth written instructions to Escrow Agent as to the payment of all or any portion of the applicable Secondary Escrow Funds in the form of Schedule A attached hereto (“Shareholder Representative Notice”), Escrow Agent shall be entitled to conclusively rely upon any such written instructions and shall pay the instructed amount of Secondary Escrow Funds (to the extent of the applicable Secondary Escrow Funds then held by Escrow Agent) in accordance with such written instructions.

ARTICLE VIIDisposition and Termination.  Upon release and distribution of the full amount of the Deposit by Escrow Agent in accordance with Sections 5 and 6 or any other provision hereof, this Agreement shall terminate and have no further force and effect, subject to the provisions of Section 10 hereof.

ARTICLE VIIIEscrow Agent’s Rights and Responsibilities.  Escrow Agent agrees to hold the Deposit and to perform its obligations in accordance with the terms and provisions of this Agreement.  The Parties agree that Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement and Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties.  The acceptance by Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to Escrow Agent’s rights, duties and liabilities hereunder:

8.1                               Documents.  Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be.  Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of a Party hereto, it may be necessary for Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority; provided that Escrow Agent believes in good faith that the authority of such entity or individual is genuine.  Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Deposit, or any portion thereof, unless such instruction shall have been delivered to Escrow Agent in accordance with Section 26 below and Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.

8.2                               Liability.  Escrow Agent shall not be liable for action taken, suffered or omitted to be taken in good faith, except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence, bad faith, willful misconduct or fraud was the cause of any loss to either Party. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other similar causes reasonably beyond its control.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall

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be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied.  Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  In the event that Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, or, with respect to the Primary Escrow Account, if Escrow Agent receives conflicting instructions from the Parties, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given (i) joint written instructions executed by an Authorized Representative of each of Buyer and Representative, which eliminate such ambiguity or uncertainty to the satisfaction of Escrow Agent or (ii) an Order (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such Order and shall have no obligation to determine whether any such Order is final); or (b) file an action in interpleader.  With respect to the Primary Escrow Account, the Parties agree to pursue any redress or recourse in connection with any dispute between them without making Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8.3                               Legal Counsel.  Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and, except as provided in Section 8.2 hereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

8.4                               Limitation of Duties.  Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the Parties (whether or not it has any knowledge thereof) other than this Agreement.

8.5                               Resignation or Termination of Escrow Agent.  Escrow Agent shall have the right to resign at any time by giving 30 days’ advance written notice of such resignation to the Parties, and the Parties shall have the right to terminate the services of Escrow Agent hereunder at any time by giving 30 days’ advance written notice (with such written notice being signed by Buyer and Representative) of such termination to Escrow Agent, in each case specifying the effective date of such resignation or termination.  With respect to the Primary Escrow Funds, within five (5) Business Days after receiving or delivering such notice, as the case may be, the Parties agree to appoint a successor Escrow Agent to which Escrow Agent shall disburse the Primary Escrow Funds then held hereunder.  With respect to the Secondary Escrow Funds, within five (5) Business Days after receiving or delivering such notice, as the case may be, the Representative agrees to appoint a successor Escrow Agent to which Escrow Agent shall disburse the Secondary Escrow Funds then held hereunder.  If a successor Escrow Agent has not been appointed or has not accepted such appointment by the end of such 30-day period, Escrow Agent may (i) to the extent there are Primary Escrow Funds remaining at such time, interplead the Primary Escrow Funds with a court of competent jurisdiction in the State of Delaware for the appointment of a successor Escrow Agent, and as between the Parties, the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be shared equally by Buyer, on the one hand, and Representative, on the other hand; (ii)  to the extent there are Secondary Escrow Funds remaining at such time, interplead the Secondary Escrow Funds with a court of competent jurisdiction in the State of Delaware for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in

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connection with any such proceeding shall be borne by Representative; or (iii) appoint a successor escrow agent of its own choice.  Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent.  Except as otherwise agreed to in writing by the Parties, no Primary Escrow Funds shall be released from the Primary Escrow Account following the resignation or termination of Escrow Agent unless and until a successor Escrow Agent has been appointed in accordance with this Section 8.5 or in accordance with the directions of an Order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section ARTICLE X.  Except as otherwise agreed to in writing by the Representative and Escrow Agent, no Secondary Escrow Funds shall be released from the Secondary Escrow Account following the resignation or termination of Escrow Agent unless and until a successor Escrow Agent has been appointed in accordance with this Section 8.5 or in accordance with the directions of an Order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section ARTICLE X.

8.6                               Discharge of Escrow Agent.  Upon disbursement of all of the Deposit pursuant to the terms of Sections ARTICLE V and ARTICLE VI above or delivery thereof to a successor escrow agent in accordance with this Agreement, Escrow Agent shall thereafter be discharged from any further obligations hereunder, except pursuant to Section 8.2.  With respect to the Primary Escrow Account, Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all Orders and, if it shall so comply or obey, it shall not be liable to any other person or entity by reason of such compliance or obedience.

ARTICLE IXIncome Tax Allocation and Reporting; Tax Distributions.

9.1                               The Parties agree that only for U.S. federal and all applicable state tax purposes the Deposit deposited by Buyer with Escrow Agent pursuant to this Agreement shall be treated as being held for the benefit of the Sellers.  The Parties further agree that all income earned from the investment of the Deposit shall be allocated to the Sellers, in accordance to their respective percentage allocation in Exhibit A hereto, for tax purposes whether or not such income is distributed during such year.  Escrow Agent shall report to the Internal Revenue Service (“IRS”), or any other taxing authority, as of each calendar year-end on IRS Form 1099 or 1042-S (or other appropriate form), all income earned from the investment of the Deposit for the account of the Sellers (whether or not such income has been distributed during such year), as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, as amended.  For the avoidance of doubt, in no event shall the income earned from the investment of the Deposit be reported as earned for the account of Buyer.  The Parties hereby represent to Escrow Agent that no other tax reporting of any kind is required to be made by the Escrow Agent given the underlying transaction giving rise to this Agreement.

9.2                               As an agreement with which Escrow Agent need not be concerned with respect to the underlying transaction, (i) at the time any amounts are distributed by Escrow Agent to the Sellers or Buyer (except for amounts attributable to income earned from the investment of the Deposit), Representative and Buyer shall jointly prepare a detailed schedule indicating the allocation of the disbursement amount from the Primary Escrow Amount, and Representative shall prepare a detailed schedule indicating the allocation of the disbursement amount from the Secondary Escrow Amount, between (1) principal, (2) imputed interest to be reported on IRS Form 1099-INT, (3) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, and/or (4) the portion of the Primary Escrow Amount or the Secondary Escrow Amount delivered

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to Buyer, along with the relevant payee tax information, documentation, and proportionate interest thereof, and (ii) based upon the schedule so prepared, Buyer shall issue Form(s) 1099 to the Sellers reflecting such imputed interest and/or OID set forth on such schedule.

9.3                               The Parties agree with Escrow Agent that no withholding under Section 1445 of the Code is required in connection with the underlying transaction because each Seller (i) is not a nonresident alien for purposes of U.S. federal income taxation, (ii) is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury regulations promulgated thereunder), and (iii) is not a disregarded entity as defined in Treasury regulations Section 1.1445-2(b)(2)(iii).

9.4                               Any taxes payable on income earned from the investment of the Deposit shall be paid by the Sellers, as and to the extent required under the provisions of the Code and its regulations, whether or not the income was distributed by Escrow Agent during any particular year.  In order to permit the Sellers to satisfy their tax obligations attributable to the taxable income and gain earned from the investment of the Deposit, within ten (10) days after the end of each calendar quarter (a “Quarter”) during which any Primary Escrow Funds or Secondary Escrow Funds are on balance in the Primary Escrow Account or the Secondary Escrow Account, Escrow Agent shall distribute to Representative, on behalf of the Sellers, to the account or accounts designated by Representative, an amount equal to 52% of all income earned on the investment of the Deposit during such Quarter (the “Tax Distribution”).

9.5                               Escrow Agent shall have no responsibility for the preparation or filing of any tax or information return with respect to any transaction, whether or not related to this Agreement (or a related agreement), that occurs outside the escrow created by this Agreement.

9.6                               Buyer and Representative shall each furnish Escrow Agent with an IRS Form W-8 or IRS Form W-9, as applicable, and Representative shall deliver or cause to be delivered to Escrow Agent on or prior to the execution of this Agreement, a properly completed Form W-9 from each Seller.  Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

9.7                               Except as otherwise required by applicable law, neither any Seller, any Party nor Escrow Agent shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section ARTICLE IX.

ARTICLE XIndemnification.  The Parties shall jointly and severally indemnify and defend Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (“Indemnitees”) from and to hold them harmless against any losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) (other than the normal administrative and other costs associated with acting as an escrow agent, for which Escrow Agent shall be compensated in accordance with Section ARTICLE XI) (collectively “Losses”) arising out of or in connection with (i) Escrow Agent’s performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of any Indemnitee, or (ii) Escrow Agent’s following any instructions or directions in accordance with the terms of this Agreement, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee.  The indemnity obligations set forth in this

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Section ARTICLE X shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

ARTICLE XIEscrow Costs.

(a)                                 Escrow Agent shall be paid reasonable fees for the services to be rendered hereunder and shall be reimbursed for certain reasonable, out-of-pocket expenses incurred in accordance with the performance of such services, which fees and reimbursable expenses are set forth on Schedule B attached hereto.  Buyer will pay 50% of such fees and expenses and Representative (on behalf of the Sellers) shall pay the other 50% of such fees and expenses; provided that after disbursement of the entire Primary Escrow Amount, Representative (on behalf of the Sellers) shall pay 100% of such fees and expenses.

(b)                                 Each of the Parties further agrees to the disclosures and agreements set forth in Schedule B.

ARTICLE XIILimitations on Rights to Escrow Funds.  Neither of the Parties shall have any right, title or interest in or to, or possession of, the Deposit and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Deposit, unless and until such Deposit has been disbursed pursuant to Sections ARTICLE V above.

ARTICLE XIIINotices.  Except as otherwise provided in Section 26 below, all communications hereunder shall be in writing or set forth in a PDF (hereinafter defined) attached to an email, and all such communications from a Party to another Party or from a Party or the Parties to Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, to the extent one is provided below (with delivery confirmation), email (with delivery confirmation) or overnight courier (providing proof of delivery) only to the appropriate fax number, email address, or notice address set forth for each party as follows:

To Buyer:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Steve Stagner and Alex Weiss Facsimile No.: 713-921-4053 Email: Steve.Stagner@mattressfirm.com Email: Alex.Weiss@mattressfirm.com

with a copy (which shall not constitute notice) to:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Kindel L. Elam, General Counsel Facsimile No.: 713-921-4053 Email: kindel.elam@mattressfirm.com

and with a copy (which shall not constitute notice) to:	Norton Rose Fulbright 1301 McKinney, Suite 5100 Houston, Texas 77010

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Attention: Gene G. Lewis Facsimile: (713) 651-5246 Email: gene.lewis@nortonrosefulbright.com

To Representative:	Dale R. Carlsen 4365 Whispering Oak Circle Granite Bay, CA 95746 Email: daleprivate@sleeptrain.com

with a copy (which shall not constitute notice) to:	Paul Grimm 8475 Winterhawk Lane Granite Bay, CA 95746 Email: pgrimm@grimmlaw.com

with a copy (which shall not constitute notice) to:	Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, CA 94111 Attention: Derek H. Wilson Email: DWilson@sflaw.com

To Escrow Agent:	JPMorgan Chase Bank, N.A. 712 Main Street, 5th Floor South Houston, Texas 77002 Attn: Susie Becvar, Escrow Services Tel: 713-216-1691 Facsimile No.: 713-216-6927 Email: sw.escrow@jpmorgan.com

Any party hereto may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other parties hereto prior written notice thereof in the manner herein set forth in this Section 13.

ARTICLE XIVEntire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties, on the one hand, and Escrow Agent, on the other hand, with respect to the subject matter hereof and supersedes any prior understandings or agreements by or between the Parties, on the one hand, and Escrow Agent, on the other hand, whether written or oral, that may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties and Escrow Agent.  No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.  Notwithstanding anything in this Agreement to the contrary, as between the Parties, if there is an inconsistency between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will control.

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ARTICLE XVAssigns and Assignment.  This Agreement may not be assigned without the prior consent of Escrow Agent and each of the Parties, but all actions taken hereunder shall inure to the benefit of and shall be binding upon the Parties and Escrow Agent and upon all of their respective successors and assigns; provided, however, that Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 8.5 hereof and except to any entity into which Escrow Agent may be merged or consolidated or to any entity to whom Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes in writing all of the obligations of Escrow Agent hereunder.  Furthermore, Escrow Agent must be satisfied with all required Patriot Act, Know Your Customer (“KYC”) Anti-Money Laundering (“AML”), and other information delivered by the assigning Party, including new contact information for notices, new funds transfer instructions and an updated Schedule C, prior to such assignment becoming effective and allow a reasonable amount of time for Escrow Agent to perform its due diligence involving the review of such information.

ARTICLE XVIWithholding.  Notwithstanding any provision to the contrary herein, Escrow Agent shall be entitled to deduct and withhold from any disbursements of the Deposit hereunder such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party in respect of which Escrow Agent made such withholding or deduction.

ARTICLE XVIINo Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any party other than Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

ARTICLE XVIIIInterpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

ARTICLE XIXNo Waiver.  No waiver by any party hereto of any default by any other party hereto in the performance of any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner release the defaulting party from, performance of any other provision, condition, or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting party from future performance of the same provision, condition, or requirement.  Any delay or omission of any party hereto to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of any party hereto to perform its obligations hereunder shall not release the other parties hereto from the performance of such obligations.

ARTICLE XXSeverability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

ARTICLE XXINo Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any party hereto.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

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ARTICLE XXIIDisbursements on Non-Business Days.  In the event that a disbursement of the Deposit hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.  “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

ARTICLE XXIIIGoverning Law.  The legal relations between the Parties, on the one hand, and Escrow Agent, on the other hand, with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of Delaware without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising under this Agreement that involves Escrow Agent, on the one hand, and either or both of the Parties, on the other hand.

ARTICLE XXIVChoice of Forum.  Any dispute, controversy, claim, or action arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, validity, interpretation, application, or termination hereof, shall be brought in the federal or state courts located in the City of Wilmington, State of Delaware.  With respect to all such disputes, controversies, claims, or actions arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each of the Parties and Escrow Agent (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby in any other court.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

ARTICLE XXVCounterparts.  This Agreement and any joint instructions may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and Escrow Agent and may be used in lieu of an original Agreement for all purposes.  Signatures of the Parties and Escrow Agent transmitted by facsimile or other electronic transmission shall be deemed to be original signatures of each party whose signature it reproduces and shall be binding upon such party for all purposes.  Minor variations in the form of signature pages of this Agreement, including footers from earlier versions of this Agreement, shall be disregarded in determining any intent of a Party or Escrow Agent or the effectiveness of such signature.

ARTICLE XXVISecurity Procedures.  Notwithstanding anything to the contrary set forth in Section 13, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, must be in writing or set forth in a PDF attached to an email, executed by the appropriate Party or Parties in accordance with the terms of this Agreement, may be given to Escrow Agent only by confirmed facsimile or by emailed PDF and no instruction for or related to the transfer or

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distribution of the Deposit, or any portion thereof, shall be deemed delivered and effective unless Escrow Agent actually shall have received such instruction by facsimile or by emailed PDF at the number or email provided to the Parties by Escrow Agent in accordance with Section 13 and as further evidenced by a confirmed transmittal to that number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder.  Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Deposit if delivered to any other fax number or email address including but not limited to a valid email address of any employee of Escrow Agent other than in accordance with Section 13.

26.1                        In the event funds transfer instructions are so received by Escrow Agent by facsimile or emailed PDF, which has been executed by the appropriate Party or Parties as evidenced by the signature of the person or persons executing this Agreement or one of their designated persons set forth on the Designation of Authorized Representatives attached hereto as Schedules C-1 and C-2 (each an “Authorized Representative”), Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on such Schedule C-1 and C-2  hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be an Authorized Representative.  Each Designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party.  The person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule C-1 and C-2 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule C-1 and C-2.  A Party may change its respective persons and telephone numbers for call-backs only in a writing actually received and acknowledged by Escrow Agent. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in the funds transfer instruction provided by the relevant Party or Parties and confirmed by an Authorized Representative.  Further, the beneficiary’s designated bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative, even though it identifies a person different from the named beneficiary.  No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.

26.2                        Buyer acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 26.1 above:

Buyer’s Bank account information:	Bank name:
Bank address:

ABA number:

Account name:
Account number:

Representative acknowledges that Escrow Agent is authorized to disburse any funds due to the Representative, on behalf of and for the benefit of the Sellers under this Agreement, and shall perform a verifying call-back as set forth in Section 26.1 to the bank account or bank accounts designated in writing by the Representative.

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26.3                        In addition to their respective funds transfer instructions as set forth in Section 26.2 above, the Parties acknowledge that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”).  Accordingly, the Parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary, by facsimile in accordance with this Section ARTICLE XXVI.  Any such Standing Settlement Instructions shall be set up in writing in advance of any actual transfer request and shall contain complete funds transfer information (as set forth above) for the beneficiary.  Any such set-up of Standing Settlement Instructions (other than those established concurrently with the execution of this Agreement), and any changes in existing set-up, shall be confirmed by means of a verifying callback to an Authorized Representative.  Standing Settlement Instructions will continue to be followed until cancelled by the Parties jointly in a writing signed by an Authorized Representative and delivered to Escrow Agent in accordance with this Section.  Once set up as provided herein, Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

26.4                        The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.  Furthermore, the Parties acknowledge that the security procedures set forth in this Section ARTICLE XXVI are commercially reasonable.

ARTICLE XXVIICompliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE XXVIIIPatriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm the Parties’ identities including name, address and organizational documents (“identifying information”). The Parties agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

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ARTICLE XXIXInformation.  The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the escrow account is maintained, or in which the transaction is conducted.  The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

BUYER:

MATTRESS FIRM, INC.

By:
Name:
Title:

REPRESENTATIVE:

Dale R. Carlsen

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Signature Page to

Escrow Agreement

Schedule A

Shareholder Representative Notice

Date:

JPMorgan Chase Bank, N.A.

Escrow Services

712 Main Street, 5th Floor South

Houston, Texas  77002

Attn:  Susie Becvar

Fax No.: (713) 216-6927

Email Address:  sw.escrow@jpmorgan.com

Re:  Mattress Firm, Inc., Dale R. Carlsen, an individual, not individually, but solely in his capacity as Shareholder Representative, and JPMorgan Chase Bank, N.A. — Escrow Agreement dated  [           ], 2014 Escrow Account no. [TBD    ]

Dear Ms. Becvar:

We refer to an escrow agreement dated [          ], 2014 between Mattress Firm, Inc., Dale R. Carlsen, an individual, not individually, but solely in his capacity as Shareholder Representative, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Shareholder Representative instructs the Escrow Agent to release the Secondary Escrow Funds, or the portion specified below, to the specified party as instructed below.

Amount:  $

Beneficiary

City

Country

Bank

Bank address

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

Schedule A to
Escrow Agreement

SHAREHOLDER REPRESENTATIVE:

Name:

Date:
Title:

Schedule B

Schedule of Fees and Disclosures for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	Waived

Encompassing review, negotiation and execution of governing documentation, opening of the accounts, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$2,500.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter (commencing on the first anniversary of the date of this Agreement), without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions

•                                     Please note that this fee quoted is subject to a review of the transaction documents provided and completion of an internal due diligence review. Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•                                     Payment of the invoice is due upon receipt.

•                                     The escrow deposit shall be continuously invested in interest bearing demand deposit account. Interest bearing demand deposit accounts have rates of interest or compensation that may vary from time to time as determined by Escrow Agent.

Disclosures and Agreements

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule).  Each Party represents and warrants to the Escrow Agent that for

Schedule B to
Escrow Agreement

purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, each Party acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

OFAC Disclosure.  Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property.  Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Deposit is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Deposit, any investment or disposition of the Deposit, use of the escrow demand deposit account or any other activities under this

Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

Money Market Deposit Account Disclosure and Agreement.  If a Money Market Deposit Account (“MMDA”) is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Schedule C-1

Mattress Firm, Inc.

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, Kindel L. Elam, being the duly elected, qualified and acting Executive Vice President, General Counsel and Secretary of Mattress Firm, Inc. (“Mattress Firm”), does hereby certify:

1.                                   That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                                 , 20    , by and among Mattress Firm, Representative and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

Steve Stagner		(713) 923-1090
(cell)

Alex Weiss		(713) 923-1090
(cell)

(cell)

2.                                   That pursuant to Mattress Firm’s governing documents, as amended, the undersigned has the power and authority to execute this Designation of Authorized Representatives (“Designation”) on behalf of Mattress Firm, and that the undersigned has so executed this Designation this            day of             , 20    .

Signature:

Name:	Kindel L. Elam

Title:	Executive Vice President, General Counsel and Secretary

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE C-1.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule C-2

Dale R. Carlsen, Representative

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned Representative hereby certifies:

1.              That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                                 , 20    , by and among Mattress Firm, Representative and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

Dale R. Carlsen		(cell)

[ ]		[ ]
(cell)

(cell)

Signature:

Name:	Dale R. Carlsen, Representative

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE C-2.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Exhibit A

Seller Percentage Allocations

Seller	Allocation Percentage
Dale R. Carlsen Stock Trust U.D.T. August 5, 1997	52.3089
The Sleep Train, Inc. Employee Stock Ownership Plan and Trust	26.8209
Killgore Family Trust dtd 10/15/2009	3.0001
Combest, Michael	2.6581
Dunn, Mike	2.3422
Grimm, Paul	1.7705
Dale R. Carlsen Irr. Trust	1.5613
Kathryn W. Carlsen Irr. Trust	1.5613
Joseph P. Carlsen 2000 Trust	1.4700
Meghan Carlsen 2000 Trust	1.4700
Moretton, Kevin	1.3802
Carlsen, Scott	0.5398
Alves, Hernani	0.2615
Anderson, Matthew	0.2615
Baxter, Brian	0.2615
DiCorti, Peter	0.2615
Haitz, John	0.2615
Jackson, Tracy	0.2615
Jessell, Matthew	0.2615
Kerr, Bruce	0.2615
Lavelle, Michael	0.2615
Tseu, Marc	0.2615
Wilson, Michael	0.2615
Pardee, Elaine	0.2402
100.00%

EXHIBIT C

RELEASE AND WAIVER

THIS RELEASE AND WAIVER (this “Release and Waiver”) dated [                                ], 2014 (the “Effective Date”) is given in connection with and in reliance upon the consummation of the transactions contemplated by that certain Purchase and Sale Agreement, dated September 3, 2014 (the “Purchase Agreement”), by and among Mattress Firm, Inc., a Delaware corporation (“Buyer”), Mattress Firm Holding Corp., a Delaware corporation (“MFRM”), The Sleep Train, Inc., a California corporation (the “Company”), the undersigned shareholder of the Company (the “Seller”), the other shareholders of the Company signatory thereto, Dale R. Carlsen, individually, solely for the purposes of Sections 3.6 and 6.5 therein, Robert D. Killgore, individually, solely for purposes of Sections 3.7 and 6.5 therein, and Dale R. Carlsen, in his capacity as the representative of the shareholders of the Company, and in consideration of the payments and other consideration received by the undersigned thereunder.  Notwithstanding the foregoing, the Seller represents and acknowledges that in executing this Release and Waiver, the Seller does not rely and has not relied upon any representation or statement, oral or written, not set forth herein or in the Purchase Agreement made by Buyer, MFRM, the Company, or any of their respective agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release and Waiver or otherwise.

1.                                      As of the Effective Date, the Seller hereby unconditionally, irrevocably, completely, and forever RELEASES, DISCHARGES and ACQUITS the Company and its shareholders, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, attorneys, and any other party associated with the Company (collectively with the Company, the “Company Parties”), to the fullest extent permitted by applicable law, from any and all claims, obligations, costs, losses, expenses (including attorney’s fees), causes of action, rights, demands, debts, liens, liabilities or damages of any nature whatsoever, whether known or unknown, pending or threatened, direct or contingent, suspected or unsuspected, including, without limitation, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort which the Seller has now or at any time hereafter may have by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever that has arisen, occurred or accrued on or prior to the Effective Date against any of the Company Parties, including, without limitation, any claims (i) that arise out of the management or control of, or services provided to, the Company, (ii) that arise, whether in contract or in tort, based upon fraud or misrepresentation, breach of duty or common law, or (iii) that arise under or by virtue of any judicial decision, statute or regulation, for past, present, known, and unknown injuries, property or economic damage, and all other losses and damages of any kind, provided, however, that notwithstanding the foregoing, the releases granted herein shall not be deemed to release or waive any claim, demand, or cause of action, or damages and remedies related thereto, arising out of or in connection with: (A) the contracts listed on Exhibit A attached hereto, (B) any accrued and unpaid remuneration (including any bonus earned but as yet unpaid) or unreimbursed expenses, but solely to the extent accrued as a current liability of the Company as of the Effective Date, (C) any claims that cannot be released or waived by law, including without limitation any unemployment compensation claim or workers’ compensation claim (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (D) any rights relating exclusively to employee welfare or pension benefits as governed by the Employee Retirement Income Security Act of 1976, as amended, (E) any right of any Seller in any item listed on Schedule 4.20(a) of the Disclosure Schedule to the Purchase Agreement that remains outstanding as of the Effective Date, (F) any right of any Seller under any insurance policy that was in effect on or prior to the Effective Date or the proceeds thereof (G) any right of any Seller to indemnification in his, her or its capacity as a director or an officer of the Company to the extent provided in any written agreement or the articles of incorporation, bylaws or other organizational documents of any of the Company Parties, in each case as in effect as of the Effective Date.  In addition, the Seller hereby waives all rights and benefits afforded by any state laws, including but not limited to California Civil Code section 1542, which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his, her or its favor at the time of executing the release which, if known by the Seller, must have materially affected the Seller’s settlement with the other party.  The Seller acknowledges that the Seller is assuming the risk of such unknown claims, understands that this Release and Waiver applies thereto and expressly intends to waive such claims to the full extent that the Seller may lawfully do so. For the avoidance of doubt, the Company Parties as defined and used herein shall not include the Buyer or MFRM and the Buyer and MFRM shall not be entitled to rely on or enforce this Agreement in their own right.

2.                                      The Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind against any of the Company Parties based upon any claim released hereby.  The Seller agrees to INDEMNIFY and DEFEND the Company Parties and to HOLD the Company Parties HARMLESS against all damages, liabilities and expenses (including reasonable attorney’s fees) from all claims that have been or that may later be asserted against any of the Company Parties by any person, entity, firm, or corporation claiming by, through, or on behalf of the Seller with respect to the claims released hereby.

3.                                      The Seller represents and agrees that the Seller fully understands his, her or its right to discuss all aspects of this Release and Waiver with his, her or its private attorney, that to the extent, if any, that the Seller desires, the Seller has availed himself, herself or itself of this right, that the Seller has carefully read and fully understands all of the provisions of this Release and Waiver and that the Seller is voluntarily entering into this Release and Waiver.

4.                                      Severability.  If any term or provision of this Release and Waiver or the application hereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Release and Waiver or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Release and Waiver shall be valid and enforceable to the fullest extent permitted by law.

5.                                      Amendment.  This Release and Waiver may not be amended, supplemented or modified except in writing signed by the person(s) against whose interest(s) such change shall operate.

6.                                      Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.                                      Choice of Law.  The validity, construction and performance of this Release and Waiver and any action arising out of or relating to this Release and Waiver shall be governed by the laws of the State of California, without regard to the laws of such State as to choice or conflict of laws.

8.                                      Consent to Forum, Venue and Jurisdiction.  Each party hereto agrees that any action or proceeding arising out of or related to this Release and Waiver shall be brought and decided in the federal and/or state courts in Placer County, California and (i) irrevocably submits to the jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, and (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto.

9.                                      Construction.  Captions and paragraph headings used in this Release and Waiver are for convenience only, are not part of this Release and Waiver, and shall not be used in construing it.  All

3

words used in this Release and Waiver will be construed to be of such gender or number as the circumstances require.

10.                               Counterparts.  This Release and Waiver may be executed in multiple counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

[Remainder of page intentionally blank.  Signature page follows.]

4

IN WITNESS WHEREOF, the undersigned have caused this Release and Waiver to be duly executed as of the date first set forth above.

COMPANY:
THE SLEEP TRAIN, INC.
By:
Name:
Title:

Signature Page to Release and Waiver

SELLER:

[Name]

Signature Page to Release and Waiver

Exhibit A

This Agreement

The Purchase Agreement and all documents contemplated or referenced therein (including without limitation the Escrow Agreement, Employment Agreements with Dale R. Carlsen and Robert D. Killgore, Employee Restricted Stock Agreement in favor of Robert D. Killgore, Joinder to Registration Rights Agreement in favor of parties affiliated with Dale R. Carlsen and Robert D. Killgore and Contribution Agreement)

Buy-Sell Agreement dated September 27, 2009, between the 2009 Owners (The Dale R. Carlsen, trustee of the Dale R. Carlsen Stock Trust; Michael J. Dunn; Robert D. Killgore; Kevin M. Moretton; Michael Combest; Scott A. Carlsen; Paul L. Grimm; Elaine Pardee; Kathryn W. Carlsen, trustee of the Meghan E. Carlsen 2000 Trust; and Kathryn W. Carlsen, trustee of the Joseph P. Carlsen 2000 Trust) and the Company

Promissory Note from the Company dated September 24, 2010 payable to Dale R. Carlsen, Trustee of the Dale. R. Carlsen Stock Trust dated August 5, 1997

Promissory Note from the Company dated January 5, 2006, payable to Dale R. Carlsen, Trustee of the Dale R. Carlsen Family Revocable Trust U.D.T. 8/5/97

The Company’s headquarters offices (the building at 2205 Plaza Drive, and suites on the 2nd floor of 2204 Plaza Drive, in Rocklin, California) are leased from Cabernet Sunsets, LLC, of which Dale Carlsen owns a majority interest and various other Sellers and third parties hold minority interests pursuant to the following leases:

a.                              Standard Industrial/Commercial Single-Tenant Lease — Net dated December 15, 2010, between Cabernet Sunsets, LLC and the Company (2205 Plaza Drive building)

b.                              Standard Industrial/Commercial Single-Tenant Lease — Net dated January 1, 2012, between Cabernet Sunsets, LLC and the Company (2204 Plaza Drive, Suites 200, 205, 210, 215 and 220)

[notes to shareholders to be listed]

[SARs agreements to be listed]

[Tax deposits to be listed]

EXHIBIT D

JOINDER TO
REGISTRATION RIGHTS AGREEMENT

This Joinder to Registration Rights Agreement (this “Joinder to Registration Rights Agreement”), dated as of [            ], 2014 (the “Effective Date”), is entered into by Dale R. Carlsen Stock Trust U.D.T. (“Carlsen Trust”)(1) and Killgore Family Trust dtd 10/15/2009 (collectively with Carlsen Trust, the “New Stockholders”) and is approved by Mattress Firm Holding Corp., a Delaware corporation (together with its successors and assigns, the “Company”), the undersigned Sponsor Stockholder and the undersigned Non-Sponsor Stockholders holding a majority of the shares held by the Non-Sponsor Stockholders.  This Joinder to Registration Rights Agreement will be effective upon execution by the New Stockholders, the Company, the Sponsor Stockholder, and Non-Sponsor Stockholders holding a majority of the shares held by all Non-Sponsor Stockholders.

Reference is hereby made to that certain Registration Rights Agreement entered into as of the 23rd day of November, 2011 by and among (i) the Company, (ii) Mattress Holdings, LLC (the “Parent”) and (iii) certain equity holders of the Parent (the “Registration Rights Agreement”).  Each capitalized term not otherwise defined herein shall have the meaning given to it in the Registration Rights Agreement.

WHEREAS, the Company and its subsidiary Mattress Firm, Inc., a Delaware corporation (“MFI”), have entered into that certain Purchase and Sale Agreement dated September 3,, 2014 by and among MFI, the Company, The Sleep Train, Inc., the shareholders of The Sleep Train, Inc., Dale R. Carlsen, individually, solely for the purposes of Sections 3.6 and 6.5 therein, Robert D. Killgore, individually, solely for purposes of Sections 3.7 and 6.5 therein, and Dale R. Carlsen, as Shareholder Representative (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Company and MFI have agreed to provide the New Stockholders certain registration rights pursuant to the Registration Rights Agreement commencing six months after the Effective Date;

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder to Registration Rights Agreement hereby agree as follows:

By executing this Joinder to Registration Rights Agreement, effective as of the Effective Date, each of the New Stockholders hereby agrees to and shall become a party to the Registration Rights Agreement as a Stockholder and, as such, shall be entitled to all of the rights and privileges, and bound by all of the terms and conditions, thereof.

[Signature Pages Follow]

(1)  Add Carlsen Affiliates, if applicable.

IN WITNESS WHEREOF, the undersigned have executed this Joinder to Registration Rights Agreement effective as of the Effective Date.

NEW STOCKHOLDERS:

DALE R. CARLSEN STOCK TRUST U.D.T.

By:
, Trustee

KILLGORE FAMILY TRUST DTD 10/15/2009

By:
Robert D. Killgore, Trustee

By:
Jernee’ V. Killgore, Trustee

This Joinder to Registration Rights Agreement is hereby approved by the Company, the Sponsor Stockholder and Non-Sponsor Stockholders holding a majority of the shares held by the Non-Sponsor Stockholders.

COMPANY:

MATTRESS FIRM HOLDING CORP.

By:
Name:
Title:

SPONSOR STOCKHOLDER:

JWC MATTRESS HOLDINGS, LLC

By:
Name:
Title:

NON-SPONSOR STOCKHOLDERS:

James R. Black

John W. Childs

Stephen G. Fendrich

David A. Fiorentino

Bruce Levy

R. Stephen Stagner

Adam L. Suttin

Frederick C. Tinsey III

William E. Watts

Karrie Forbes

Matthew Forbes

Dan McGuire

2

Kenneth Murphy

Craig McAndrews

3